Exhibit 10.2

Portions of this Exhibit 10.2 have been omitted based upon a request for confidential treatment. This Exhibit 10.2, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

$1,865,000,000

CREDIT AGREEMENT

KAR HOLDINGS II, LLC

Holdings

KAR HOLDINGS, INC.

Borrower

the Lenders party hereto

BEAR STEARNS CORPORATE LENDING INC.

Administrative Agent

UBS SECURITIES LLC

Syndication Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.

DEUTSCHE BANK SECURITIES INC.

Co-Documentation Agents

BEAR, STEARNS & CO. INC.

UBS SECURITIES LLC

GOLDMAN SACHS CREDIT PARTNERS L.P.

Joint Bookrunners

Dated as of April 20, 2007

BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC

Joint Lead Arrangers

i

SECTION 5. REPRESENTATIONS AND WARRANTIES		51

5.1.	Financial Condition	51
5.2.	No Change	51
5.3.	Corporate Existence; Compliance with Law	52
5.4.	Power; Authorization; Enforceable Obligations	52
5.5.	No Legal Bar	52
5.6.	Litigation	53
5.7.	No Default	53
5.8.	Ownership of Property; Liens	53
5.9.	Intellectual Property	53
5.10.	Taxes	53
5.11.	Federal Regulations	53
5.12.	Labor Matters	53
5.13.	ERISA	54
5.14.	Investment Company Act; Other Regulations	54
5.15.	Subsidiaries	54
5.16.	Use of Proceeds	54
5.17.	Environmental Matters	54
5.18.	Accuracy of Information, etc.	55
5.19.	Security Documents	56
5.20.	Solvency	57
5.21.	Regulation H	57
5.22.	Certain Documents	57
5.23.	Anti Terrorism Laws	57

SECTION 6. CONDITIONS PRECEDENT		58

6.1.	Conditions to Initial Extension of Credit	58
6.2.	Conditions to Each Extension of Credit	60

SECTION 7. AFFIRMATIVE COVENANTS		61

7.1.	Financial Statements	61
7.2.	Certificates; Other Information	62
7.3.	Payment of Obligations	63
7.4.	Maintenance of Existence; Compliance	63
7.5.	Maintenance of Property; Insurance	63
7.6.	Inspection of Property; Books and Records; Discussions	64
7.7.	Notices	64
7.8.	Environmental Laws	64
7.9.	Interest Rate Protection	65
7.10.	Additional Collateral, etc.	65
7.11.	Use of Proceeds	66
7.12.	Further Assurances	66
7.13.	Post-Closing Items	67

SECTION 8. NEGATIVE COVENANTS		67

8.1.	Financial Condition Covenants.	67
8.2.	Indebtedness	68

8.3.	Liens	71
8.4.	Fundamental Changes	72
8.5.	Disposition of Property	73
8.6.	Restricted Payments	74
8.7.	Capital Expenditures	75
8.8.	Investments	76
8.9.	Optional Payments and Modifications of Certain Debt Instruments	77
8.10.	Transactions with Affiliates	78
8.11.	Sales and Leasebacks	79
8.12.	Hedge Agreements	79
8.13.	Changes in Fiscal Periods	79
8.14.	Negative Pledge Clauses	79
8.15.	Clauses Restricting Subsidiary Distributions	79
8.16.	Lines of Business	80
8.17.	Amendments to Acquisition Documents	80

SECTION 9. EVENTS OF DEFAULT		81

SECTION 10. THE AGENTS		84

10.1.	Appointment	84
10.2.	Delegation of Duties	85
10.3.	Exculpatory Provisions	85
10.4.	Reliance by Agents	85
10.5.	Notice of Default	85
10.6.	Non-Reliance on Agents and Other Lenders	86
10.7.	Indemnification	86
10.8.	Agent in Its Individual Capacity	86
10.9.	Successor Administrative Agent	86
10.10.	Agents Generally	87
10.11.	Agents Other than the Administrative Agent	87
10.12.	Withholding Tax	87

SECTION 11. MISCELLANEOUS		87

11.1.	Amendments and Waivers	87
11.2.	Notices	89
11.3.	No Waiver; Cumulative Remedies	91
11.4.	Survival of Representations and Warranties	91
11.5.	Payment of Expenses and Taxes; Indemnity	91
11.6.	Successors and Assigns; Participations and Assignments	92
11.7.	Adjustments; Set-off	95
11.8.	Counterparts	95
11.9.	Severability	95
11.10.	Integration	96
11.11.	GOVERNING LAW	96
11.12.	Submission To Jurisdiction; Waivers	96
11.13.	Acknowledgments	96
11.14.	Releases of Guarantees and Liens	97
11.15.	Confidentiality	97

11.16.	WAIVERS OF JURY TRIAL	98
11.17.	Delivery of Addenda	98
11.18.	USA PATRIOT Act	98
11.19.	Certain Undertakings with Respect to Securitization Subsidiaries	98

ANNEX:

A	Pricing Grids

SCHEDULES:

1.1	Mortgaged Property
1.2	Excluded Real Property
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.15	Subsidiaries
5.17	Environmental Matters
7.13	Post-Closing Items
8.2(d)	Existing Indebtedness
8.3(i)	Existing Liens
8.8(e)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate of the Guarantors
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
F-2	Form of Legal Opinion of Becca Polak, Associate General Counsel of ADESA
F-3	Form of Legal Opinion of Sidney Kerley, Corporate Counsel of IAAI
F-4	Form of Legal Opinion of Osler, Hoskin & Harcourt LLP
F-5	Form of Legal Opinion of Blackwell Sanders Peper Martin LLP
F-6	Form of Legal Opinion of Herold and Haines, P.A.
F-7	Form of Legal Opinion of Ice Miller LLP
G	Form of Exemption Certificate
H-1	Form of Term Note
H-2	Form of Revolving Note
H-3	Form of Swingline Note
I	Form of Addendum
J	Form of Solvency Certificate
K	Form of Closing Certificate of the Borrower

v

THIS CREDIT AGREEMENT, dated as of April 20, 2007, among KAR HOLDINGS II, LLC, a Delaware limited liability company (“Holdings”), KAR HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC, as joint lead arrangers (in such capacity, each a “Lead Arranger,” and collectively, the “Lead Arrangers”), UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P. and DEUTSCHE BANK SECURITIES INC., as co-documentation agents (in such capacity, each a “Co-Documentation Agent,” and collectively, the “Co-Documentation Agents”), BEAR, STEARNS & CO. INC., UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Bookrunners (in such capacity, each a “Joint Bookrunner,” and collectively, the “Joint Bookrunners”) and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

Recitals

WHEREAS, Holdings and Borrower have entered into a certain Agreement and Plan of Merger, dated as of December 22, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Holdings, Borrower, KAR Acquisition, Inc., a Delaware corporation (“AcquisitionCo”) and ADESA, Inc., a Delaware corporation (“ADESA”), pursuant to which ADESA will be acquired by Borrower and Holdings by a merger of AcquisitionCo with and into ADESA, with ADESA continuing as the surviving corporation succeeding to all rights and obligations of AcquisitionCo by operation of law (the “Merger”);

WHEREAS, prior to the Merger, in exchange for the issuance and sale of common stock of Holdings, all of the outstanding Capital Stock of Axle Holdings, Inc., a Delaware corporation which is the sole shareholder of IAAI will be transferred to Holdings by the holders thereof and Holdings will receive additional equity of $790,000,000 in cash or as “rollover equity” in shares of stock of ADESA that otherwise would be entitled to receive merger consideration in the Merger and all such Capital Stock, cash and roll-over equity will be transferred by Holdings to the Borrower as a contribution to the Borrower’s common equity capital (collectively, the “Equity Contribution”); and

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate amount not to exceed $1,865,000,000, consisting of $1,565,000,000 aggregate principal amount of the Initial Term Loans and up to $300,000,000 aggregate principal amount of Revolving Loans, the proceeds of which will be used to finance a portion of the merger consideration for the Merger, pay Transaction Costs, refinance the Existing Indebtedness and for ongoing working capital needs and general corporate purposes of the Borrower and its Subsidiaries.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower hereunder, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition”: the Merger and all related transactions contemplated by the Acquisition Documentation.

“AcquisitionCo”: as defined in the Recitals hereto.

“Acquisition Documentation”: collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into to effectuate the Merger.

“Addendum”: an instrument, substantially in the form of Exhibit I or otherwise satisfactory to the Administrative Agent, by which a Person becomes a party to this Agreement as a Lender.

“ADESA”: as defined in the Recitals.

“Adjustment Date”: as defined in the Pricing Grids.

“Administrative Agent”: as defined in the preamble to this Agreement.

“AFC—Canada”: Automotive Finance Canada, an Ontario corporation.

“AFC—US”: Automotive Finance Corporation, an Indiana corporation.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents, the Joint Bookrunners, the Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time, (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Applicable Margin”: prior to the first Adjustment Date, for each Type and class of Loan the rate per annum set forth below opposite the description of such Loan:

Eurodollar Initial Term Loans	2.25%

Eurodollar Revolving Loans	2.25%

Base Rate Initial Term Loans	1.25%

Base Rate Revolving Loans and Swingline Loans	1.25%

provided that on and after the first Adjustment Date, the Applicable Margin will be determined pursuant to the Pricing Grids.

“Application”: an application, in a form as the Issuing Lender may reasonably specify from time to time to request the Issuing Lender open a Letter of Credit.

“Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including any issuance or sale of Capital Stock of any Subsidiary of the Borrower, but excluding any Disposition permitted by Section 8.5, other than any Dispositions permitted pursuant to clause (m) or (n) thereof) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Atlanta IRB Transaction”: the transactions entered into by ADESA Atlanta, LLC with the Development Authority of Fulton County, Georgia in connection with a wholesale automobile auction facility located in Fulton, Georgia on or about December 1, 2002.

“Available Retained ECF”: at any time, for the purpose of determining the amount (if any) available for Restricted Payments under Section 8.6(e), for Capital Expenditures under clause (iii) of Section 8.7, or for Investments under Section 8.8(q), the difference (if a positive number) between (a) the cumulative amount, for all then-completed fiscal years in which Excess Cash Flow was a positive number commencing with the fiscal year ending on or about December 31, 2008, of the portion of such Excess Cash Flow permitted to be retained by the Borrower for such fiscal years after giving effect to the payment required pursuant to Section 4.2(c) in respect of such fiscal years, minus (b) the sum of (i) the amount of Excess Cash Flow (expressed as a positive amount) for any fiscal year in which Excess Cash Flow was a negative number and (ii) all amounts previously expended for Restricted Payments under Section 8.6(e), for Capital Expenditures under clause (iii) of Section 8.7 or for Investments under Section 8.8(q).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Backstop L/C”: as defined in Section 3.7(b).

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Bank of New York as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Bank of New York in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 11.7(a).

“Blocked Person”: as defined in Section 5.23.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Securitization” means a Securitization the related documentation of which is governed by the laws of a jurisdiction in Canada.

“CapEx Pull-Forward Amount”: as defined in Section 8.7(b).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which would, in accordance with GAAP, be set forth as capital expenditures in the consolidated statement of cash flow of the Borrower, but excluding in any event any (i) Permitted Acquisitions, (ii) additions to fixed assets required by GAAP in respect of Leasehold Cost Overruns and (iii) any such expenditures made with the Net Cash Proceeds of the issuance of Capital Stock of Holdings or of any Asset Sale or Recovery Event not required to prepay the Loans in accordance with Section 4.2(b).

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: as defined in Section 3.7(a).

“Cash Collateralize”: as defined in Section 3.7(a).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 provided, however, that time deposits (including eurodollar time deposits), certificates of deposit (including eurodollar certificates of deposit) and bankers’ acceptances in an aggregate amount not to exceed $2,000,000 may be maintained at any commercial bank of recognized standing organized under the laws of the United States (or any State or territory thereof) that does not satisfy the capital and surplus requirements and rating requirements set forth in this clause (b); (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or AA by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

“Closing Certificate of the Borrower” a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit K.

“Closing Date”: April 20, 2007.

“Co-Documentation Agent”: as defined in the preamble to this Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grids.

“Commonly Controlled Entity”: any trade or business, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or (solely for purposes of Section 302 of ERISA and Section 412 of the Code) is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the Recitals hereto.

“Company Material Adverse Effect”: any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, has or have a material adverse effect on, or a material adverse change in, (A) the condition (financial or otherwise), properties, business or results of operations of ADESA and its Subsidiaries as conducted (as of the date of the Merger Agreement), taken as a whole; other than any effect, change, condition, occurrence, development, event or series of events or circumstances arising out of or resulting from: (i) any decrease in the market price or trading volume of ADESA’s securities or any effect resulting from any such change (provided that the underlying causes of such decrease shall be considered in determining whether there is a Company Material Adverse Effect); (ii) any change in Law, GAAP or interpretation or enforcement thereof that applies to ADESA and the Subsidiaries of ADESA, including the proposal or adoption of any new Law or GAAP; (iii) any change, occurrence, development, event, or series of events or circumstances affecting the general economic or business conditions in the United States or any other country in which ADESA and the Subsidiaries of ADESA operate, provide or sell their products and services or otherwise do business; (iv) any change, occurrence, development, event, or series of events or circumstances affecting companies operating in the industries or markets in which ADESA and its Subsidiaries operate, provide or sell their products or services or otherwise do business; (v) any change, occurrence, development, event, or series of events or circumstances affecting national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; (vi) any action taken by ADESA at the written request of Borrower, Holdings, AcquisitionCo, the Agents or the Sponsors; or (vii) any change, occurrence, development, event, or series of events or circumstances principally resulting from the execution of the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement or principally due to the public announcement of the execution of the Merger Agreement or the transactions contemplated by the Merger Agreement, including, without limitation, the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, disruption in suppliers, distributors, partners or similar relationships, and any litigation brought by stockholders of ADESA in connection with the Acquisition; provided, that clause (vii) shall not apply with respect to the matters described in Section 3.4 and Section 3.5 of the Merger Agreement (including for purposes of Section 7.2(a) of the Merger Agreement insofar as Section 3.4 and Section 3.5 of the Merger Agreement are concerned); provided, further, that, in the case of the foregoing clauses (ii), (iii), (iv) and (v) above, such changes, conditions, occurrences, developments, events or circumstances do not disproportionately affect ADESA and its Subsidiaries taken as a whole relative to the other participants in the industry or geographic market in which ADESA and its Subsidiaries conduct their respective businesses), or (B) the ability of ADESA to perform its obligations under the Merger Agreement or to consummate the Acquisition or the other transactions contemplated in the Merger Agreement. For purposes of determining whether changes, conditions, occurrences, developments, events or circumstances relating to earthquakes, hurricanes or other natural disasters constitute a Company Material Adverse Effect, insurance proceeds received in respect of such earthquakes, hurricanes or other natural disasters and repairs made to the damages caused by such earthquakes, hurricanes or other natural disasters, in each case, on or prior to the applicable date of determination, shall be taken in to account in determining whether a Company Material Adverse Effect has occurred.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument (a copy of which shall be provided by the Administrative Agent to the Borrower upon request), subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement (including its obligation to fund a Loan) if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated March 2007 and furnished to the Lenders in connection with this Agreement.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the most recent Test Date to (b) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1) if since the beginning of such period the Borrower or any Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

(2) if since the beginning of such period the Borrower or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period;

(3) if since the beginning of such period the Borrower or any Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such Sale;

(4) if since the beginning of such period the Borrower or any Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business in a Permitted Acquisition, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period; and

(5) if since the beginning of such period any Person became a Subsidiary or was merged or consolidated with or into the Borrower or any Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings, synergies or annualized impact of buyer fee increases relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Current Assets”: at any date, all amounts from continuing operations (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, excluding all Securitization Assets on the balance sheet on the last day of the fiscal year that are sold thereafter in the ordinary course of a Permitted Securitization.

“Consolidated Current Liabilities”: at any date, all amounts from continuing operations (other than any accrued interest related to Indebtedness) that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein, excluding all accounts payable with respect to Securitization Assets on the balance sheet on the last day of the fiscal year that are sold thereafter in the ordinary course of a Permitted Securitization.

“Consolidated EBITDA”: for any period:

(a) Consolidated Net Income for such period plus,

(b) without duplication and to the extent reflected as a charge in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:

(i) the aggregate amount of all provisions for all taxes (whether or not paid, estimated or accrued) based upon the income and profits of the Borrower or alternative taxes imposed as reflected in the provision for income taxes in the Borrower’s consolidated financial statements,

(ii) interest expense, amortization or write-off of debt discount and debt issuance costs, and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),

(iii) depreciation and amortization expense,

(iv) amortization of intangibles (including goodwill) and organization costs,

(v) any extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash),

(vi) any cash compensation expense relating to the cancellation or retirement of stock options in connection with the Acquisition in an aggregate amount not to exceed $25,000,000,

(vii) non-cash compensation expenses from stock, options to purchase stock and stock appreciation rights issued to the management of the Borrower,

(viii) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (including deferred rent but excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made,

(ix) no more than $5,000,000 accrued in any fiscal year for payment to the Sponsors in respect of management, monitoring, consulting and advisory fees plus any related expenses and other amounts paid to the Sponsors to the extent permitted pursuant to Section 8.10(e),

(x) any impairment charges, write-off, depreciation or amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or to Statement of Financial Accounting Standards No. 142 and any other non-cash charges resulting from purchase accounting,

(xi) any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Acquisition, any acquisition consummated prior to the Closing Date or any Permitted Acquisition,

(xii) any loss realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any loss realized upon the sale or other disposition of any Capital Stock of any Person,

(xiii) any unrealized losses in respect of Hedge Agreements,

(xiv) any unrealized foreign currency translation losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(xv) the amount of any minority expense net of dividends and distributions paid to the holders of such minority interest,

(xvi) any costs, fees and expenses associated with the consolidation of the salvage operations of the Borrower and its Subsidiaries as described in the Confidential Information Memorandum,

(xvii) any costs, fees and expenses associated with the cost reduction, operational restructuring and business improvement efforts of any consulting firm engaged by the Borrower or its Subsidiaries to perform such service;

(xviii) any charges, costs, fees and expenses realized upon the termination of employees and the termination or cancellation of leases, software licenses or other contracts in connection with the operational restructuring and business improvement efforts of the Borrower and its Subsidiaries; and

(xix) any costs, fees and expenses related to the Acquisition and any other costs, fees and expenses incurred in connection with any Permitted Acquisition; minus

(c) to the extent included in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:

(i) interest income,

(ii) any extraordinary, unusual or non-recurring income or gains whether or not included as a separate item in the statement of Consolidated Net Income,

(iii) all non-cash gains on the sale or disposition of any property other than inventory sold in the ordinary course of business,

(iv) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (b)(viii) above),

(v) any gain realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any gain realized upon the sale or other disposition of any Capital Stock of any Person,

(vi) any unrealized gains in respect of Hedge Agreements, and

(vii) any unrealized foreign currency translation gains in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, all as determined on a consolidated basis; and plus

(d) the annualized impact of buyer fee increases on any business acquired in a Permitted Acquisition.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Senior Secured Leverage Ratio or the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto, as if such Material Acquisition occurred on the first day of such Reference Period, and, in the case of any Material Acquisition other than the Acquisition, Consolidated EBITDA may be increased by adding back any cost savings related thereto to the extent described as such in writing by the Borrower to the Administrative Agent and expected to be realized within 365 days of such Material Acquisition and all costs incurred to achieve such cost savings. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.

Notwithstanding the foregoing, (a) Consolidated EBITDA shall be deemed to be $102,900,000, $99,400,000, $88,100,000 and $80,700,000, respectively, for the fiscal quarters ending on or about March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, subject to the adjustments provided for in clauses (b) and (c) of this paragraph, (b) in determining Consolidated EBITDA at any time on or before June 30, 2007, Consolidated EBITDA for such period will be increased by $10,500,000 on account of anticipated cost savings related to the combination of the salvage auction businesses of IAAI and ADESA as reflected in the Confidential Information Memorandum, and (c) in determining Consolidated EBITDA at any time after June 30, 2007 and on or before June 30, 2008, Consolidated EBITDA may be increased by the difference between $10,500,000 and the cumulative amount of all such cost savings referred to in clause (b) of this paragraph that have been realized prior to such time.

“Consolidated Interest Expense”: for any period, (a) the total interest expense of the Borrower and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Subsidiaries, including any such interest expense consisting of

(i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Subsidiary, (iv) non-cash interest expense, (v) the interest portion of any deferred payment obligation and (vi) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (b) preferred stock dividends paid in cash in respect of Disqualified Capital Stock of the Borrower held by Persons other than the Borrower or a Subsidiary and minus (c) to the extent otherwise included in such interest expense referred to in clause (a) above, amortization or write-off of financing costs, in each case under clauses (a) through (c) as determined on a consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to interest rate Hedge Agreements.

“Consolidated Leverage Ratio”: the ratio of (a) Consolidated Total Debt on the last day of any fiscal quarter of the Borrower to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest recorded using the equity method, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Senior Secured Leverage Ratio”: the ratio of (a) Consolidated Total Debt on the last day of any fiscal quarter of the Borrower, except that portion thereof consisting of the Unsecured Notes and any other Indebtedness that is not secured by a Lien on any Property of any Group Member, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Consolidated Total Debt”: at any date, the aggregate amount shown or required by GAAP to be shown as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date in respect of all Indebtedness of the Borrower or any of its Subsidiaries then outstanding, excluding any such Indebtedness in connection with the Atlanta IRB Transaction.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings or a Parent on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director of Holdings or such Parent whose nomination for election to the board of directors of Holdings or such Parent is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings or such Parent.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or a common controlling Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Facilities”: to the extent specified by the Borrower by notice to the Administrative Agent, one or more other debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Cure Amount”: as defined in Section 8.1(b).

“Cure Right”: as defined in Section 8.1(b).

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d) above, prior to the date that is ninety-one (91) days after the later of the Revolving Termination Date and the date final payment is due on the Term Loans.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earnout Obligation”: an obligation to pay the seller in an acquisition a future payment that is contingent upon the financial performance of the business acquired in such acquisition exceeding a specified benchmark level and that becomes payable when such excess financial performance is achieved.

“ECF Percentage”: with respect to any fiscal year of the Borrower ending on or about December 31, 2008, 50.0%; provided, that the ECF Percentage shall be (i) reduced to 25.0% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 2.5 to 1.0 but equal to or greater than 2.0 to 1.0 and (ii) equal to 0% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 2.0 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability concerning protection or preservation of the environment and natural resources, including those relating to the generation, use storage, transportation, disposal, release, or threatened release of, or exposure to, Materials of Environmental Concern.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Contribution”: as defined in the Recitals hereto.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility for which the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash losses by the Borrower and its Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income, and (v) all Reserved Funds that were not expended in such fiscal year for the purposes for which they were reserved in the immediately preceding fiscal year over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures, Investments and Permitted Acquisitions (except from amounts designated as Reserved Funds in the preceding fiscal year, from Indebtedness Incurred and equity contributions received or from any Reinvestment Deferred Amount), (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iii) the aggregate amount of all regularly scheduled and voluntary principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gains, non-cash income and non-cash credits accrued by the Borrower and its Subsidiaries during such fiscal year, to the extent included in arriving at such Consolidated Net Income, and (vi) all amounts designated as Reserved Funds in such fiscal year.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2 (except any “Additional Notes” (as defined in any Indenture) issued after the Closing Date, the proceeds of which are not applied within 270 days after issuance to finance Capital Expenditures or a Permitted Acquisition).

“Excluded Real Property”: the owned real property listed on Schedule 1.2.

“Excluded Subsidiaries”: ADESA Importation Services, LLC, a Michigan limited liability company, ADESA Mexico, LLC, an Indiana limited liability company, and IRT Receivables Corp., an Indiana Corporation, in each case only for as long as it has assets having an aggregate value of less than $1,000,000 and no Indebtedness.

“Excluded Redemption Obligation”: an obligation (i) to purchase, redeem, retire or otherwise acquire for value any Capital Stock that is not, and cannot in any contingency become required to be purchased, redeemed, retired or otherwise acquired prior to the first anniversary of the later of the Revolving Termination Date and the date final payment is due on the Term Loans or (ii) an obligation of Holdings to purchase, redeem, retire or otherwise acquire for value any Capital Stock of Holdings or any Parent from present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings or any Parent.

“Existing Indebtedness”: Indebtedness and other obligations outstanding under (i) the Credit Agreement, dated as of May 19, 2005 (as amended and restated as of June 29, 2006), among Axle Holdings, Inc., IAAI, Bear Stearns Corporate Lending Inc. and other parties signatory thereto, (ii) the Senior Unsecured Note Indenture, dated as of April 1, 2005, entered into by IAAI Finance Corp. (as amended, modified and supplemented from time to time), (iii) the Senior Subordinated Notes Indenture, dated June 21, 2004, between ADESA and LaSalle Bank National Association, as trustee and (iv) the Amended and Restated Credit Agreement, dated as of July 25, 2005, as amended, among ADESA, Bank of America, N.A. and other parties signatory thereto.

“Existing Securitization”: the securitization pursuant to the Third Amended and Restated Receivables Purchase Agreement, dated April 20, 2007, among AFC Funding Corporation, as seller, AFC—US, as servicer, Fairway Finance Company, LLC and such other entities as may become purchasers, BMO Capital Markets Corp., as initial agent, and the other parties thereto.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Domestic Subsidiary that (a) has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities and (b) has no Guarantee Obligations in respect of any Indebtedness of the Borrower or any Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b). In the event that any Accounting Change (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries (including, on and after the Closing Date, IAAI and ADESA and their respective Subsidiaries).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation which (in the case of either clause (a) or clause (b)), guarantees or has the effect of guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: any interest rate protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings”: as defined in the preamble to this Agreement.

“Incremental Commitment Agreement”: an agreement delivered by an Incremental Term Lender, in form and substance reasonably satisfactory to the Administrative Agent and accepted by the Loan Parties, by which an Incremental Term Lender confirms its Incremental Term Commitment.

“Incremental Term Amount”: at any time, the excess, if any, of (a) $300,000,000 over (b) the aggregate amount of all Incremental Term Commitments established after the Closing Date pursuant to Section 2.4.

“Incremental Term Commitment”: the commitment of any Incremental Term Lender to increase its Initial Term Loan or fund additional term loans as permitted by Section 2.4.

“Incremental Term Lender”: a Term Lender, Approved Fund or other Person that provides an Incremental Term Commitment.

“Incremental Term Loan”: any Term Loan resulting from an Incremental Term Commitment of any Incremental Term Lender.

“Incur”: issue, assume, enter into any Guarantee Obligation in respect of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of the Borrower (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The accrual of interest or dividends, the accretion of accreted value, the accretion of amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and Earnout Obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, except an Excluded Redemption Obligation, (h) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of such Indebtedness shall be limited to the lesser of such obligation and the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation, (j) all Disqualified Capital Stock of such Person, and (k) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements, but in each case in the above clauses excluding obligations under operating leases and obligations under employment contracts entered into in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Indentures”: the Senior Floating Rate Notes Indenture, the Senior Fixed Rate Notes Indenture and the Senior Subordinated Notes Indenture.

“Initial Term Loans”: as defined in Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“IAAI”: Insurance Auto Auctions, Inc., an Illinois corporation.

“Intellectual Property”: the collective reference to all rights, and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and technology, know-how, trade secrets and proprietary information of any type, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: the Intellectual Property Security Agreement to be executed and delivered by each applicable Loan Party in accordance with Section 5.10 of the Guarantee and Collateral Agreement.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one,

two, three or six or (with the consent of all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 1:00 p.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: LaSalle Bank National Association, in its capacity as issuer of any Letter of Credit.

“Joint Bookrunners”: as defined in the preamble to this Agreement.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“L/C Subcommitment Amount”: $75,000,000.

“Lead Arrangers”: as defined in the recitals to this Agreement.

“Leasehold Cost Overruns”: cost funded by the Borrower or one of its Subsidiaries in connection with leasehold improvements financed by a lessor of any premises leased by the Borrower or one of its Subsidiaries.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, each other agreement and each other material certificate or document executed by any Group Member and delivered to any Agent or any Lender pursuant to this Agreement or any Security Document.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments and, in the case of the Term Loans prior to the Closing Date, the holders of more than 50% of the aggregate Term Commitments).

“Management Advances”: promissory notes issued on an unsecured basis by Holdings to a Management Investor in accordance with the Management Stock Agreements to fund all or a portion of the purchase price paid in connection with the repurchase by Holdings or such Parent of its Capital Stock from such Management Investor, if such repurchase is occasioned by the death, disability, or retirement of such Management Investor.

“Management Agreement”: the financial advisory agreements, dated as of the Closing Date, among (i) Kelso & Company, L.P. and the Borrower, (ii) Goldman, Sachs & Co. and the Borrower, (iii) PCap, L.P. and the Borrower and (iv) ValueAct Capital Master Fund, L.P. and the Borrower.

“Management Investors”: present or former officers, employees or directors of a Group Member who beneficially own outstanding capital stock of Holdings or any Parent.

“Management Stock Agreements”: any subscription agreement or stockholders agreement between Holdings or any Parent and any Management Investor.

“Material Adverse Effect”: a material adverse effect on (a) as of the Closing Date, the Acquisition or the financings thereof under this Agreement or the Unsecured Notes or any other transaction relating to the Acquisition, (b) the business, assets, property, financial condition or results of operations of the Group Members, taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the perfection or priority of the Administrative Agent’s Liens on a material portion of the Collateral.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined, listed or regulated as hazardous or toxic under any Environmental Law, including polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.

“Merger”: as defined in the Recitals hereto.

“Merger Agreement”: as defined in the Recitals hereto.

“Modification”: as defined in Section 2.4(f).

“Mortgaged Properties”: the owned real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds to secure debts and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as (a) shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded and (b) do not have a significant adverse economic effect on any Loan Party), as amended, modified, supplemented or extended from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received, and Cash Equivalents at their maturity) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses actually incurred in connection therewith and net of taxes paid, payable or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of Capital Stock or any Incurrence of Indebtedness, the cash proceeds received from such issuance or Incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable fees and expenses actually incurred in connection therewith; provided, that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-public Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD of the Securities Act 1933, as amended.

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Arrangements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter Incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Arrangements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, overdraft charges (including all reasonable fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement or Specified Cash Management Arrangement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Specified Cash Management Arrangements.

“Organizational Documents”: as to any Person, its certificate or articles of incorporation and by-laws if a corporation, its partnership agreement if a partnership, its limited liability company agreement if a limited liability company, or other organizational or governing documents of such Person.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loans”: as defined in Section 2.4.

“Parent”: Holdings and any other Person of which Holdings at any time is or becomes a Subsidiary after the Closing Date.

“Participant”: as defined in Section 11.6(c).

“Patriot Act”: as defined in Section 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition by purchase or otherwise of all or substantially all of the business, assets or Capital Stock (other than directors’ qualifying shares) of any Person or a business unit of a Person so long as (a) no Default has occurred and is continuing at the time such acquisition is contracted for or made and no Default would result from the completion of such acquisition, (b) on a pro forma basis after giving effect to such acquisition, all related transactions (including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) and all other acquisitions and dispositions and related transactions at any time completed as if completed on the first day of the twelve month period ending on the most recent Test Date, (i) the Borrower would have been in compliance with Section 8.1(a) on the Test Date (assuming compliance with Section 8.1(a), as originally in effect or amended with the consent of the Required Lenders, was required on the Test Date) if the Test Date is December 31, 2007 or a later date or the Consolidated Senior Secured Leverage Ratio on the Test Date would not have exceeded 5.85 to 1.0 if the Test Date is earlier than December 31, 2007 and (ii) the Consolidated Leverage Ratio on the Test Date would not have exceeded (x) 7.0 to 1.0 if the Test Date is December 31, 2007 or an earlier date, (y) 6.5 to 1.0 if the Test Date is any date in 2008 and (z) 6.0 to 1.0 if the Test Date is after December 31, 2008 and (c) if the aggregate consideration for such acquisition is more than $20,000,000, the Borrower delivers to the Administrative Agent, at least five Business Days prior to the completion of such acquisition, a certificate of a Responsible Officer demonstrating in reasonable detail that the pro forma tests in clause (b) above are satisfied.

“Permitted Encumbrances”: has the meaning specified in the Mortgages.

“Permitted Investors”: collectively, the Sponsors, their Control Investment Affiliates, any Management Investors and all of their respective Permitted Transferees.

“Permitted Liens”: any Liens permitted by Section 8.3.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole.

“Permitted Securitization”: the Existing Securitization or any other Securitization that complies with the following criteria: (a) the cash portion of the initial purchase price paid by the Securitization Subsidiary at closing for the Securitization Assets is at least 70% of the book value of the Securitization Assets at such time and (b) the Seller’s Retained Interest and all proceeds thereof shall constitute Collateral hereunder if the seller is a Loan Party and in such event all necessary steps to perfect a security interest in such Seller’s Retained Interest by the Administrative Agent are taken by the Group Members.

“Permitted Transferees”: (a) in the case of any Sponsor, (i) any Control Investment Affiliate of such Sponsor (collectively, “Sponsor Affiliates”), (ii) any managing director, general partner,

limited partner, director, officer or employee of such Sponsor or any of its Sponsor Affiliates (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants; and (b) in the case of any Management Investors, (i) his or her heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 7.2(g).

“Pledged Notes”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grids”: the pricing grids and related provisions attached hereto as Annex A.

“Pro Forma Financial Statements”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Cash Management Arrangement, any counterparty thereto that, at or before the time such Specified Hedge Agreement or Specified Cash Management Arrangement was entered into, was a Lender or Agent or an affiliate of a Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, other than (x) any such settlement or payment arising by reason of any loss of revenues or interruption of business or operations caused thereby and (y) any such settlement or payment constituting reimbursement or compensation for amounts previously paid by any Group Member in respect of the theft, loss, destruction, damage or other similar event relating to any such claim or proceeding.

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, an amount equal to the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends to use an amount equal to all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, improve or repair fixed or capital assets useful in its business, or to complete a Permitted Acquisition.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, improve or repair fixed or capital assets useful in the Borrower’s business, to acquire a brand or trademark and related assets or to complete a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring eighteen months after the receipt by the Borrower of proceeds relating to such Reinvestment Event (or the 180th day thereafter if the Borrower or any of its Subsidiaries has entered into a legally binding commitment to apply such proceeds in accordance with the applicable Reinvestment Notice) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, improve or repair fixed or capital assets useful in the Borrower’s business, acquire a brand or trademark and related assets or complete a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Agreements”: the Acquisition Documentation, the Indentures and each other document executed in connection therewith.

“Related Persons”: with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, attorneys, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Funds”: for any fiscal year of the Borrower, amounts committed to be paid but not expended in such fiscal year on account of Capital Expenditures, Investments and Permitted Acquisitions if the Borrower or any of its Subsidiaries has entered into a legally binding commitment to complete such project within 180 days following such fiscal year.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth in the Addendum or Assignment and Assumption by which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $300,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: the earlier of (a) the sixth anniversary of the Closing Date and (b) the date on which the Revolving Commitments are terminated pursuant to any provision of this Agreement.

“SEC”: the Securities and Exchange Commission, any successor thereto and otherwise any analogous Governmental Authority.

“Secured Obligations”: in the case of the Borrower, the Obligations and in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and Collateral Agreement and the other Loan Documents to which it is a party.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securitization”: any transaction or series of transactions entered into by any Group Member pursuant to which such Group Member sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets (i) with cash, (ii) the issuance to such Group Member of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, (iii) with proceeds from the sale or collection of Securitization Assets, or (iv) in the case of a Canadian Securitization, with proceeds from the sale or issuance of Securitization Asset backed securities or other interests therein.

“Securitization Assets”: the collective reference to (i) US Dollar-denominated finance receivables of AFC – US of the type sold by AFC – US in the Existing Securitization and related assets of AFC – US sold in the Existing Securitization and other US Dollar-denominated receivables of AFC – US arising in the ordinary course of business and receivables and related assets related to the rental portfolio of AFC—US, and (ii) Canadian Dollar-denominated finance receivables of AFC – Canada and related assets of AFC – Canada.

“Securitization Subsidiary”: a Person to which a Group Member sells, conveys, transfers or grants a security interest in Securitization Assets, which Person is formed for the limited purpose of effecting one or more securitizations involving the Securitization Assets or, in the case of a Canadian Securitization, other income producing financial assets, and related activities.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller’s Retained Interest”: (i) in respect of a Securitization, the debt or equity interests held by Group Members in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which any Group Member has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets, and (ii) in respect of a Canadian Securitization, all amounts which are payable or which may become payable as consideration for or as a portion of the purchase price for the Securitization Assets transferred, including any such amounts which any Group Member receives or has rights to receive as distributions in respect of any residual or excess interest in the Securitization Assets.

“Senior Floating Rate Notes Indenture”: the Indenture dated as of the date hereof entered into by the Borrower and certain of its Subsidiaries and Wells Fargo Bank, National Association, governing the Borrower’s Floating Rate Senior Notes due May 1, 2014 issued in an original aggregate principal amount of $150,000,000.

“Senior Fixed Rate Notes Indenture”: the Indenture dated as of the date hereof entered into by Borrower and certain of its Subsidiaries and Wells Fargo Bank, National Association, governing the Borrower’s 8 3/4% Senior Notes due May 1, 2014 issued in an original aggregate principal amount of $450,000,000.

“Senior Subordinated Notes Indenture”: the Indenture dated as of the date hereof entered into by the Borrower and certain of its Subsidiaries and Wells Fargo Bank, National Association, governing the Borrower’s 10% Senior Subordinated Notes due May 1, 2015 issued in an original aggregate principal amount of $425,000,000.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Arrangement”: any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Subsidiaries by a Qualified Counterparty in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis that has been designated as a Specified Cash Management Arrangement. The designation by the Borrower of any such arrangement as a Specified Cash Management Arrangement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or any claim against any Guarantor under the Guarantee and Collateral Agreement. All treasury, depository and cash management services now or at any time hereafter provided to the Borrower or any of its Subsidiaries by JPMorgan Chase Bank, N.A. in connection with any transfer or disbursement of funds through any automated clearinghouse or on a same day or immediate or accelerated availability basis are hereby designated by the Borrower as a Specified Cash Management Arrangement.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in any of the Unsecured Notes.

“Specified Hedge Agreement”: any Hedge Agreement between the Borrower or any of its Subsidiaries and any Qualified Counterparty that has been designated as a Specified Hedge Agreement. The designation by the Borrower of any Hedge Agreement as a Specified Hedge Agreement (a) shall constitute a representation and warranty by the Borrower that such Hedge Agreement is permitted by Section 8.12 (upon which such Qualified Counterparty shall be entitled to rely conclusively) and (b) shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or any claim against any Guarantor under the Guarantee and Collateral Agreement except to the extent expressly set forth in the Guarantee and Collateral Agreement.

“Specified Securitization Proceeds”: the proceeds of any initial securitization sale of (a) any US Dollar-denominated receivables and related assets related to the rental portfolio of AFC—US and (b) any Canadian Dollar-denominated finance receivables of AFC – Canada and related assets of AFC – Canada.

“Sponsors”: collectively, Kelso & Company, L.P., GS Capital Partners VI, L.P. and its related GS VI co-investment funds, ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P.

“Standard Securitization Undertakings”: representations, warranties, covenants, repurchase obligations and indemnities entered into by a Group Member which are customary for a seller or servicer of assets transferred in connection with a Securitization.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, all such references to “Subsidiary” or to “Subsidiaries” shall not include any Securitization Subsidiary.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Subsidiary and any Foreign Subsidiary.

“Swingline Commitment Amount”: $75,000,000.

“Swingline Lender”: LaSalle Bank National Association, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3(a).

“Swingline Participation Amount”: as defined in Section 3.4(c).

“Syndication Agent”: as defined in the preamble to this Agreement.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make the Initial Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth in the Addendum or Assignment and Acceptance by which such Lender became a party to this Agreement, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Commitments as of the Closing Date is $1,565,000,000.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans”: the Initial Term Loans and all Incremental Term Loans (if any), taken together as a single class.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the funding of the Term Loans, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Test Date”: at any time, the last day of the most recent fiscal quarter for which the Borrower’s consolidated annual or quarterly financial statements are then available.

“Third Party Assignee” as defined in Section 11.6.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Transaction Costs”: shall mean the fees, costs and expenses (including all expenses related to management bonuses, severance payments or other employee related costs and expenses) payable by Holdings or any of its Subsidiaries in connection with the transactions contemplated by the Acquisition Documentation, the Loan Documents, the Indentures and any related agreements.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unsecured Notes”: notes outstanding under the Indentures.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law or de minimis shares held by nominees or others as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make an initial term loan (the “Initial Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Initial Term Loans shall be either Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2. Procedure for the Initial Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 p.m., New York City time, (a) one Business Day prior to the anticipated Closing Date in the case of Base Rate Loans and (b) three Business Days prior to the anticipated Closing Date in the case of Eurodollar Loans requesting that the Term Lenders make the Initial Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 p.m., New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan or Initial Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3. Repayment of Initial Term Loans. The Initial Term Loan of each Term Lender shall mature and be payable in full on the date that is six and one-half years after the Closing Date and shall be repayable prior to that date in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage of 0.25% of the aggregate Initial Term Loans, due commencing on September 30, 2007 and continuing on the last day of each consecutive March, June, September and December thereafter.

2.4. Increase in Term Commitments. (a) The Borrower from time to time may, by written notice to the Administrative Agent, request Incremental Term Commitments in an amount not to exceed the Incremental Term Amount from Lenders or other Persons reasonably acceptable to the Administrative Agent willing to provide such Incremental Term Commitments. The notice shall set forth (i) the amount of the Incremental Term Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $20,000,000 or equal to the remaining Incremental Term Amount), (ii) the date on which such Incremental Term Commitments are requested to be made, (iii) any requested differences between the Incremental Term Loans and the existing Term Loans (which shall not be effective until set forth in an executed Incremental Commitment Agreement), provided, that in any event (A) the Weighted Average Life to Maturity of all Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans at the time of the borrowing of such Incremental Term Loan, and (B) the maturity date of any Incremental Term Loans shall be no shorter than the final maturity of the Initial Term Loans, and (iv) whether such Incremental Term Loans are to have the same interest rate margin as the Initial Term Loans or whether such Incremental Term Loans are to have a different interest rate margin than the Initial Term Loans (“Other Term Loans”). All Incremental Term Loans (including Other Term Loans) shall be made on substantially identical terms as the Initial Term Loans, except as set forth in any applicable Incremental Commitment Agreement, and, in the case of Other Term Loans, with respect to the interest rate margin applicable thereto. No Agent or Lender shall be obligated to deliver or fund any Incremental Term Commitment.

(b) No Incremental Term Commitment shall be effective unless the Borrower delivers to the Administrative Agent an Incremental Commitment Agreement executed and delivered by the Loan Parties and the proposed Incremental Term Lenders and such other documentation relating thereto as the Administrative Agent may reasonably request. Each Incremental Commitment Agreement shall, upon due execution, constitute a Loan Document and, to the extent set forth therein, an amendment of this Agreement, and such amendment shall be effective when and as set forth therein and need not be executed, delivered or consented to by any other Agent or Lender. In addition, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Commitment Agreement, this Agreement shall be amended automatically without the consent of any Lender to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans. Any such amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) The Administrative Agent shall promptly notify each Lender whenever any Incremental Term Commitment becomes effective.

(d) No Incremental Commitment Agreement shall become effective unless the Administrative Agent has received (i) a certificate executed by a Responsible Officer of the Borrower to the effect that no Event of Default has occurred and is continuing, and (ii) such additional Security Documents, legal opinions, board resolutions, certificates and other documentation as may be required by such Incremental Commitment Agreement or reasonably requested by the Administrative Agent.

(e) Each Incremental Commitment Agreement shall contain representations and warranties by the Borrower substantially in the form of those made by the Borrower in this Agreement, except for any exceptions, disclosures or modifications reasonably acceptable to the Administrative Agent, the Borrower and the Incremental Term Lender(s) making an Incremental Term Loan pursuant to such Incremental Commitment Agreement.

(f) In connection with any Incremental Term Commitments pursuant to Section 2.4, at the direction and as reasonably requested by Administrative Agent to ensure the continuing priority of the Lien of the Mortgages as security for the Loans, (A) the Borrower or Loan Party party to the Mortgages shall enter into, and deliver to the Administrative Agent a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent (such Mortgage or mortgage modification, the “Modification”), and (B) Borrower shall deliver, or cause the title company or local counsel, as applicable, to deliver, to the Administrative Agent and/or all other relevant third parties local counsel opinions, an endorsement to the relevant title policies, date down(s) or other documents, instruments or evidence of the continuing priority of the Lien of the Mortgages as security for the Loans, each in form and substance reasonably satisfactory to Administrative Agent.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. Revolving Loans that are repaid may be reborrowed during the Revolving Commitment Period, subject to the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice, which must be received by the Administrative Agent prior to 1:00 p.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and which shall specify (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such amounts will then be made available to the Borrower by the Administrative Agent crediting an account of the Borrower maintained by the Administrative Agent, in like amounts and funds as received by the Administrative Agent.

3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower notwithstanding that after making a requested Swingline Loan, the sum of (i) the Swingline Lender’s aggregate principal amount of all Revolving Loans, (ii) Revolving Percentage of the L/C Obligations and (iii) all outstanding Swingline Loans may exceed the Swingline Lender’s Revolving Commitment; provided, that (i) the aggregate principal amount of

Swingline Loans outstanding at any time shall not exceed the Swingline Commitment Amount, (ii) the Borrower shall not request any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (iii) the Swingline Lender shall not be required to make any Swingline Loans under this Section 3.3 at any time when an Event of Default has occurred and is continuing. Subject to the foregoing, Swingline Loans may be repaid and reborrowed from time to time.

(b) Swingline Loans shall be Base Rate Loans only.

(c) The Borrower shall repay all outstanding Swingline Loans (i) on each Borrowing Date for Revolving Loans, (ii) on the Revolving Termination Date, (iii) on a weekly basis as determined by the Swingline Lender and (iv) on demand by the Swingline Lender at any time when an Event of Default has occurred and is continuing.

3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and such notice shall constitute certification by the Borrower to the Swingline Lender that the unused portion of the Revolving Facility is greater than or equal to the Swingline Loans and the Swingline Lender shall be entitled to rely conclusively on such certification. Each borrowing of Swingline Loans shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to do so), request a borrowing of Revolving Loans in an amount equal to the aggregate outstanding Swingline Loans and apply the proceeds of such borrowing to the repayment of the Swingline Loans. Each Revolving Lender agrees to fund its Revolving Percentage of any such borrowing so requested in immediately available funds, not later than 10:00 a.m., New York City time, on the first Business Day after the date of such borrowing is requested. The proceeds of such Revolving Loans shall immediately be made available by the Administrative Agent to the Swingline Lender for application to the repayment of Swingline Loans. The Borrower agrees to pay, and irrevocably authorizes the Swingline Lender and Administrative Agent to charge the Borrower’s accounts with the Swingline Lender or Administrative Agent as necessary to pay, all outstanding Swingline Loans to the extent amounts received from the Revolving Lenders upon any such request are not sufficient to repay the outstanding Swingline Loans.

(c) If the Swingline Lender at any time determines that it is precluded from making a request for a borrowing of Revolving Loans pursuant to Section 3.4(b), whether by reason of the occurrence of a Default described in Section 9(f) or otherwise for any reason, each Revolving Lender hereby purchases from the Swingline Lender an undivided participating interest in the then outstanding Swingline Loans (a “Swingline Participation Amount”) and shall promptly upon demand of the Swingline Lender complete such purchase at par by paying to the Swingline Lender an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate outstanding Swingline Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, that if any such payment is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or the failure to satisfy any of the conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b) The Borrower agrees to pay to the Agents the fees in the amounts and on the dates agreed to in writing by the Borrower and the Administrative Agent.

3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof or the Total Revolving Commitment, and shall reduce permanently the Revolving Commitments then in effect.

3.7. Letter of Credit Subcommitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue, on a sight basis, letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day at any time and from time to time during the Revolving Commitment Period, in such form as may be approved from time to time by the Issuing Lender; provided, that the

Issuing Lender shall have no obligation to cause any Letter of Credit to be issued if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Subcommitment Amount or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall be denominated in Dollars and expire no later than the earlier of (i) the first anniversary of its date of issuance and (ii) the date that is ten days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide, with the consent of the Issuing Lender, for the automatic renewal thereof for additional periods of up to one year (which shall in no event extend beyond the date referred to in clause (ii) above). If, as of the Revolving Termination Date, any Letter of Credit for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letters of Credit; provided, that all such Cash Collateral or Backstop L/Cs (each as defined below) shall be denominated in Dollars. “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances of deposit accounts under the sole dominion and control of the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to 103% of the total amount then available under the applicable Letters of Credit (“Cash Collateral”) or one or more backstop letters of credit in form and substance acceptable to, and issued by financial institutions reasonably acceptable to the Issuing Lender and the Administrative Agent (each such letter of credit, a “Backstop L/C”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such above defined terms shall have corresponding meanings.

(b) Issuing Lender shall not at any time be obligated to cause any Letter of Credit to be issued hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8. Procedure for Issuance of Letter of Credit. (a) The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith to be processed in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b) The making of each request for a Letter of Credit by the Borrower shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.7(a) or any Requirement of Law applicable to the Loan Parties. Unless the Issuing Lender has received notice from the Administrative Agent before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6.2 are not satisfied, or that the issuance of such Letter of Credit would violate Section 3.7, then the Issuing Lender may issue the requested Letter of Credit for the account of the Borrower in accordance with its usual and customary practices.

3.9. Fees and Other Charges. (a) The Borrower will pay a fee on the face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility less the fronting fee set forth in the succeeding sentence, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit computed at the rate of 0.25% per annum and payable quarterly in arrears on each L/C Fee Payment Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, that if any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed to such L/C Participant.

3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit paid by the Issuing Lender or on the next Business Day, if such notice is received any time after 11:00 a.m., New York time on such Business Day for the amount of such draft so paid. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c).

3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender or any Related Person. The Borrower agrees that any action taken or by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to causing the Issuing Lender to determine that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 p.m., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 1:00 p.m., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that a notice of prepayment of all outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied), together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Any optional prepayments of the Term Loans shall be credited to the remaining scheduled installments thereof as specified by the Borrower or, if not specified, pro rata to the remaining installments.

4.2. Mandatory Prepayments. (a) If at any time after the Closing Date any Group Member (other than Holdings) receives any Net Cash Proceeds from the Incurrence of any Indebtedness (other than Excluded Indebtedness) or the issuance of any Disqualified Capital Stock, the Borrower shall prepay the Term Loans on the date of such receipt in an amount equal to 100% of such Net Cash Proceeds.

(b) If at any time after the Closing Date any Group Member receives any Net Cash Proceeds from any Asset Sale or Recovery Event in an amount exceeding $20,000,000 in any fiscal year, then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall prepay the Term Loans on the third Business Day following the date of such receipt in an amount equal to 100% of such Net Cash Proceeds. If a Reinvestment Notice has been delivered in respect of any Asset Sale or Recovery Event, then on each Reinvestment Prepayment Date relating thereto, the Borrower shall prepay the Term Loans in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending on or about December 31, 2008, there is any Excess Cash Flow, the Borrower shall prepay the Term Loans in an amount equal to the ECF Percentage of such Excess Cash Flow on or before the 105th day following the end of such fiscal year.

(d) If at any time after the Closing Date, any Group Member receives any Specified Securitization Proceeds, (i) the Borrower shall prepay the Term Loans on the third Business Day following the date of such transaction in an amount equal to 50% of the Net Cash Proceeds thereof and (ii) unless a Reinvestment Notice shall be delivered in respect of the remaining 50% of such Net Cash

Proceeds, the Borrower shall further prepay the Term Loans on the third Business Day following the date of such transaction in an amount equal to the remaining 50% of such Net Cash Proceeds, and if such a Reinvestment Notice has been delivered, then on each Reinvestment Prepayment Date relating thereto, the Borrower shall prepay the Term Loans in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.

(e) If at any time after the Closing Date any Group Member enters into any sale-leaseback transaction permitted by Section 8.11, (i) the Borrower shall prepay the Term Loans on the third Business Day following the date of such transaction in an amount equal to 50% of the Net Cash Proceeds thereof and (ii) unless a Reinvestment Notice shall be delivered in respect of the remaining 50% of such Net Cash Proceeds, the Borrower shall further prepay the Term Loans on the third Business Day following the date of such transaction in an amount equal to the remaining 50% of such Net Cash Proceeds, and if such a Reinvestment Notice has been delivered, then on each Reinvestment Prepayment Date relating thereto, the Borrower shall prepay the Term Loans in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.

(f) If at any time after the Closing Date, the aggregate Revolving Extensions of Credit then outstanding exceed the Revolving Commitments then in effect, the Borrower (without notice or demand) shall immediately prepay outstanding Swingline Loans or Revolving Loans (or, if no Swingline Loans or Revolving Loans are outstanding, Cash Collateralize outstanding Letters of Credit) in an amount sufficient to eliminate any such excess.

(g) Mandatory prepayments of Term Loans shall be applied first to Base Rate Loans to the full extent thereof and then to Eurodollar Loans and shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each such prepayment shall be credited to prepay in direct order of maturity the unpaid amounts due on the next eight scheduled quarterly installments of the Term Loans and thereafter to the remaining scheduled quarterly installments of the Term Loans on a pro rata basis.

4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 noon, New York City time, on the Business Day preceding the proposed conversion date, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 p.m., New York City time, on the second Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefore), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. If the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If any portion of the principal of any Loan or Reimbursement Obligation is not paid when due (whether at the stated maturity, by acceleration or otherwise), such portion of such principal shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 4.5(a) or 4.5(b) plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2% per annum), in each case, with respect to both clause (i) and clause (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans (provided, that the Borrower may rescind such request promptly after receipt of such notice), (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, or compliance by any Lender with any request or directive whether or not having the force of law from any central bank or other Governmental Authority made subsequent to the date such Lender becomes a party hereto:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) changes in the rate of net income taxes, capital taxes, branch taxes, franchise taxes (imposed in lieu of income taxes) and net worth taxes (imposed in lieu of income taxes) and (B) Non-Excluded Taxes, provided that this provision shall not affect any obligation of the Borrower under Section 4.10);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its written demand (accompanied by a certificate of the type described in clause (c) below), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy whether or not having the force of law from any Governmental Authority made subsequent to the date such Lender becomes a party hereto shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request (accompanied by a certificate of the type described in clause (c) below) therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 4.9 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes. (a) Except to the extent required under applicable law, all payments made under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch taxes, franchise taxes (imposed in lieu of net income taxes) and net worth taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender or its applicable lending office or any branch, as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder or any other Loan Document (or are required to be withheld or paid by such Agent or Lender) subject to Subsection 4.10(h), the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or any other Loan Document, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender or Agent with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or Agent’s failure to comply (other than as a result of any change in any Requirement of Law) with the requirements of paragraph (d) or (e) of this Section 4.10 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender or Agent at the time such Lender or Agent becomes a party to this Agreement, except to the extent that such Lender’s or Agent’s assignor (if any) was entitled, at the time of assignment to receive additional amounts from the Borrower with respect to the Non-Excluded Taxes pursuant to this paragraph (a) or (g).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by or an account of the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay or cause to be paid any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit or cause to be remitted to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender or Agent (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8IMY and/or Form W-8BEN (claiming benefits of an applicable tax treaty) or Form W-8ECI, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any

Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. Each Lender or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(e) A Lender or Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and upon reasonable request in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, to the extent that such Lender or Agent is legally entitled to complete, execute and deliver such documentation and in such Lender’s or Agent’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Borrower and each Loan Party shall indemnify each Lender and the Administrative Agent within twenty (20) days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by Lender or Administrative Agent, as applicable, on or with respect to any payment by or on account of any obligation of such Borrower or such Loan Party hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that no Borrower or Loan Party shall be obligated to make payment to any Lender or the Administrative Agent, as applicable, pursuant to this Section 4.10(g) in respect of penalties, interest or other similar liabilities attributable to such Non-Excluded Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or willful misconduct of such Lender or the Administrative Agent, as the case may be, seeking indemnification. An original official receipt, or certified copy thereof, as to the amount of such payment, delivered to the applicable Borrower by a Lender or by the Agent on its own behalf or on behalf of any such Person, shall be conclusive absent manifest error.

(h) The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) If a Lender or Agent changes its applicable lending office (other than with respect to the designation of a new lending office pursuant to a request by the Borrower under Section 4.12) or assigns its rights or sells participations therein and the effect of the change, assignment or participation, as of the date of the change, would be to cause the Borrower to become obligated to pay any additional amount under Section 4.9(a)(i) or 4.10, the Borrower shall not be obligated to pay such additional amount in excess of amounts the Borrower was obligated to pay prior to such change, assignment or participation.

4.11. Indemnity. The Borrower agrees to indemnify each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 4.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.15.

4.13. Replacement of Lenders. The Borrower may replace, with a replacement financial lender reasonably satisfactory to the Administrative Agent, any Lender that (a) requests payment of any amounts payable under Section 4.9, 4.10(a) or 4.15, (b) defaults in its obligation to make Loans hereunder, or (c) declines to deliver any requested consent to a waiver, amendment or other modification of any provision of the Loan Documents that has been consented to by the Borrower, Administrative Agent, Required Lenders and, if otherwise required, Majority Facility Lenders, but only if (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default has occurred and is continuing at the time of such replacement, (iii) prior to any such replacement, such Lender has taken no action under Section 4.12 so as to eliminate the demand or condition giving rise to the Borrower’s replacement right, (iv) the replacement lender purchases, at par, all Loans and other amounts owing to the replaced Lender on or prior to the date of replacement and assumes all obligations of the replaced Lender under the Loan Documents in accordance with Section 11.6 (except that the Borrower shall pay the registration and processing fee referred to therein), (v) the Borrower compensates the replaced Lender under Section 4.11 if any Eurodollar Loan outstanding to the replaced Lender is purchased other than on the last day of the Interest Period relating thereto and (vi) the Borrower shall pay the replaced Lender all amounts payable under Section 4.9 or 4.10(a). Notwithstanding the foregoing, all rights and claims of the Borrower, Administrative Agent and Lenders against any replaced Lender that has defaulted in its obligation to make Loans hereunder shall be in all respects reserved and unaffected by the replacement of such Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, but the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that, unless otherwise specified, on and as of the Closing Date (except as provided in Section 6.2(b)(ii)) and on and as of each date as required by Section 6.2(b):

5.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries together with the related consolidated statements of income as at on or about December 31, 2006 (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender party hereto as of the Closing Date, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition and the Equity Contribution, (ii) the Loans to be made and the Unsecured Notes to be issued on or before the Closing Date and the use of proceeds thereof and (iii) the Transactions Costs. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at on or about December 31, 2006 assuming that the events specified in the preceding sentence had actually occurred at such date (except in each case for the effects of fair value adjustments to the acquired tangible and intangible assets and liabilities required by purchase accounting principles).

(b) The audited consolidated balance sheets and the related consolidated statements of income and of cash flows of (i) IAAI and its consolidated Subsidiaries as at on or about December 31, 2006, on or about December 31, 2005 and on or about December 31, 2004, reported on by and accompanied by an unqualified report from KPMG LLP, and (ii) ADESA and its consolidated Subsidiaries as at on or about December 31, 2006 reported on by and accompanied by an unqualified report from KPMG LLP, and as at on or about December 31, 2005 and on or about December 31, 2004, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, in each case present fairly in all material respects the consolidated financial condition of IAAI and its consolidated Subsidiaries and ADESA and its consolidated Subsidiaries, as the case may be, as at such dates and their consolidated results of operations and consolidated cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes (if any) thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firms of accountants and disclosed therein). As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph other than as contemplated by the Loan Documents and Related Agreements. During the period from on or about December 31, 2006 to and including the Closing Date there has been no Disposition by IAAI or ADESA or any of their respective Subsidiaries of any material part of their respective business or property other than the Acquisition or pursuant to any Permitted Securitization.

5.2. No Change. As of the Closing Date, there has been no Company Material Adverse Effect since September 30, 2006. As of any date subsequent to the Closing Date, there has not been since December 31, 2006, any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and Organizational Documents, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Related Agreements to which it is a party and, in the case of the Borrower, to obtain extensions of credit under this Agreement. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party and, in the case of the Borrower, to authorize the extensions of credit under this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition, the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of the Loan Documents or Related Agreements except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect except as specifically described in Schedule 5.4 and (ii) the filings referred to in Section 5.19. Each Loan Document and Related Agreement has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, each other Loan Document upon execution will constitute, and each Related Agreement constitutes, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. No execution, delivery and performance of the Loan Documents and, the issuance of Letters of Credit and the borrowings hereunder do not and will not violate in any material respect any Requirement of Law, Organizational Documents or any material Contractual Obligation of any Loan Party or result in or require the creation or imposition of any Lien on any property or revenues of any Loan Party in any material respect pursuant to any Requirement of Law, Organizational Documents or material Contractual Obligation (other than the Liens created by the Security Documents). The execution, delivery and performance of the Related Agreements and the use of the proceeds thereof do not and will not violate any Requirement of Law, Organizational Documents or any Contractual Obligation of any Loan Party or result in or require the creation or imposition of any Lien on any property or revenues of any Loan Party pursuant to any Requirement of Law, Organizational Documents or Contractual Obligation (other than the Liens created by the Security Documents) except, as in each case, has not had and would not reasonably be expected to have a Material Adverse Effect. No Group Member is subject to any Requirement of Law, Organizational Documents or Contractual Obligation that has had or would reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Loan Party has good and indefeasible title to the Mortgaged Properties, and to the knowledge of Holdings or the Borrower, has good and valid title to, or a valid leasehold interest in, all its other material property and none of such property is subject to any Lien except Permitted Liens.

5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent such failure to own or possess the right to use, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim and (b) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10. Taxes. Each Group Member has filed or caused to be filed all Federal and state income and other material tax returns that are required to be filed and has paid all material taxes due and payable by such Group Member or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings (if any) and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); as of the Closing Date, no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any material tax, fee or other charge. No Group Member intends to treat the Loan, the Acquisition, or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan for which any Group Member or Commonly Controlled Entity has a material unpaid liability, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No Group Member or Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and no Group Member or Commonly Controlled Entity would become subject to any material liability under ERISA if any Group Member or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. No Group Member has any liability with respect to any employee benefit plan that is not subject to the laws of the United States or a political subdivision thereof that would reasonably be expected to result in a Material Adverse Effect.

5.14. Investment Company Act; Other Regulations. No Group Member is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law or restriction under its Organizational Documents (other than Regulation X of the Board) that limits its ability to Incur Indebtedness under this Agreement or the Unsecured Notes.

5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Group Member other than Holdings, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Initial Term Loans and any Revolving Loans funded on the Closing Date shall be used first, to refinance in full the Existing Indebtedness and pay Transaction Costs and, thereafter, to finance a portion of the merger consideration for the Merger. Letters of Credit, Swingline Loans, proceeds of Revolving Loans made after the Closing Date and proceeds of any Incremental Term Loans may be used for working capital, Permitted Acquisitions or other general corporate purposes.

5.17. Environmental Matters. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(a) Except as listed on Schedule 5.17, the facilities and properties currently owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern or contamination in amounts or concentrations or under circumstances that constitute, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) Except as listed on Schedule 5.17, no Group Member has received any written notice of violation, alleged violation, non-compliance or liability or potential liability, under Environmental Laws with regard to any of the Properties or any Group Member’s operation of any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge that any such notice is likely to be received or is being threatened;

(c) the Group Members (i) hold all Environmental Permits (each of which is in full force and effect) required for the conduct of the business; and (ii) are in compliance with all of their Environmental Permits;

(d) Except as listed on Schedule 5.17, Materials of Environmental Concern have not been transported or disposed of by or on behalf of any Group Member from the Properties in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor during any Group Member’s ownership or operation of the Properties or, to the knowledge of Holdings or the Borrower, at any formerly owned, leased or operated facilities or properties (“Former Properties”) have any Materials of Environmental Concern been generated, treated, stored or disposed of, released or threatened to be released at, on or under any of the Properties or Former Properties or otherwise in connection with the Business in violation of Environmental Law, or in a manner that could give rise to liability under, any applicable Environmental Law; and

(e) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or is reasonably likely to be named as a party with respect to the Properties or the Business, nor are there any consent decrees, consent orders, administrative orders or other orders, or other binding administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other material document, certificate or statement furnished by or on behalf of any Group Member to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, to the best knowledge of the Borrower, the representations and warranties contained in the Acquisition Documentation that are material to the Lenders are true and correct in all material respects (except those representations and warranties that refer solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct does not give rise to a right of Holdings or the Borrower to terminate their respective obligations under the Merger Agreement in accordance with the terms thereof. There is no fact known to any Loan Party that would reasonably be expected to have a

Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents, taken as a whole.

5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, to the extent provided therein, when financing statements, other filings specified on Schedule 4 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 4 to the Guarantee and Collateral Agreement and the other actions described in Section 4.3 of the Guarantee and Collateral Agreement are completed, the Guarantee and Collateral Agreement shall be effective to create a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case (to the extent provided therein) prior and superior in right to any other Person (except for Permitted Liens);

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (to the extent provided therein) a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case (except as expressly set forth therein) prior and superior in right to any other Person (except for Permitted Liens). Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property (other than the Excluded Real Property) located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $4,000,000.

(c) When delivered and at all times thereafter, each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Intellectual Property Collateral described therein and the proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Upon the filing of (i) each Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office (the “PTO”) relative to United States patents and United States trademarks, and the United States Copyright Office relative to United States copyrights, if any, and the taking of appropriate actions with respect to Intellectual Property which is the subject of a registration or application outside the United States under applicable local laws, together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4 of the Guarantee and Collateral Agreement, each Intellectual Property Security Agreement shall constitute (to the extent provided in the Guarantee and Collateral Agreement) a perfected Lien on, and security interests in, all right, title and interest of the Loan Parties in such Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case (except as expressly set forth therein) prior and superior in right to any other Person (except for Permitted Liens); provided that subsequent filings in the PTO and United States Copyright Office and actions under foreign law may be necessary with respect to registrations for Intellectual Property acquired by any Loan Party after the date hereof.

5.20. Solvency. The Loan Parties, on a consolidated basis, are, and after giving effect to the Acquisition and the Incurrence of all Indebtedness and obligations being Incurred in connection herewith and therewith will be, Solvent.

5.21. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in respect of which the procurement of flood insurance is required by any Requirement of Law, unless such flood insurance has been obtained and is in full force and effect.

5.22. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Related Agreements, including any amendments, supplements or modifications with respect to any such Related Agreements.

5.23. Anti Terrorism Laws. No Group Member or any Affiliate of any Group Member is in violation of any Anti Terrorism Law or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or has attempted to violate, any of the prohibitions set forth in any Anti Terrorism Law. No Group Member or Affiliate of any Group Member is any of the following (each a “Blocked Person”):

(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law;

(d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f) a Person or entity who is affiliated with a Person or entity listed above.

No Group Member knowingly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to the making of such extension of credit, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, this Agreement or an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person identified herein as a Lender signatory hereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Person that is a Subsidiary of the Borrower or will be a Subsidiary of the Borrower after completion of the Equity Contribution and the Merger other than (A) any Foreign Subsidiary, (B) any Excluded Subsidiary and (C) any Securitization Subsidiary, (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (iv) the Intellectual Property Security Agreement, executed and delivered by each applicable Loan Party; (v) Deposit Account Control Agreements satisfying the requirements of the Guarantee and Collateral Agreement; and (vi) copies of the Related Agreements, executed by all parties thereto.

(b) Closing Certificate of the Borrower. The Administrative Agent shall have received (i) a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower dated the Closing Date, substantially in the form of Exhibit K with appropriate insertions and attachments including the certificate of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(c) Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of IAAI and its Subsidiaries and ADESA and its Subsidiaries, in each case ending on or about December 31, 2006, on or about December 31, 2005 and on or about December 31, 2004, and (iii) unaudited interim consolidated financial statements of IAAI and its Subsidiaries and ADESA and its Subsidiaries, in each case as at the last day of the most recent fiscal quarter of IAAI and ADESA, as the case may be, elapsed more than 45 days prior to the Closing Date.

(d) Fees. The Administrative Agent shall have received confirmation reasonably satisfactory to it that all fees required to be paid and all invoiced expense reimbursements payable by any Loan Party for account of any of the Agents or Lenders on or before the Closing Date will be paid concurrently with the funding of the Initial Term Loans on the Closing Date.

(e) Closing Certificate of the Guarantors, Certificate of Incorporation; Good Standing. The Administrative Agent shall have received (i) a certificate of each Guarantor, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation of such Guarantor that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for such Guarantor from its jurisdiction of organization.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of Becca Polak, Associate General Counsel of ADESA, substantially in the form of Exhibit F-2;

(iii) the legal opinion of Sidney Kerley, Corporate Counsel of IAAI, substantially in the form of Exhibit F-3;

(iv) the legal opinion Osler, Hoskin & Harcourt LLP, Canadian counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-4;

(v) the legal opinion of Blackwell Sanders Peper Martin LLP, local counsel in Missouri, substantially in the form of Exhibit F-5;

(vi) the legal opinion of Herold and Haines, P.A., local counsel in New Jersey, substantially in the form of Exhibit F-6; and

(vii) the legal opinion of Ice Miller LLP, local counsel in Indiana, substantially in the form of Exhibit F-7.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) certificates representing the shares of Capital Stock listed on Schedule 2 to the Guarantee and Collateral Agreement, together with an undated stock power or equivalent for each such certificate executed in blank by the pledgor thereof and (ii) each promissory note (if any) listed on Schedule 2 to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Solvency Certificate. The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of Borrower substantially in the form of Exhibit J, which shall document the solvency of the Loan Parties, on a consolidated basis, as of the Closing Date after giving effect to the Acquisition and other transactions contemplated hereby.

(i) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(j) Capitalization of Borrower. The Equity Contribution shall have been made on terms reasonably satisfactory to the Administrative Agent.

(k) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If reasonably requested by the Administrative Agent, the Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower has obtained (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(l) Existing Indebtedness. Arrangements satisfactory to the Administrative Agent shall have been made for the (i) repayment in full or defeasance of all Existing Indebtedness, (ii) termination of any commitments to lend or make other extensions of credit in respect of Existing Indebtedness, (iii) delivery of all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of IAAI and its Subsidiaries or ADESA and its Subsidiaries, as the case may be, under the Existing Indebtedness being repaid on the Closing Date, and (iv) cancellation of any letters of credit outstanding under the Existing Indebtedness or the issuance of Letters of Credit to support the obligations of IAAI and its Subsidiaries or ADESA and its Subsidiaries, as the case may be, with respect thereto.

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(n) Lien Searches. The Administrative Agent shall have received the results of a recent lien search with respect to each Loan Party in the jurisdiction where each such Loan Party is located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(o) Perfection Certificate. The Administrative Agent shall have received a perfection certificate executed by Holdings and each other Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.

(p) Patriot Act. The Lenders shall have received from the Loan Parties all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(q) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it or the Lead Arrangers or the Required Lenders may reasonably request.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) notwithstanding anything to the contrary herein or in any other Loan Document, the only representations and warranties relating to ADESA and its Subsidiaries which shall be made on the Closing Date shall be (A) such of the representations and warranties made by ADESA in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings and the Borrower have the right to terminate their respective obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement and (B) the representations and warranties set forth in Sections 5.3, 5.4, 5.5, 5.11, 5.14, 5.19 and 5.23.

(c) Borrowing Notices. The Administrative Agent shall have received (i) a notice of borrowing pursuant to Section 3.2 or 3.4, as the case may be, in connection with any borrowing under the Revolving Commitments or Swingline Loans or (ii) an Application pursuant to Section 3.8 for issuance of a Letter of Credit on behalf of the Borrower.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and the current year budget, reported on without any material qualification or exception including a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or, in the case of the first fiscal quarter ending after the Closing Date, 60 days after the end of such fiscal quarter), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year and the current year budget, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Notwithstanding the foregoing such financial statements may be delivered in the form and with the accompanying certifications required by applicable Requirements of Law for filing Forms 10-K and Forms 10-Q with the SEC.

7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Group Member during such period has observed in all material respects or performed in all material respects all of the applicable covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it in all material respects, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (ii)(x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and, concurrently with the delivery of any financial statements pursuant to Section 7.1(a) only, a listing of any registered or applied-for material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(b) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being recognized by the Lenders that the projection and pro forma financial information contained in the material referenced above is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(c) if the Borrower is not then a reporting company under the Exchange Act within 45 days after the end of each fiscal quarter of the Borrower (90 days, in the case of the fourth fiscal quarter of any Fiscal Year, and 60 days, in the case of the first fiscal quarter ending after the Closing Date), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(d) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any of the Unsecured Notes, any Securitization or the Acquisition Documentation;

(e) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings, any Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f) concurrently with the delivery of any document or notice required to be delivered pursuant to Section 7.1 or 7.2, Borrower shall indicate in writing whether such document or notice contains Non-public Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to any Group Member or their securities) and, if documents or notices required to be delivered pursuant to Section 7.1 or 7.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to Section 7.1 or 7.2 contains Non-public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Group Members and their securities; and

(g) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where failure to pay, discharge or otherwise satisfy such material obligations, in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary to conduct its business, except, in each case, as otherwise permitted by Section 8.4 and except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with reputable insurance companies insurance on all its property in at least such amounts and against such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon reasonable prior notice, any persons designated by the Administrative Agent, or upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at such reasonable times and upon reasonable intervals and to discuss the business, operations, properties and financial and other condition of the Group Members with officers of the Group Members and with their independent certified public accountants at such reasonable times and upon reasonable intervals, in each case as any Administrative Agent or, upon the occurrence of and during the continuance of an Event of Default, any Lender may reasonably request; provided that, unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised by the Administrative Agent once per calendar year.

7.7. Notices. Promptly upon any Responsible Officer of any Group Member acquiring knowledge thereof, give notice to the Administrative Agent and each Lender of the following:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) which, if determined adversely to such Group Member (after taking into account any available insurance coverage), would have or would reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or other temporary or specific relief is sought which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, the incurrence of an “accumulated funding deficiency” (as defined in Section 302 of ERISA) (whether or not waived) with respect to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the relevant Group Member proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply in all material respects with, and make all commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and make all commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case except for any such non-compliance or failure to obtain, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.

(b) Unless being contested in good faith, conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided that compliance within deadlines set by such orders or authorities shall be deemed to be prompt.

7.9. Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Unsecured Notes and the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10. Additional Collateral, etc. (a) With respect to any owned property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien (except as expressly set forth in the applicable Security Document), promptly (or within such period of time as reasonably consented to by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a (except as expressly set forth in the applicable Security Document) perfected security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any (i) Excluded Real Property that is not sold or disposed of on or prior to the fifteenth month anniversary of the Closing Date, and (ii) fee simple interest in any real property having a value of at least $4,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor promptly (or within such period of time as reasonably consented to by the Administrative Agent) (A) execute, acknowledge and deliver a Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, in an amount no greater than 125% of the purchase price if the property is located in a state with mortgage recording tax covering such real property, (B) if requested by the Administrative Agent, provide the Secured Parties with (1) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property as well as a current ALTA survey thereof, together with a surveyor’s certificate and (2) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (C) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or an Excluded

Subsidiary), promptly (or within such period of time as reasonably consented to by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers or equivalents, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (other than any Securitization Subsidiary) (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a (to the extent provided in the Guarantee and Collateral Agreement) perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) The Borrower will not issue or sell any of its Capital Stock (i) to any Person other than Holdings, (ii) unless such Capital Stock is issued subject to the security interest granted by the Guarantee and Collateral Agreement or (iii) in any form except as a certificated security delivered at or substantially concurrent with issuance to the Administrative Agent and pledged pursuant to the Guarantee and Collateral Agreement.

(e) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) (or within such period of time as reasonably consented to by the Administrative Agent) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a (except as expressly set forth in the Guarantee and Collateral Agreement) perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers or equivalents, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.11. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 5.16.

7.12. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the

Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will, if reasonably requested by the Administrative Agent, use commercially reasonable efforts to execute and deliver, or to cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.13. Post-Closing Items. Deliver the items described on Schedule 7.13 within the period or by the date specified therein or, with the consent of the Administrative Agent, not more than 60 days thereafter.

SECTION 8. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants. (a) Maximum Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio, as of any date set forth below on which the Revolving Commitments are outstanding, to exceed the amount set forth opposite such date below:

Last Day of Fiscal Quarter Ending On or About	Maximum Consolidated Senior Secured Leverage Ratio
December 31, 2007	5.85 to 1.00
March 31, 2008	5.85 to 1.00
June 30, 2008	5.85 to 1.00
September 30, 2008	5.85 to 1.00
December 31, 2008	4.75 to 1.00
March 31, 2009	4.75 to 1.00
June 30, 2009	4.75 to 1.00
September 30, 2009	4.75 to 1.00
December 31, 2009	3.75 to 1.00
March 31, 2010	3.75 to 1.00
June 30, 2010	3.75 to 1.00
September 30, 2010	3.75 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	3.00 to 1.00
September 30, 2011	3.00 to 1.00
December 31, 2011 and thereafter	2.50 to 1.00

(b) Right to Cure Financial Condition Covenant. Notwithstanding anything to the contrary contained in Section 9, in the event that the Borrower fails to comply with the requirements of Section 8.1(a) (to the extent compliance with Section 8.1(a) was required as of the relevant date of determination), until the tenth calendar day subsequent to the day on which the Borrower is required by Section 7.1 to deliver financial reports for any period ended on the last day of any fiscal quarter, the Borrower may request that any cash common equity contribution made (directly or indirectly) to Holdings by the Permitted Investors and contributed by Holdings to the Borrower as common equity substantially concurrently with such request and on or prior to such day be included in the calculation of Consolidated EBITDA for such fiscal quarter (the ability of the Borrower to make such request, the “Cure Right”, and such cash common equity contribution or loan proceeds amount received by the Borrower, the “Cure Amount”); provided that (i) the Cure Right may be exercised so long as there are at least two consecutive fiscal quarters in each four fiscal quarter period in respect of which the Cure Right has not been exercised and (ii) the Cure Amount shall not exceed in the aggregate the amount required for purposes of complying with Section 8.1(a) (assuming compliance with Section 8.1(a) was required as of the relevant date of determination). Pursuant to the exercise by the Borrower of such Cure Right, such financial condition covenant set forth in Section 8.1(a) (but not Consolidated EBITDA or the relevant ratio as they relate to any other covenant or agreement herein) shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased for such fiscal quarter, in accordance with the definition thereof, solely for the purpose of measuring compliance with Section 8.1(a) (to the extent such compliance was required on the relevant date of determination) for each period that includes such fiscal quarter (and not for any other purpose under this Agreement), by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall be in compliance with the requirements of Section 8.1(a) (to the extent required to be in such compliance), the Borrower shall be deemed to have satisfied the requirements of Section 8.1(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial condition covenant set forth in Section 8.1(a) which had occurred shall be deemed cured for all purposes of the Agreement.

8.2. Indebtedness. Create, issue, assume, become liable in respect of or otherwise Incur, or suffer to exist, any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any Foreign Subsidiary and (iv) subject to Section 8.8(k), of any Foreign Subsidiary to the Borrower or any Wholly Owned Subsidiary Guarantor;

(c) Guarantee Obligations Incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Wholly Owned Subsidiary Guarantor and, subject to Section 8.8(k), of any Foreign Subsidiary; and Guarantee Obligations Incurred by any Foreign Subsidiary of obligations of any other Foreign Subsidiary;

(d) Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and listed on Schedule 8.2(d) and any Permitted Refinancing thereof;

(e) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower in respect of the Unsecured Notes in an aggregate principal amount not exceeding $1,025,000,000 and up to $150,000,000 of “Additional Notes” issued after the Closing Date under any of the Indentures and any Permitted Refinancing of any such Indebtedness; and Guarantee Obligations of Subsidiary Guarantors in respect of such Indebtedness (subordinated, in the case only of Guarantee Obligations as to the Unsecured Notes outstanding under the Senior Subordinated Notes Indenture, to the same extent as the obligations of the Borrower in respect of such Unsecured Notes);

(g) Hedge Agreements required under Section 7.9 or permitted under Section 8.12;

(h) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, Incurred for working capital purposes in an aggregate principal amount not to exceed $50,000,000 at any time;

(i) Unsecured Indebtedness of Holdings in respect of Management Advances in an aggregate principal amount not to exceed $10,000,000 Incurred in any fiscal year;

(j) guarantees of Indebtedness of directors, officers and employees of Holdings or any of its Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding under Section 8.8(f), shall not at any time exceed $10,000,000;

(k) Indebtedness of a Subsidiary of the Borrower acquired in a Permitted Acquisition and outstanding at the time of such Permitted Acquisition, Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness, and refinancings, renewals or extensions of any such Indebtedness that do not increase the outstanding principal amount or change the obligor in respect thereof, if (i) such Indebtedness was not Incurred in connection with, or anticipation or contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness, refinancings, renewals and extensions does not at any time exceed $25,000,000;

(l) guarantees of Indebtedness of a Person which is not a Subsidiary of the Borrower and in which the Borrower or a Subsidiary made an investment permitted by Section 8.8(n) or preferred Capital Stock of a Foreign Subsidiary which such Foreign Subsidiary is obligated to purchase, redeem, retire or otherwise acquire, if the aggregate outstanding principal amount so guaranteed and the aggregate outstanding redemption value of such Capital Stock, when added to (i) unreimbursed payments theretofore made in respect of such guarantees and (ii) Investments then outstanding under Section 8.8(n), does not at any time exceed $10,000,000;

(m) additional unsecured Indebtedness of the Group Members in an aggregate principal amount not to exceed $60,000,000 at any one time outstanding;

(n) to the extent constituting Indebtedness, obligations of any Group Member which is the seller or servicer in a Permitted Securitization in respect of any Standard Securitization Undertakings as to such Permitted Securitization and Guarantee Obligations of the Borrower or any other Loan Party as to such Indebtedness;

(o) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (including in connection with workers’ compensation) Incurred in the ordinary course of business;

(p) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(q) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of the Borrower or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions or permitted Dispositions;

(r) Indebtedness consisting of promissory notes issued to present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise to finance the purchase or redemption of Capital Stock of Holdings or any Parent, to the extent the applicable Restricted Payment is permitted by Section 8.6;

(s) unsecured Indebtedness representing insurance premiums owing in the ordinary course of business;

(t) Indebtedness in connection with the Atlanta IRB Transaction and any Permitted Refinancing thereof;

(u) Indebtedness of one or more Canadian Subsidiaries of the Borrower to the Borrower or any other Loan Party in an aggregate outstanding principal amount not at any time exceeding the aggregate principal amount of such Indebtedness outstanding on the Closing Date plus $25,000,000; and

(v) unsecured Indebtedness of the Borrower (which may, but need not, consist of additional subordinated notes issued under the Senior Subordinated Notes Indenture) and unsecured Guarantee Obligations of Subsidiary Guarantors in respect thereof if (i) such Indebtedness and Guarantee Obligations (A) mature no earlier than the Unsecured Notes issued under the Senior Subordinated Notes Indenture, (B) do not require any mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to maturity, except in case of certain asset sales or changes of control on the terms set forth in the Senior Subordinated Notes Indenture or other terms that, prior to the Incurrence of such Indebtedness, the Borrower certifies to the Administrative Agent, and the Administrative Agent reasonably agrees, are not (taken as a whole) materially less favorable to the Lenders than those set forth in the Senior Subordinated Notes Indenture, and (C) are subordinated to the Obligations and other present and future senior debt of the Borrower and Subsidiary Guarantors on the subordination terms set forth in the Senior Subordinated Notes Indenture or other terms that, prior to the Incurrence of such Indebtedness, the Borrower certifies to the Administrative Agent, and the Administrative Agent reasonably agrees, are not (taken as a whole) materially less favorable to the Lenders than those set forth in the Senior Subordinated Notes Indenture and (ii) on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

8.3. Liens. Create, become subject to, assume or otherwise Incur, or suffer to exist, any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or government charges not yet due or that are being contested in good faith by appropriate proceedings, provided that reserves with respect thereto are maintained on the books of the relevant Group Member in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature Incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances and minor title defects or matters that would be disclosed in an accurate survey affecting real property Incurred in the ordinary course of business that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Group Member or materially detract from the value of the real property subject thereto;

(f) Liens created pursuant to the Loan Documents;

(g) Liens securing Indebtedness permitted by Section 8.2(e) if (i) such Liens are created substantially simultaneously with the Incurrence of such Indebtedness (for the acquisition of certain property ) or within 270 days thereafter and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h) any interest or title of a lessor under any lease entered into by a Group Member in the ordinary course of its business and covering only the assets so leased and other statutory and common law landlords’ liens under leases;

(i) Liens in existence on the Closing Date listed on Schedule 8.3(i) (including the Atlanta IRB Transaction) and modifications, replacements, renewals or extensions thereof, provided, that no such Lien is spread to cover any additional property after the Closing Date and the amount of the aggregate obligations, if any, secured by any such Lien are not increased;

(j) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9;

(k) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, if (i) any Indebtedness secured by such Liens is permitted by Section 8.2(k), and (ii) such Liens are not Incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of any Group Member; and Liens on such property or assets securing refinancings, renewals and extensions of such Indebtedness permitted under Section 8.2(k);

(l) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 8.2(h).

(m) Liens on property subject to sale-leaseback transactions to the extent such sale-leaseback transactions are permitted by Section 8.11;

(n) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries taken as a whole;

(o) any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture agreed to by the holders of such Capital Stock;

(p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is Incurred) of the assets subject thereto exceeds $10,000,000 at any one time;

(q) any interest of the Borrower’s clients in vehicles that are on consignment to the Borrower and any proceeds thereof;

(r) Liens on Securitization Assets sold or transferred or purported to be sold or transferred to a Securitization Subsidiary in connection with a Securitization;

(s) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(t) Liens on earnest money deposits of cash or Cash Equivalents in connection with any Permitted Acquisition;

(u) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business; and

(v) Permitted Encumbrances.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except:

(a) that any Subsidiary of the Borrower may be merged, consolidated or liquidated (i) with or into the Borrower if the Borrower is the continuing or surviving corporation, (ii) with or into any Wholly Owned Subsidiary Guarantor if the Wholly Owned Subsidiary Guarantor is the continuing or surviving corporation or (iii) subject to Section 8.8(k), with or into any Foreign Subsidiary; and any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary;

(b) that any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise) as permitted by Section 8.5 (other than Section 8.5(c)), or to the Borrower or any Wholly Owned Subsidiary Guarantor or, subject to Section 8.8(k), any Foreign Subsidiary; and any Foreign Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary;

(c) pursuant to the Merger; and

(d) pursuant to any merger between the Borrower or a wholly-owned Subsidiary Guarantor and any other Person; provided that the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving entity of any such merger.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, used, surplus or worn out property in the ordinary course of business (including the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole) and Dispositions of property no longer used or useful in the conduct of the business of the Borrowers and its Subsidiaries;

(b) the sale of inventory or the licensing, sublicensing or other disposition of Intellectual Property in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor; and the sale or issuance of any Foreign Subsidiary’s Capital Stock to any other Foreign Subsidiary, the Borrower or any other Wholly Owned Subsidiary Guarantor;

(e) sale-leaseback transactions permitted by Section 8.11;

(f) sales, transfers or dispositions by the Borrower or any of its Subsidiaries of non-strategic assets purchased as part of a Permitted Acquisition, so long as (i) no Default then exists or would result therefrom, (ii) the Borrower or such Subsidiary receives at least fair market value (as determined in good faith by the Borrower), (iii) the aggregate proceeds received by the Borrower or such Subsidiary from all such sales, transfers or dispositions relating to a given Permitted Acquisition do not exceed 40% of the aggregate consideration paid for such Permitted Acquisition, and (iv) such non-strategic assets are sold, transferred or disposed of on or prior to the first anniversary of such Permitted Acquisition;

(g) the sale of Securitization Assets to one or more Securitization Subsidiaries in connection with a Permitted Securitization;

(h) Dispositions of property from (a) the Borrower to any Subsidiary Guarantor, (b) from any Subsidiary Guarantor to any other Subsidiary Guarantor and (c) any Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor or to any Loan Party;

(i) Dispositions permitted by Section 8.3;

(j) leases or subleases of property in the ordinary course of business which do not materially interfere with the conduct of the business of the Borrower or any of its Subsidiaries taken as a whole;

(k) Dispositions of property in connection with Recovery Events;

(l) Dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business;

(m) Dispositions of any Excluded Real Property; and

(n) the Disposition of other property having a fair market value not to exceed $50,000,000 in the aggregate for any fiscal year if the consideration received from such Disposition is no less than fair market value of such assets (as determined in good faith by the Borrower) of which at least 75% is received in cash or Cash Equivalents at the closing of such Disposition.

8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to (i) Borrower or any Wholly Owned Subsidiary Guarantor and (ii) to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests); and any Foreign Subsidiary may make Restricted Payments to another Foreign Subsidiary;

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may pay dividends or make loans or advances to Holdings or any Parent to permit Holdings or such Parent to (i) purchase Holdings’ or such Parent’s Capital Stock from present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings or any Parent, in an aggregate amount (net of any proceeds received by Holdings or any Parent and contributed to the Borrower in connection with resales of any Capital Stock so purchased) not exceeding $10,000,000 in any fiscal year and (ii) pay management fees and expense reimbursements expressly permitted by Section 8.10;

(c) the Borrower may pay dividends or make loans and advances to Holdings or any Parent to permit Holdings or any Parent to (i) pay corporate overhead expenses incurred in the ordinary course of business in an aggregate amount not exceeding $5,000,000 in any fiscal year; (ii) pay (A) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by Holdings or any Parent), required to be paid by Holdings or any Parent by virtue of its being incorporated or otherwise organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent or Holdings), or being a holding company parent of the Borrower, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower is permitted to make payments to Holdings or any Parent pursuant to the other clauses of this Section 8.6, or (B) for so long as the Borrower is a member of a group filing a consolidated, combined or unitary tax return with Holdings or any Parent, amounts necessary for the payment of federal, state or local income taxes payable by Holdings or such Parent and measured by the income of the Borrower and its Subsidiaries which are payable by Holding or such Parent; (iii) to pay expenses incurred by Holdings or any Parent in connection with offerings, registrations, or exchange listings of equity securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings or any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary of the Borrower out of the proceeds of such offering promptly if such offering is completed; (iv) to pay audit costs and any costs (including all professional fees and expenses) incurred by Holdings or any Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder; (v) to pay obligations of Holdings or any Parent under or in respect of director and officer insurance policies or indemnification obligations to directors or officers; (vi) to pay fees and perform its other obligations pursuant to the terms of the Management Agreement so long as no Default under Section 9(a) or 9(f) has occurred and is continuing and (vii) the Borrower may make Restricted Payments the proceeds of which shall be used by Holdings or any Parent to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings or any Parent;

(d) Restricted Payments necessary to consummate the Merger, and to Holdings to permit Holdings to make payments in connection with the Merger and the financing therefor (including payments of fees and expenses in connection therewith); and

(e) the Borrower may make Restricted Payments from and counted against Available Retained ECF if and so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) both on a historical and on a pro forma basis (giving effect to such payment and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) the Consolidated Leverage Ratio on the most recent Test Date did not exceed 4.5 to 1.0 and (iii) Available Retained ECF would be a positive number if Available Retained ECF is reduced by the amount of such Restricted Payments.

8.7. Capital Expenditures. (a) Other than any Capital Expenditures financed from proceeds of any purchase money Indebtedness permitted by Section 8.2, make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $75,000,000 in fiscal year 2007 after the Closing Date, $100,000,000 in fiscal year 2008, and $80,000,000 in any fiscal year thereafter; provided, that (i) up to 100% of any amount permitted but not expended in any fiscal year may be carried over for expenditure in the next succeeding fiscal year (it being understood that no portion of such carried over amount for any fiscal year may be used until the entire initial amount of permitted Capital Expenditures for the current fiscal year has been used for Capital Expenditures), (ii) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount will not be subject to the foregoing restriction and (iii) Capital Expenditures made from and counted against Available Retained ECF will not be subject to the foregoing restriction if Available Retained ECF would be a positive number if Available Retained ECF is reduced by the amount of such Capital Expenditures; and

(b) Notwithstanding anything to the contrary contained in clause (a) above, for any fiscal year, the amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to this Section 8.7 (including as a result of any amount carried over in accordance with clause (a) above) may be increased by an amount not to exceed $10,000,000 (the “CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount expended in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that would have been permitted to be made in the immediately succeeding fiscal year.

8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) Guarantee Obligations to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(e) Investments held by the Borrower or any Subsidiary on the Closing Date and described on Schedule 8.8(e) (including the Atlanta IRB Transaction);

(f) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members (with the aggregate amount outstanding under Section 8.2(j)) not to exceed $10,000,000 at any one time outstanding;

(g) non-cash consideration received in any Disposition permitted by Section 8.5;

(h) the transactions contemplated by the Merger and the Equity Contribution;

(i) any Permitted Acquisition of all or substantially all of the assets of a Person or a business unit of a Person or the Capital Stock of a Person (other than directors’ qualifying shares) that becomes (in the case of an acquisition of capital stock) a Domestic Subsidiary and a Subsidiary Guarantor;

(j) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

(k) Investments in Foreign Subsidiaries (including Permitted Acquisitions of Persons which become Foreign Subsidiaries, Incurrence of Guarantee Obligations with respect to obligations of Foreign Subsidiaries, loans made to Foreign Subsidiaries and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiaries) so long as the aggregate amount of all such Investments by the Borrower or any of its Subsidiaries (except Investments by a Foreign Subsidiary in a Person that prior to such Investment is a Foreign Subsidiary) net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale does not exceed $25,000,000 at any time outstanding;

(l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(m) Hedge Agreements required under Section 7.9 or permitted under Section 8.12;

(n) intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(o) transactions permitted by Sections 8.4 and 8.6(c);

(p) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount, net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale, not exceeding $60,000,000 at any time outstanding; and

(q) the Borrower may make Investments from and counted against any Available Retained ECF if and so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) both on a historical and on a pro forma basis (giving effect to such payment and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) the Consolidated Leverage Ratio on the most recent Test Date did not exceed 5.0 to 1.0 and (iii) Available Retained ECF would be a positive number if Available Retained ECF is reduced by the amount of such Investments;

(r) Investments that are captured by, added to the value of or consisting of the Seller’s Retained Interests in connection with a Permitted Securitization;

(s) intercompany loans permitted by Section 8.2(u);

(t) advances of payroll payments to employees in the ordinary course of business; and

(u) guarantees of leases (other than Capitalized Lease Obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

8.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any of the Unsecured Notes (other than the conversion of any of the Unsecured Notes to Capital Stock of Holdings (other than Disqualified Capital Stock)) or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any of the Unsecured Notes (other than technical corrections or modifications) (i) except as permitted by Section 8.2(f) (in the case of an increase in principal amount), which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by any Unsecured Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith; (ii) which adds or relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or (iii) which otherwise adversely affects the interests of the Lenders with respect to any of the Unsecured Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary) unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member and (iii) upon fair and reasonable terms not materially less favorable to the relevant Group Member, than it would obtain in an arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may do the following:

(a) Restricted Payments may be made to the extent permitted by Section 8.6;

(b) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 8.2, 8.4, 8.5 and 8.8;

(c) customary fees and indemnifications may be paid to directors of any Parent, Holdings, the Borrower and its Subsidiaries;

(d) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of any Parent, Holdings, the Borrower and its Subsidiaries in the ordinary course of business;

(e) the Borrower and its Subsidiaries may pay fees, expenses and any other amounts payable to the Sponsors and perform their other obligations pursuant to the terms of the Management Agreement so long as no Default under Section 9(a) or (f) has occurred and is continuing; provided that, to the extent any fees, expenses, and other amounts payable to the Sponsors under this Section 8.10(e) are not permitted to be paid in cash pursuant to the foregoing shall accrue and shall be paid after any Defaults under Section 9(a) or (f) have been cured or waived;

(f) the execution, delivery and performance of a tax sharing agreement with respect to any of the charges, taxes or assessments described in clause (B) of Section 8.6(c)(ii), to the extent that payments in connection with such tax sharing agreement are permitted by Section 8.6(c)(ii);

(g) the Merger, the Equity Contribution and any other contemporaneous transactions contemplated hereby (including the payment of fees and expenses in connection therewith) shall be permitted;

(h) transactions related to Permitted Securitizations;

(i) sales of Capital Stock (other than Disqualified Capital Stock) of Holdings to its Affiliates and options and warrants exercisable therefore and the granting of registration and other customary rights in connection therewith; and

(j) any transaction with an Affiliate where the only consideration paid is Capital Stock of Holdings (other than Disqualified Capital Stock).

8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except for (a) a sale of real or personal property made for cash consideration in an amount not less than the cost of such real or personal property and consummated within 270 days after the Borrower or any Subsidiary acquires, makes improvements or completes the construction of such property, and (b) any other sale and contemporaneous leaseback of any real property and any associated fixtures and equipment for cash consideration in an aggregate amount not less than the fair market value of such property (as determined in good faith by the Board of Directors of the Borrower) and on leaseback terms determined in good faith by the Board of Directors of the Borrower to be fair to the Borrower and its Subsidiaries.

8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on or about a day other than December 31 or change the Borrower’s method of determining fiscal quarters without the prior consent of the Administrative Agent (not to be unreasonably withheld).

8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, become subject to, assume or otherwise incur, or suffer to exist, any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is or may become a party other than (a) this Agreement and the other Loan Documents, (b) any of the Indentures and any agreements evidencing any refinancing of the Unsecured Notes permitted by Section 8.2(f), (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby, if the prohibition or limitation therein is only effective against the assets financed thereby, (d) agreements for the benefit of the holders of Liens described in Sections 8.3(k) or 8.3(l) and applicable solely to the property subject to such Lien and (e) agreements related to any Permitted Securitization.

8.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date (including the Indentures), (iii) any encumbrance or restriction with respect to a Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness Incurred by such Subsidiary prior to the date on which it became a Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to the any other Group Member or the properties or assets of any other Group Member, (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) with respect to clause (c), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, (vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (vii) any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any Credit Facility extended to any Foreign Subsidiary; (viii) restrictions in the transfers of assets encumbered by a Lien permitted by Section 8.3, (ix) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 8.2(k) if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) the Borrower in good faith determines that such encumbrance or restriction will not cause the Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower), (x) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Closing Date, (xi) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted by Section 8.5 pending the consummation of such Disposition, (xii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and (xiii) any encumbrance or restriction in agreements related to any Permitted Securitization.

8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related thereto or are reasonable extensions thereof.

Amendments to Acquisition Documents. Amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation in any manner materially adverse to the interests of the Lenders without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld).

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall fail to observe or perform of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to Holdings and the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement, or an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; provided that any Event of Default under Section 8.1(a) shall not constitute an Event of Default with respect to the Term Loans until the earlier of (i) the date that is 30 days after the date such Event of Default arises and is continuing with respect to the Revolving Loans and (ii) the date on which the Administrative Agent or the Revolving Lenders exercise any remedies with respect to the Revolving Loans in accordance with Section 9; and provided, further, that any Event of Default under Section 8.1(a) may be waived, amended or otherwise modified from time to time pursuant to clause (xii) of Section 11.1; or

(d) any Loan Party shall fail to observe or perform any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such failure shall continue unremedied for a period of 30 days after written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Hedge Agreement or Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond the period of grace provided in such instrument or agreement, if any, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $35,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, Incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (iii), (iv), (v) and (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason other than as set forth in Section 11.14, to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable or (except as expressly set forth therein or as a result of the actions, or lack thereof, by the Administrative Agent) perfected as to any property of the Loan Parties having an aggregate value exceeding $35,000,000; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) (i) at any time prior to the initial registered public offering of voting Capital Stock of Holdings or any Parent, the Permitted Investors shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (x) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having less than a majority of the total voting power of all outstanding shares of such Parent or (y) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having less than a majority of the total voting power of all outstanding shares of voting Capital Stock of Holdings, (ii) at any time on and after the date of the initial registered public offering of voting Capital Stock of Holdings or any Parent, (x) the Permitted Investors shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having less than 35% of the total voting power of all outstanding shares of such Parent or (B) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having less than 35% of the total voting power of all outstanding shares of voting Capital Stock of Holdings, and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Investors, shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having a greater amount of the voting power of all outstanding shares of voting Capital Stock of such Parent than such shares of which the Permitted Investors in the aggregate are the “beneficial owner” or (B) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having a greater amount of the voting power of all outstanding shares of the voting Capital Stock of Holdings than such shares of which the Permitted Investors in the aggregate are the “beneficial owner”; (iii) the board of directors of Holdings or any Parent shall cease to consist of a majority of Continuing Directors; (iv) Holdings shall cease to hold and own beneficially, of record and directly, and control 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (v) a Specified Change of Control shall occur and the Borrower delivers or is required to deliver a change of control notice to any of the holders or lenders pursuant to any of the Unsecured Notes; or

(l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of the Borrower and its Subsidiaries, provided that Holdings may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activities, (C) the entering into, and performing its obligations under, this Agreement, the other Loan Documents and the Management Agreement and Management Stock Agreements, in each case to which it is a party, (D) the issuance, sale or repurchase of its Capital Stock to the extent permitted under this Agreement, (E) dividends or distributions on its Capital Stock, (F) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (G) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (H) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (I) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (J) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (K) making loans to or other Investments in the Borrower or any Wholly-Owned Subsidiary Guarantor as and to the extent not prohibited by this Agreement, or (ii) create, assume, become obligated for or otherwise Incur, or suffer to exist, any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party, (C) obligations with respect to its Capital Stock, (D) Indebtedness owed to the Borrower or any Wholly-Owned Subsidiary Guarantor as and to the extent not prohibited by this Agreement and (E) other liabilities and obligations not constituting Indebtedness permitted in clause (i) above; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken (it being understood that during any period during which an Event of Default under Section 8.1(a) exists solely with respect to the Revolving Loans and/or the Revolving Commitments, the Administrative Agent may, and at the request of the Majority Facility Lenders under the Revolving Facility shall, take any of the following actions solely as they relate to Revolving Loans and/or the Revolving Commitments): (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay any of the other Secured Obligations pursuant to the requirements of the Collateral Agreement. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected against any action or claim by any Lender or affiliate thereof, in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign as Administrative Agent. If the Administrative Agent shall have given notice of its resignation as

Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. Agents Other than the Administrative Agent. The Lead Arrangers, the Syndication Agent, the Co-Documentation Agents and the Joint Bookrunners, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.

10.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Except as provided in Section 2.4, none of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as set forth in Section 11.14, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, in each case, without the written consent of each Lender directly affected thereby; (v) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of any Default) without the written consent of the Majority Facility Lenders under the Revolving Facility; (vi) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders under each Facility affected thereby, except that the additional written consent of each Lender directly and adversely affected thereby shall be required in the case of Section 4.8(a), 4.8(c) and the first sentence of Section 4.8(b); (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; (x) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender; (xi) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Obligations,” “Borrower Obligations” (as defined in the Guarantee and Collateral Agreement), or “Borrower Hedge Agreement Obligations” (as defined in the Guarantee and Collateral Agreement), in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty; or (xii) amend, modify or waive any of the terms and provisions (and related definitions) of Section 8.1(a) (even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligations or to reduce any fee payable hereunder) or any of the terms and provisions of the proviso set forth in clause (c) of Section 9, without the written consent of the Majority Facility Lenders under the Revolving Facility, and, notwithstanding anything else in this Agreement to the contrary, any such amendment, waiver or other modification shall be effective for all purposes of this Agreement with the written consent of only the Majority Facility Lenders under the Revolving Facility (or the Administrative Agent with the prior written consent thereof), on the one hand, and the Borrower, on the other hand. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), but only if (a) the aggregate principal amount of the Replacement Term Loans does not exceed the aggregate principal amount of the Refinanced Term Loans, (b) the Applicable Margin for the Replacement Term Loans is not higher than the Applicable Margin for the Refinanced Term Loans, (c) the weighted average life to maturity of the Replacement Term Loans is not shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of the refinancing and (d) all other terms applicable to such Replacement Term Loans are substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

11.2. Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic .pdf), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	KAR Holdings II, LLC
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James Conners
Telecopy: (212) 223-2379
Telephone: (212) 751-3939

with a copy to:

James M. Douglas, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036-6522
Telecopy: (917) 777-2868
Telephone: (212) 735-2868

The Borrower:	KAR Holdings, Inc.
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
Attention: Brian T. Clingen
Telecopy: (630) 371-3500
Telephone: (800) 923-3725

with a copy to:

James M. Douglas, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036-6522
Telecopy: (917) 777-2868
Telephone: (212) 735-2868

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, NY 10179
Attention: Bryan Carter
Telecopy: (212) 272-9184
Telephone: (212) 272-0219
Email: bjcarter@bear.com

(b) No notice, request or demand to or upon any Agent, the Issuing Lender, the Lenders, Holdings or the Borrower shall be effective until received. Holdings and the Borrower shall be conclusively deemed to have received any notice, request or demand if such notice, request or demand is sent by courier service and delivery thereof is confirmed by the courier, if it is sent by fax or electronic .pdf and receipt thereof is confirmed orally, if it is sent by certified mail or if it is served by any manner of service of process permitted by law. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. Approval of such procedures may be limited to particular notices or communications;

(c) (i) Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Sections 2 and 3 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to each of them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefore.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes; Indemnity. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and each of their respective officers, directors, employees, attorneys, affiliates, agents and advisors (each, including each Lender and Agent, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified

Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted pursuant to the notice information for the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) Holdings and the Borrower may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6 and (iii) the Borrower and its Subsidiaries shall not be entitled to rely on or enforce any of the provisions of this Agreement until the conditions set forth in Section 6.1 are satisfied and the Merger and first funding of Loans have been completed.

(b) (i) Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; provided, further, that no consent of the Borrower shall be required for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment provided, further, that no consent of the Administrative Agent shall be required for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers; and

(C) the Issuing Lender and the Swingline Lender, in case of an assignment of a Revolving Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of Term Loans, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that no more than one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment by a Conduit Lender to an Assignee that is not its designated Lender, another Conduit Lender administered or managed by such Conduit Lender’s designated Lender or such Conduit Lender’s liquidity providers (each such Assignee, a “Third Party Assignee”), such Conduit Lender’s designated Lender shall concurrently assign to the such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee an amount of its Commitment at least equal to the amount of the Loans assigned to such Third Party Assignee by such Conduit Lender; provided that if in connection with such assignment such Conduit Lender notifies the Borrower or the Administrative Agent that such Conduit Lender shall not make any additional Loans under this Agreement, such Conduit Lender’s designated Lender shall assign its entire Commitment to such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and subject to the limitations of Section 11.6 (c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 or 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right upon the occurrence and during the continuance of an Event of Default, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof. This Agreement supersedes all prior commitments and undertakings of any or all of the Agents and Lenders relating to the financing contemplated hereby. There are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. Each of Holdings, the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (i) the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made and obligations under or in respect of Hedge Agreements or Specified Cash Management Arrangements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding and (ii) except as otherwise agreed by the affected Qualified Counterparties, the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been (A) paid in full, (B) secured by the most senior liens upon the most extensive collateral securing any secured Indebtedness of Loan Parties which provided a source of funding for repayment of any portion of the Loans outstanding at the time the Loans were paid in full, equally and ratably with such Indebtedness (whether or not other obligations are also secured equally and ratably with such liens or by junior liens upon such collateral), if (1) the agreement governing such Indebtedness provides the affected Qualified Counterparties with equivalent rights to those set forth in this Agreement as to the release or subordination of such senior liens and (2) the affected Qualified Counterparties are reasonably satisfied that the Moody’s and S&P debt ratings applicable to such Indebtedness are not lower than the debt ratings then most recently applicable to the Facilities, or (C) secured by any other collateral arrangement satisfactory to the Qualified Counterparty in its reasonable discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. Additionally, the Administrative Agent shall deliver such other documentation reasonably requested by the Borrower to evidence the termination of this Agreement and the other Loan Documents and/or the termination of the Liens on the Collateral, in favor of the Administrative Agent for the benefit of the Secured Parties, all in form reasonably satisfactory to the Administrative Agent and the Borrower. Any such documentation shall be made without recourse, representation or warranty. The Borrower shall pay all costs and expenses (including, but not limited to, reasonable attorney’s fees), that the Administrative Agent incurs in preparing and delivering the foregoing documents (or reviewing forms of such documents prepared by the Borrower or its counsel).

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), if such person is required to maintain confidentiality, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates if such person is required to maintain confidentiality, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority, or as may otherwise be required pursuant to any Requirement of Law, or if requested or required to do so in connection with any litigation or similar proceeding; provided, that such Agent or Lender, unless prohibited by any Requirement of Law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (e) above but only to the extent reasonably practicable under the circumstances and on the understanding that no Agent or Lender shall incur any liability for failure to give such notice, (f) that has been publicly disclosed, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) in connection with the exercise of any remedy hereunder or under any other Loan Document or (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency is required to maintain confidentiality. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

11.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. Delivery of Addenda. Each initial Lender not a signatory party hereto may become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

11.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.19. Certain Undertakings with Respect to Securitization Subsidiaries.

(a) Each Agent and Lender agrees that, prior to the date that is one year and one day after the payment in full of all the obligations of the Securitization Subsidiary in connection with and under a Securitization, (i) such Agent and such Lender shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the Capital Stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest in the name of the Administrative Agent or a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of any Group Member, (D) exercise any voting rights granted or appurtenant to such Capital Stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest or (E) enforce any right that the holder of any such capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary, (ii) such Agent and such Lender hereby waives and releases any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into any Group Member, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded and (iii) such Agent and such Lender agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to Sections 11.19(a) and 11.19(b) and such agent shall have the right to enforce compliance by the Agents and Lenders with Sections 11.19(a) and 11.19(b).

(b) Notwithstanding anything to the contrary in the Security Documents or other Loan Documents, upon the transfer or purported transfer by any Group Member of Securitization Assets to a Securitization Subsidiary in a Securitization, any Liens with respect to such Securitization Assets arising under this Agreement, any Security Documents or any other Loan Documents shall automatically be released (and the Administrative Agent is hereby authorized to execute and enter into any such releases and other documents as the Borrower may reasonably request in order to give effect thereto).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KAR HOLDINGS, INC., as Borrower

By:	/s/ Eric M. Loughmiller
Name:	Eric M. Loughmiller
Title:	Executive Vice President, Chief Financial
Officer and Secretary

KAR HOLDINGS II, LLC, as Holdings

By:	/s/ Eric M. Loughmiller
Name:	Eric M. Loughmiller
Title:

ACKNOWLEDGED AND AGREED:

ADESA, INC., as Loan Party

By:	/s/ Eric M. Loughmiller
Name:	Eric M. Loughmiller
Title:

INSURANCE AUTO AUCTIONS, INC., as Loan Party

By:	/s/ Eric M. Loughmiller
Name:	Eric M. Loughmiller
Title:

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and Lender

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

UBS SECURITIES LLC, as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director
Banking Products Services, US

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director
Banking Products Services, US

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director
Banking Products Services, US

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director
Banking Products Services, US

GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Documentation Agent, Joint Bookrunner and Lender

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agent

By:	/s/ James Paris
Name:	James Paris
Title:	Managing Director

By:	/s/ Keith C. Braun
Name:	Keith C. Braun
Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Swingline Lender, Issuing Lender and Lender

By:	/s/ Travis J. Burns
Name:	Travis J. Burns
Title:	First Vice President

Annex A

PRICING GRIDS

The Applicable Margins and Commitment Fee Rate shall be adjusted on a quarterly basis after the completion of the first full fiscal quarter of the Borrower following the Closing Date, based on the Consolidated Leverage Ratio determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered, with each such adjustment to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 (it being understood that the first Adjustment Date after the Closing Date shall be based on the financial statements delivered for the fiscal quarter ended on September 30, 2007) and to remain in effect until the next adjustment is effected. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.2(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and (a) such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined in accordance with the correct Compliance Certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.8 and (b) no refund, rebate, credit or reduction will be due or required if such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin for any period. The foregoing provisions shall not limit the rights of the Administrative Agent and Lenders with respect to Section 4.5(c) and Section 9.

The Applicable Margins and Commitment Fee Rate effective on each Adjustment Date shall be determined in accordance with the pricing grids set forth below:

Revolving Loans, Swingline Loans (Base Rate Only) and Commitment Fee Rate

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	>4.75 to 1.00	2.25%	1.25%	0.50%
II	<4.75 to 1.00 but > 4.00 to 1.00	2.00%	1.00%	0.50%
III	<4.00 to 1.00 but > 3.50 to 1.00	1.75%	0.75%	0.50%
IV	<3.5 to 1.00	1.50%	0.50%	0.375%

Term Loans

The Applicable Margins for the Term Loans will be set at Pricing Level I for each day in each Applicable Period except any day on which the following condition (the “Level II Condition”) is satisfied:

Level II Condition:

No Event of Default shall have occurred and shall have been continuing on the Adjustment Date for such Applicable Period and either:

(a) the Consolidated Leverage Ratio on the Adjustment Date (based on Consolidated EBITDA for the four-quarter period ended on the most recent Test Date preceding the Adjustment Date) was less than 4.75 to 1.0;

or

(b) both (i) the Borrower’s corporate family rating last issued by Moody’s was B1 (with a stable outlook) or better and (y) the Borrower’s corporate credit rating last issued by S&P was B+ (with a stable outlook) or better.

The Borrower shall notify the Administrative Agent promptly of each change in its debt ratings.

Pricing Level		Applicable Margin For Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Level II Condition not satisfied	2.25%	1.25%
II	Level II Condition satisfied	2.00%	1.00%

* * * * *

All rates in each pricing grid are per annum rates.

If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then until the date that is three Business Days after the date on which such financial statements are delivered the highest rate set forth in each column of each pricing grid shall apply. At all times after maturity or acceleration of the maturity of the Loans or the delivery of notice to the Borrower by any Agent or the Required Lenders that an Event of Default has occurred and is continuing or occurrence of any Event of Default specified in Section 9(f) (until such time, if any, as such Event of Default may be cured or waived), the highest rate set forth in each column of each pricing grid shall apply.

The interest rate margins applicable to any Incremental Term Loan shall be determined by the Borrower and the Incremental Term Lenders funding such Incremental Term Loan.

SCHEDULE 1.1

Mortgaged Property

Birmingham 804 Sollie Drive Moody, AL 35004	Knoxville 1011 ADESA Parkway Lenoir City, TN 37771

Boston 63 Western Avenue Framingham, MA 01702	Lexington 672 Blue Sky Parkway Lexington, KY 40509

Charlotte 11600 Fruehauf Drive Charlotte, NC 28273	Long Island 425 Patchogue Yaphank Road Yaphank, NY 11980

Cincinnati/Dayton 4400 William C. Good Boulevard Franklin, OH 45005	Los Angeles 11625 Nino Way Mira Loma, CA 91752

Cleveland 210 East Twinsburg Road Northfield, OH 44067	Memphis 5400 Getwell at Holmes Road Memphis, TN 38118

Colorado Springs 10680 Charter Oak Ranch Road Fountain, CO 80817	New Jersey 200 North Main Street Manville, NJ 08835

Concord 77 Hosmer Street Acton, MA 01720	Sacramento 8649 Kiefer Boulevard Sacramento, CA 95826

Des Moines 1800 Gateway Drive Grimes, IA 50111	San Antonio 200 South Callaghan Road San Antonio, TX 78227

Edinburgh/S. Indy 11490 US 31 North Edinburgh, IN 46124	San Diego 2175 Cactus Road San Diego, CA 92154

Golden Gate 18501 West Stanford Road Tracy, CA 95377	Seattle 621 37th Street, NW Auburn, WA 98002

Houston 4526 N. Sam Houston Parkway W Houston, TX 77086	Tampa 3225 North 50th Street Tampa, FL 33619

Indianapolis 2950 East Main Street Plainfield, IN 46168	Tulsa 16015 East Admiral Place Tulsa, OK 74116

Jacksonville 11700 New Kings Road Jacksonville, FL 32219	Sarasota 6005 24th Street E Bradenton, FL 34203

Sanford/Orlando-North 3985 East State Road 46 Sanford, FL 32771

2

SCHEDULE 1.2

Excluded Real Property

Atlanta

300 Raymond Hill Road

Newnan, Georgia 30265

Fremont

6700 Stevenson Road

Fremont, CA 94538

Dallas

1224 East Big Town Blvd.

Mesquite, TX 75149

Phoenix

400 North Beck Avenue

Chandler, AZ 85226

Kansas City

101 Southwest Oldham Parkway

Lee’s Summit, MO 64081

3

SCHEDULE 5.4

Consents, Authorizations, Filings and Notices

Consents:

Auction Service Agreement between ADESA, Inc. and Bank One, dated April 1, 1999,

GM Auction Contract between General Motors Corporation and the Company, on behalf of its wholly-owned subsidiaries referenced therein, dated December 1, 2005.

Fee Agreement between ADESA, Inc. and Aon Risk Services, Inc. of Michigan, dated December 19, 2006.

Lease Agreement between ADESA California, Inc. and Automotive Recovery Services, Inc. d/b/a ADESA Impact, dated June 27, 2003.

Auction Agreement between ADESA Corporation, LLC, every ADESA auction and Toyota Motor Credit Corporation dated July 1, 2006.

Consents of the holders of the options to purchase common stock of Insurance Auto Auctions, Inc. to convert those options into options to purchase common stock of Axle Holdings, Inc.

Consents of the holders of the options to purchase common stock of Insurance Auto Auctions, Inc. under Insurance Auto Auctions, Inc.’s 2003 Stock Incentive Plan, as amended.

Notice and Consent pursuant to the Lease Agreement, by and between Allstate Insurance Company and BC Acquisition Corp., dated December 1, 1993 (Wheeling, IL).

Notice and Consent pursuant to the Lease Agreement, by and between Merrill Creek Holdings LLC and Insurance Auto Auctions, Inc., dated June 16, 2004 (Tukwila, WA).

Notice and Consent pursuant to the Lease Agreement, by and between Cheboya Ranch and Insurance Auto Auctions, Inc., dated April 11, 1994 (San Jose, CA).

Notice and Consent pursuant to the Lease Agreement, by and between Banana Avenue Partners and Insurance Auto Auctions, Inc., dated March 7, 1994 (San Bernardino, CA).

Notice and Consent pursuant to the Lease Agreement, by and between Bob F. Spence and Corrine S. Spence and Insurance Auto Auctions, dated March 24, 1994 (Auburn, Washington).

4

Notice and Consent pursuant to the Lease Agreement, by and between Vermont Holding Company, LLC and Insurance Auto Auctions, Inc., dated December 28, 1999 (Los Angeles, California).

Notice and Consent pursuant to the Lease Agreement, by and between Steven D. and Kathryn M. Brandlin and Bill M. Brodbeck and Suzanne Brodbeck, and Insurance Auto Auctions, Inc., dated March 4, 1996.

Notice pursuant to Lease Agreement, by and between Ephraim Beard and Roberta E. Beard, Trustees of the Beard Family Trust Established September 2, 1982, and Orange County Salvage Sales, Inc., dated March, 1993 (Anaheim, CA).

Notice pursuant to Lease Agreement, by and between Ephraim Beard and Roberta E. Beard, Trustees of the Beard Family Trust Established September 2, 1982, as to an undivided 1/2 interest and Kenneth A. Beard, Trustee under the Kenneth A. Beard Trust, dated July 10, 1984, and Orange County Salvage Sales, Inc., dated March, 1993 (San Bernardino, CA).

Notice pursuant to Lease Agreement, by and between Don P., Vidmar and Sidney S. Vidmar and Insurance Auto Auctions, Inc., dated April 18, 1997 (Anaheim, CA).

Consents Not Obtained:

None.

5

SCHEDULE 5.6

Litigation

These matters are listed for informational purposes only and, based upon the Borrower’s knowledge at this time of the facts and circumstances, are not believed by the Borrower to be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

ADESA Importation Services, Inc. Litigation

In January, 2002, Johnny Cooper (“Cooper”), a former manager of ADESA Importation Services, Inc. (“AIS”), a wholly owned subsidiary of the Company, filed suit against the Company and AIS (collectively “ADESA”) in the Circuit Court of the State of Michigan, County of Genesee, Case No. 02-72517-CK, alleging breach of contract and breach of other oral agreements related to AIS’s purchase of International Vehicle Importers, Inc. in December 2000. Cooper was the controlling shareholder who sold the business to AIS in 2000. AIS filed a counterclaim against Cooper including allegations of breach of contract, breach of fiduciary duty and fraud. Pursuant to Michigan law, the case was originally evaluated by an independent three attorney panel which awarded Cooper damages of $153,000 for his claims and awarded ADESA damages of $225,000 for its counterclaims. Cooper rejected the panel’s decision resulting in a jury trial. In June 2004, the jury awarded Cooper damages of $5.8 million related to the allegation that ADESA breached oral agreements to provide funding to AIS. The jury also found in favor of ADESA on three of its counterclaims including breach of contract, breach of fiduciary duty and fraud and awarded ADESA $69,000. In July 2004, the Genesee County Circuit Court entered judgment for Cooper in the amount of $6,373,812, netting the amount of the damages and awarding the plaintiff prejudgment interest. In October 2004, the Genesee County Circuit Court denied post-judgment motions made by ADESA for a new trial and/or reduction in the damages. In November 2004, the Company filed a Claim of Appeal with the Michigan Court of Appeals. Both parties subsequently submitted their respective appellate briefs to the Michigan Court of Appeals.

In December 2005, the Company filed a motion for peremptory reversal requesting the Michigan Court of Appeals to reverse the judgment on the grounds that Cooper’s oral side agreement claim was barred, as a matter of law, by the merger provisions of the asset purchase agreement that was entered into in 2000 in connection with the sale of the business to AIS. In March 2006, the Company was notified that the Court of Appeals denied the motion on the grounds that it failed to persuade the Court of the existence of manifest error requiring reversal without argument for formal submission. In April 2006, the parties presented their respective oral arguments to a three judge panel of the Court of Appeals. In August 2006, the Michigan Court of Appeals issued an unpublished opinion affirming the judgment against ADESA. In September 2006, ADESA filed a Motion for Reconsideration with the Michigan Court of Appeals. In October 2006, the Michigan Court of Appeals denied ADESA’s Motion for Reconsideration. In December 2006,

6

ADESA filed its application for leave to appeal the decision to the Michigan Supreme Court (Case No. 132630). The parties have filed their respective briefs with the Michigan Supreme Court as to the issue of whether ADESA should be permitted to appeal the lower court decision to the Michigan Supreme Court. No decision on the application for leave to appeal has been rendered.

The Company discontinued the operations of AIS, its vehicle importation business, in February 2003. At December 31, 2006, the Company has an accrual totaling $7.2 million ($5.8 million award plus accrued interest of $1.4 million) as a result of the jury trial verdict.

Auction Management Solutions, Inc.

In March 2005, Auction Management Solutions, Inc. (“AMS”) filed a lawsuit against ADESA, Inc. in U.S. District Court for the Northern District of Georgia, Atlanta Division (Civil Action No. 05 CV 0638), alleging infringement of U.S. Patent No. 6,813,612 (the “ ’612 Patent”) which was issued November 2, 2004 and pertains to an audio/video system for streaming instantaneous and buffer free data to and from a live auction site. The AMS complaint was served upon ADESA in July 2005. The complaint seeks unspecified damages and injunctive relief. The Company filed its answer, including its defenses, to the complaint in August 2005. The Company continues to vigorously defend itself against the infringement allegations. The litigation is currently in discovery.

In related litigation, AMS also filed a lawsuit against Manheim Auctions, Inc. (“Manheim”), Live Global Communications USA Inc. and Live Global Bid, Inc. (collectively “LGB”) in U.S. District Court for the Northern District of Georgia, Atlanta Division (Civil Action 05 CV 0639), alleging infringement of the ‘612 Patent and other causes of action against Manheim. The Company licenses technology used in its LiveBlock Internet auction application from LGB. The complaint seeks unspecified damages and injunctive relief. In May 2005, AMS withdrew its request for a preliminary injunction against Manheim and LGB. In June 2005, Manheim filed a counterclaim against AMS alleging infringement of U.S. Patent No. 5,774,873 related to online motor vehicle auction systems. This litigation has been consolidated with the AMS lawsuit against the Company during the discovery phase. The litigation is currently in the discovery phase. The “Markman” claim construction hearing was held in August 2006. The court has not rendered its “Markman” claim construction ruling. No trial date has been set.

Although ADESA believes it has substantial defenses to the AMS claims, there is the potential for an adverse judgment given the risk and uncertainty inherent in litigation. In the event of an adverse decision, ADESA does not believe that it would have a material adverse effect on its consolidated financial condition or liquidity but could possibly be material to its consolidated results of operations.

7

SCHEDULE 5.15

Subsidiaries

U.S. Corporate Subsidiaries

Subsidiary	Jurisdiction	Class of Stock	Authorized Shares	Outstanding Shares	Holder
ADESA, Inc.	DE	Common	100	100 (100%)	KAR Holdings, Inc.
A.D.E. of Ark-La-Tex, Inc.	LA	Common	1,000	100 (100%)	ADESA, Inc.
ADESA Importation Services, Inc.	MI	Common	60,000	100 (100%)	ADESA, Inc.
ADESA Pennsylvania, Inc.	PA	Common	1,000	100 (100%)	ADESA, Inc.
ADESA Properties Canada, Inc.	DE	Common	3,000	100 (100%)	ADESA Properties, Inc.
ADESA Texas, Inc.	TX	Common	1,000,000,000	10,000 (100%)	ADESA, Inc.
Auto Banc Corporation	NJ	Common	1,000	100 (100%)	ADESA, Inc.
Automotive Finance Corporation	IN	Common	1,000	500 (100%)	ADESA, Inc.
Automotive Recovery Services, Inc.	IN	Common	1,000	100 (100%)	ADESA, Inc.
AutoVIN, Inc.	IN	Common	1,000	1,000 (100%)	ADESA, Inc.
IRT Receivables Corp.	IN	Common	1,000	1,000 (100%)	Automotive Finance Corporation
PAR, Inc.	IN	Common	1,000	100 (100%)	ADESA, Inc.
AFC of Minnesota Corporation	MN	Common	1,000	300 (100%)	ADESA, Inc.

8

Subsidiary	Jurisdiction	Authorized Membership Interests (1)	% of Outstanding LLC Interests of the Limited Liability Company	Holder
ADESA Ark-La-Tex, LLC	LA	Sole Member	100%	A.D.E. of Ark- La-Tex, Inc.
A.D.E. of Knoxville, LLC	TN	Sole Member	100%	ADESA, Inc.
ADESA Arkansas, LLC	DE	Sole Member	100%	ADESA, Inc.
ADESA Birmingham, LLC	AL	Sole Member	100%	ADESA, Inc.
ADESA California, LLC	CA	Sole Member	100%	ADESA, Inc.
ADESA Charlotte, LLC	NC	Sole Member	100%	ADESA, Inc.
ADESA Colorado, LLC	CO	Sole Member	100%	ADESA, Inc.
ADESA Des Moines, LLC	IA	Sole Member	100%	ADESA, Inc.
ADESA Florida, LLC	FL	Sole Member	100%	ADESA, Inc.
ADESA Indianapolis, LLC	IN	Sole Member	100%	ADESA, Inc.
ADESA Lansing, LLC	MI	Sole Member	100%	ADESA, Inc.
ADESA Lexington, LLC	KY	Sole Member	100%	ADESA, Inc.
ADESA Missouri, LLC	MO	Sole Member	100%	ADESA, Inc.
ADESA New York, LLC	NY	Sole Member	100%	ADESA, Inc.
ADESA Ohio, LLC	OH	Sole Member	100%	ADESA, Inc.
ADESA Oklahoma, LLC	OK	Sole Member	100%	ADESA, Inc.
ADESA Southern Indiana, LLC	IN	Sole Member	100%	ADESA, Inc.

9

ADESA Washington, LLC	WA	Sole Member	100%	ADESA, Inc.
ADESA Wisconsin, LLC	WI	Sole Member	100%	ADESA, Inc.
Auto Dealers Exchange of Concord, LLC	MA	Sole Member	100%	ADESA, Inc.
Auto Dealers Exchange of Memphis, LLC	TN	Sole Member	100%	ADESA, Inc.
ADESA Atlanta, LLC	NJ	Sole Member	100%	ADESA New Jersey, Inc.
ADESA Mexico, LLC	IN	Sole Member	100%	ADESA, Inc.
ADESA Phoenix, LLC	NJ	Sole Member	100%	ADESA New Jersey, Inc.
ADESA-South Florida, LLC	IN	Sole Member	100%	ADESA Florida, LLC
ADESA Corporation, LLC	IN	Sole Member	100%	ADESA, Inc.
ADESA Virginia, LLC	VA	Sole Member	100%	ADESA Corporation, LLC
ADESA Impact Texas, LLC	TX	Sole Member	100%	Automotive Recovery Services,
ADESA San Diego, LLC	CA	Sole Member	100%	ADESA, Inc.
AFC CAL, LLC	CA	Sole Member	100%	ADESA, Inc.
AFC of TN, LLC	TN	Sole Member	100%	ADESA, Inc.
ADESA New Jersey, LLC	NJ	Sole Member	100%	ADESA, Inc.

(1)	Please note that all membership interests are uncertificated except ADESA Impact Texas, LLC, ADESA New Jersey, LLC, AFC CAL, LLC and AFC of TN, LLC.

Subsidiary	Jurisdiction of Organization	Owner(s) and Percentage of Capital Stock
Axle Holdings, Inc.	Delaware	100% owned by KAR Holdings, Inc.
Insurance Auto Auctions, Inc.	Illinois	100% owned by Axle Holdings, Inc.
Insurance Auto Auctions Corp.	Delaware	100% owned by Insurance Auto Auctions, Inc.

10

IAA Services, Inc.	Illinois	100% owned by Insurance Auto Auctions, Inc.
IAA Acquisition Corp.	Delaware	100% owned by Insurance Auto Auctions Corp.
Auto Disposal Systems, Inc	Ohio	100% owned by Insurance Auto Auctions, Inc.
ADS Priority Transport, Ltd.	Ohio	100% owned by Auto Disposal Systems, Inc.
ADS Ashland, LLC	Ohio	100% owned by Auto Disposal Systems, Inc.

U.S. Limited Partnership Subsidiaries

Subsidiary	Jurisdiction	Type of Partnership Interests (e.g., general or limited)	% of Outstanding Partnership Interests of the Partnership	Holder
Asset Holdings III, L.P	OH	General	50%	ADESA, Inc.
		Limited	50%	ADESA Corporation, LLC

Foreign Subsidiaries

Subsidiary	Jurisdiction	Class of Stock	Authorized Shares/Interest	Outstanding Shares/Interests	Holder
ADESA Automotive Services LP	Ontario		Limited	99%	3048540 Nova Scotia Company
			General	1%	3048538 Nova Scotia Company
Adesur, S. de R.L. de C.V.	Mexico		N/A	99.99%	ADESA Mexico, LLC
			N/A	.01%	ADESA, Inc.
Auction Vehicles of Mexico, S. de R.L. de C.V.	Mexico		N/A	99.99%	ADESA Mexico, LLC
			N/A	.01%	ADESA, Inc.

11

Subsidiary	Jurisdiction	Class of Stock	Authorized Shares/Interest	Outstanding Shares/Interests	Holder
ADESA Remarketing Services Inc.	Ontario	Common	Unlimited	100 (100%)	ADESA Auctions Canada Corporation
Automotive Finance Canada Inc.	Ontario	Class A Special	10,000,000	None	N/A
		Common	Unlimited	1,000 (100%)	Automotive Finance Corporation
		Class A Special	Unlimited	None	N/A
		Class B Special	Unlimited	None	N/A
CAAG Transport Ltd.	British Columbia	Common	10,000	100 (100%)	ADESA Auctions Canada Corporation
Impact Auto Auctions Ltd.	Ontario	Common	Unlimited	7,045,100 (100%)	ADESA Auctions Canada Corporation
Impact Auto Auction Sudbury Ltd.	Ontario	Common	Unlimited	500 (50%)	Impact Auto Auctions Ltd.
				500 (50%)	Unrelated Company
		Class A Special	Unlimited	None	N/A
		Class B Special	Unlimited	None	N/A
Suburban Auto Parts Inc.	Ontario	Common	Unlimited	75 (100%)	Impact Auto Auctions Ltd.

12

Subsidiary	Jurisdiction	Class of Stock	Authorized Shares/Interest	Outstanding Shares/Interests	Holder
		Class A Special	Unlimited	None	N/A
		Class B Special	Unlimited	None	N/A
79378 Manitoba Ltd.	Manitoba	Common	Unlimited	1 (100%)	ADESA Auctions Canada Corporation
504811 NB Ltd.	New Brunswick	Common	Unlimited	1 (100%)	ADESA Auctions Canada Corporation
3048538 Nova Scotia Company	Nova Scotia	Common	100,000,000	61,5 (100%)	ADESA Properties Canada, Inc.
3048540 Nova Scotia Company	Nova Scotia	Common	100,000,000	6,088,856 (100%)	ADESA, Inc.
ADESA Auctions Canada Corporation	Nova Scotia	Common	200,000,000	61,340,100 (100%)	ADESA Canada Corporation
ADESA Montrea Corporation l	Nova Scotia	Common	300,000,000	24,513,968 (100%)	ADESA Auctions Canada Corporation
AutoVIN Canada Inc.	Nova Scotia	Common	1,000,000,000	100 (100%)	AutoVIN, Inc.
ADESA Canada Inc.	Quebec	Common	Unlimited	133,334 (67%)	ADESA Canada Corporation
		Class A	Unlimited	None	N/A
		Class B	Unlimited	66,667 (33%)	ADESA Canada Corporation
		Class C	Unlimited	None	N/A
		Class D	Unlimited	None	N/A
		Class E	Unlimited	None	N/A

13

Subsidiary	Jurisdiction	Class of Stock	Authorized Shares/Interest	Outstanding Shares/Interests	Holder
		Class F	Unlimited	None	N/A
		Class G	Unlimited	None	N/A
ADESA Canada Corporation	Nova Scotia	Common	1,000,000,000	608,917,001 (100%)	ADESA Automotive Services LP
51937 Newfoundland & Labroador Ltd.	Newfoundland			100%	ADESA Auctions Canada Corporation

There are no outstanding options, warrants, rights of conversion or purchase and similar rights with respect to the Equity Interests of any Subsidiaries of the Borrower

14

SCHEDULE 5.17

Environmental Matters

[*]

15

SCHEDULE 7.13

Post-Closing Items

1.	Real Estate Items

(i) On or before 60 days after the Closing Date (or such longer period deemed reasonably acceptable by the Administrative Agent):

(a) For each Mortgaged Property, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (b) below (the “Title Insurance Company”) shall have received, all maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located;

(b) The Administrative Agent shall have received in respect of each Mortgaged Property listed on Schedule 1.1, a mortgagee’s title insurance policy (or policies) or marked up unconditional signed commitment or pro forma for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy—1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid; and

(c) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (b) above and a copy of all other material documents affecting the Mortgaged Properties;

(ii) If requested by the Administrative Agent, Borrower shall execute and deliver amendments to the Mortgages delivered on the Closing Date or such additional Mortgages as reasonably requested by the Administrative Agent to the extent necessary to correct errors or omissions in the record owners or the legal descriptions of the Mortgaged Properties that are discovered upon receipt of the title insurance policies and surveys described in clause (i) above. The Administrative Agent shall have received evidence reasonably

16

satisfactory to it that all charges for recording fees, mortgage recording tax, if any, and all related expenses have been paid.

2.	Pledged Stock

(i) On or before 60 days after the Closing Date (or such longer period deemed reasonably acceptable by the Administrative Agent), Borrower shall cause each Grantor under the Security Documents to cause the Organizational Documents applicable to each interest in any domestic partnership or limited liability company included in the Collateral to be amended to include the following provision (or such other provision acceptable to the Administrative Agent):

[The Company] hereby irrevocably elects that all [membership/partnership] interests in [the company] shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation and, to the extent permitted by applicable law, each other applicable jurisdiction. This provision shall not be amended, and any purported amendment to this provision, shall be null and void unless the Administrative Agent under that certain security agreement dated April 20, 2007 has consented to such amendment or such security agreement shall have been terminated in accordance with its terms.

(ii) On or before 60 days after the Closing Date (or such longer period deemed reasonably acceptable by the Administrative Agent), Borrower shall cause (A) each Grantor under the Security Documents to cause each issuer of Pledged Stock that is a partnership or limited liability company to issue one or more certificates evidencing the partnership interests or membership interests, as the case may be, in such Pledged Stock and cause each such certificate to include the following legend (or such other legend acceptable to the Administrative Agent):

This certificate evidences an interest in [insert name of issuer] and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the state of its formation and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.

and (B) Borrower shall cause each Grantor to deliver such certificates to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to the Security Documents.

3.    Intellectual Property. With respect to (a) any Trademarks (as defined in the Security Documents) owned by any Grantor and not subject to a registered security interest, on or before 30 days after the Closing Date, and (b) any Copyrights (as defined in the Security Documents) owned by any Grantor and not subject to a registered security interest, on or before 20 days after the Closing Date, in each case Borrower shall cause each Grantor to execute a supplemental intellectual property security agreement substantially in the form of Annex III to the Guarantee and Collateral Agreement, and permit the Administrative Agent to file such supplemental security agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

4.    Insurance Certificates. Within 5 days after the Closing Date (or such longer period deemed reasonably acceptable by the Administrative Agent), Borrower shall deliver insurance certificates, in a form reasonably satisfactory to the Administrative Agent, with legends naming the Administrative Agent as additional insured and /or loss payee as applicable.

5.    Investment Property.

17

(i) If to the extent requested by the Administrative Agent, within 5 Business Days after such request (or such longer period deemed reasonably acceptable by the Administrative Agent), Borrower shall cause Acknowledgements and Consents in the form of Annex II of the Guarantee and Collateral Agreement or in such other form as the Administrative Agent may reasonably request to be delivered by any applicable Issuer that is not a Loan Party.

(ii) Within 10 Business Days after the Closing Date (or such longer period deemed reasonably acceptable by the Administrative Agent), Borrower shall deliver to the Administrative Agent (A) that certain $65,000,000 promissory note issued by Automotive Finance Corporation as issuer and ADESA, Inc. as payee, along with associated undated note transfer power endorsed in blank, (B) the two (2) original executed and dated stock powers assigning that certain stock certificate number 3, representing 5,605,697 shares, or 100% of the equity interests of, Axle Holdings, Inc., from Axle Holdings II, LLC to KAR Holdings II, LLC and from KAR Holdings II, LLC to KAR Holdings, Inc., and (C) that certain stock certificate issued by ADESA Properties Canada, Inc. as issuer and ADESA, Inc. as holder, representing 100% of the equity interests of, ADESA Properties Canada, Inc., along with associated undated stock power endorsed in blank.

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SCHEDULE 8.2(d)

Existing Indebtedness

Indebtedness incurred in connection with:

1.	Guaranty Agreement, dated December 1, 2002, by ADESA Atlanta, LLC in favor of SunTrust Bank, as trustee, in connection with the $34,500,000 Development Authority of Fulton County Taxable Economic Development Revenue Bonds (ADESA Atlanta, LLC Project) Series 2002

2.	364 day committed, revolving extendible credit facility between ADESA Canada Corporation as borrower and Bank of Montreal as lender in the amount of Cdn$16 million. At June 30, 2005 there were no borrowings outstanding. There were standby letters of credit of CDN $2,875,686 outstanding that are supported by this facility.

3.	CDN $880,000 Promissory Note, dated November 1, 2005, , between ADESA Auctions Canada Corporation, as promissor, and ADESA Automotive Services LP, as promissee

4.	CDN $87,120,000 Promissory Note, dated November 1, 2005, between ADESA Auctions Canada Corporation, as promissor, and ADESA Automotive Services LP, as promissee

5.	CDN $83,160,000 Promissory Note, dated December 31, 2003, between 3048540 Nova Scotia Company, as promissor, and ADESA, Inc., as promissee.

6.	CDN $840,000 Promissory Note, dated December 31, 2003, between 3048538 Nova Scotia Company, as promissor, and ADESA, Inc., as promissee.

7.	Credit Agreement dated July 1, 2001 between Automotive Finance Canada, Inc., as borrower, and Automotive Finance Corporation, as lender and the Amendment No. 1 thereto dated June 28, 2002, CDN $39,436,501 outstanding as of June 30, 2005.

19

8.	Corporate Guaranty, dated June 28, 2005, by and between Relocation America and ADESA, Inc., which guarantees indebtedness of $332,813.56.

9.	Letter of Credit from Bank One, Indiana, N.A. (predecessor in interest to JP Morgan Chase Bank, N.A.) to Employers Insurance of Wausau (predecessor in interest to Liberty Mutual Insurance Company), dated February 26, 1999, as amended, for $15,100,000.

10.	Letter of Credit from Bank of Montreal to The Corporation of the City of Brampton for $192,100.

11.	Letter of Credit from Bank of Montreal to The Regional Municipality of Peel for $110,994.31.

12.	Letter of Credit from Bank of Montreal to The Regional Municipality of Peel for $100,000.

13.	Letter of Credit from Bank of Montreal to Leduc County for $474,492.

14.	Letter of Credit from Bank of Montreal to The Corporation of the City of Brampton for $20,000.

15.	Letter of Credit from Bank of Montreal to The Corporation of The City of Brampton for $25,000.

16.	Letter of Credit from Bank of Montreal to Allstate Insurance Company of Canada for $215,000.

17.	Letter of Credit from Bank of Montreal to Liberty Mutual Insurance Group for $300,000.

18.	Letter of Credit from Bank of Montreal to State Farm Insurance for $50,000.

19.	Letter of Credit from Bank of Montreal to Asset Inc. for $1,000,000.

20

20.	Lease Agreement between Development Authority of Fulton County and ADESA Atlanta, LLC dated December 1, 2002 for $34,500,000.

21.	CDN $8,000,000 Promissory Note, dated April 19, 2007, between Impact Auto Auctions Ltd., as promissor, and ADESA Auctions Canada Corporation, as promissee.

22.	CDN $15,000,000 Promissory Note, dated April 19, 2007, between ADESA Montreal Corporation, as promissor, and ADESA Auctions Canada Corporation, as promissee.

23.	CDN $24,750,000 Promissory Note, dated April 19, 2007, between ADESA Auctions Canada Corporation, as promissory, and ADESA Canada Corporation, as promissee.

24.	CDN $250,000 Promissory Note, dated April 19, 2007, between ADESA Auctions Canada Corporation, as promissory, and ADESA Canada Corporation, as promissee.

25.	Capital Leases outstanding in the aggregate amount of $244,695.52, as of March 31, 2007:

¡	Lease Number 1005001, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005003, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005004, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005005, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005008, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005009, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005010, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005011, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005012, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

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¡	Lease Number 1005013, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005014, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005015, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005016, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005017, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005020, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

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SCHEDULE 8.3(i)

Existing Liens

See attached Lien Chart

1.	Liens granted pursuant to that certain Master Lease Agreement, dated as of March 17, 2000 and all related amendments thereto, by and between Volvo Commercial Finance LLC and Insurance Auto Auctions, Inc.

2.	Liens granted pursuant to that certain Master Lease Agreement, dated as of January 23, 2004, by and between Savin Corporation and Insurance Auto Auctions, Inc.

3.	Liens granted pursuant to that certain Commercial Lease, Master Lease Agreement (TRAC), dated as of March 25, 2002, by and between Insurance Auto Auctions, Inc. and Ford Motor Credit Company.

4.	Liens granted pursuant to Capital Leases outstanding:

¡	Lease Number 1005001, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005003, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005004, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005005, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005008, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005009, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005010, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005011, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005012, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005013, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005014, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005015, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005016, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

¡	Lease Number 1005017, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

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¡	Lease Number 1005020, by and between Insurance Auto Auctions, Inc. and Worldwide Leasing, Inc.

5.	Lien granted pursuant to purchase money security interest arrangement by and between Les Schwab Tire Centers of Portland, Inc. and Insurance Auto Auctions.

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SCHEDULE 8.8(e)

Existing Investments

1.	Investments of the Borrower in connection with:

a.	18% (Preferred Stock on a Converted Basis) interest in Live Global Bid, Inc.

b.	25% interest in Auto Auction Services Corporation

c.	4.545% interest in General Media, L.L.C.

d.	50% interest in Impact Auto Auction Sudbury Ltd.

e.	15% interest in Finance Express, LLC

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EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

made by

KAR HOLDINGS II, LLC,

and

KAR HOLDINGS, INC.

and certain of its Subsidiaries

in favor of

BEAR STEARNS CORPORATE LENDING INC.

Administrative Agent

Dated as of April 20, 2007

TABLE OF CONTENTS

Page
SECTION 1. DEFINED TERMS	1
1.1. Definitions	1
1.2. Other Definitional Provisions	6

SECTION 2. GUARANTEE	7
2.1. Guarantee	7
2.2. Reimbursement, Contribution and Subrogation	8
2.3. Amendments, etc. with respect to the Borrower Obligations	9
2.4. Guarantee Absolute and Unconditional	9
2.5. Reinstatement	10
2.6. Payments	10

SECTION 3. GRANT OF SECURITY INTEREST	10

SECTION 4. REPRESENTATIONS AND WARRANTIES	12
4.1. Representations in Credit Agreement	12
4.2. Title; No Other Liens	12
4.3. Perfected First Priority Liens	12
4.4. Jurisdiction of Organization; Chief Executive Office	13
4.5. Inventory and Equipment	13
4.6. Farm Products	14
4.7. Pledged Stock and Pledged Notes	14
4.8. Receivables	14
4.9. Intellectual Property	14

SECTION 5. COVENANTS	16
5.1. Covenants in Credit Agreement	16
5.2. Delivery and Control of Instruments, Certificated Securities, Chattel Paper, Negotiable Documents, Investment Property and Letter-of-Credit Rights	16
5.3. Maintenance of Insurance	17
5.4. Payment of Obligations	18
5.5. Maintenance of Perfected Security Interest; Further Documentation	18
5.6. Changes in Locations, Name, etc.	18
5.7. Notices	19
5.8. Investment Property	19
5.9. Receivables	20
5.10. Intellectual Property	20

SECTION 6. REMEDIAL PROVISIONS	22
6.1. Certain Matters Relating to Receivables	22
6.2. Communications with Obligors; Grantors Remain Liable	23
6.3. Investment Property	23
6.4. Proceeds to be Turned Over to Administrative Agent	24
6.5. Application of Proceeds	25
6.6. Code and Other Remedies	25
6.7. Registration Rights	25
6.8. Deficiency	26

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6.9. NSULC Shares	26

SECTION 7. THE ADMINISTRATIVE AGENT	27
7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc.	27
7.2. Duty of Administrative Agent	28
7.3. Financing Statements	29
7.4. Authority, Immunities and Indemnities of Administrative Agent	29

SECTION 8. MISCELLANEOUS	29
8.1. Amendments in Writing	29
8.2. Notices	29
8.3. No Waiver by Course of Conduct; Cumulative Remedies	29
8.4. Enforcement Expenses; Indemnification	30
8.5. Successors and Assigns	30
8.6. Set-Off	30
8.7. Counterparts	31
8.8. Severability	31
8.9. Section Headings	31
8.10. Integration	31
8.11. GOVERNING LAW	31
8.12. Submission To Jurisdiction; Waivers	31
8.13. Acknowledgements	32
8.14. Additional Grantors	32
8.15. Releases	32
8.16. WAIVER OF JURY TRIAL	33
8.17. Effectiveness of Obligations	33

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Filings and Other Actions required for Perfection
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Commercial Tort Claims

ANNEXES

Annex I	Form of Assumption Agreement
Annex II	Form of Acknowledgement and Consent
Annex III	Form of Intellectual Property Security Agreement

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This GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 20, 2007, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”, and each individually, a “Grantor”), in favor of Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the banks, financial institutions and other entities (the “Lenders”) from time to time party as Lenders to the Credit Agreement and the other Secured Parties, dated as of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KAR Holdings, Inc., a Delaware corporation (the “Borrower”), KAR Holdings II, LLC, a Delaware limited liability company (“Holdings”), the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and the Administrative Agent.

RECITALS

A. Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein and certain Qualified Counterparties have agreed to enter into certain Specified Hedge Agreements;

B. The Borrower is a member of an affiliated group of companies that includes each other Grantor;

C. The proceeds of the extensions of credit under the Credit Agreement and the entering into of the Specified Hedge Agreements will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

D. The Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

E. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement and of the Qualified Counterparties to enter into the Specified Hedge Agreements that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, shall have the meaning given in Article 8 or 9 thereof): Accounts, Certificated Security, Chattel Paper,

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Commercial Tort Claims, Commodity Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Money, Negotiable Documents, Securities Accounts, Securities Entitlements, Supporting Obligations, Tangible Chattel Paper and Uncertificated Securities.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement.

“Borrower”: as defined in the preamble of this Agreement.

“Borrower Cash Management Arrangement Obligations”: all obligations and liabilities of the Borrower to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Arrangement or any material document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in the agreements governing such Specified Cash Management Arrangement after the maturity of the obligations thereof and interest accruing at the then applicable rate provided in the agreements governing any Specified Cash Management Arrangement after the commencement of any bankruptcy case or insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and all reasonable fees and disbursements of counsel to the Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Cash Management Arrangement).

“Borrower Credit Agreement Obligations”: the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower to any Agent, Lender or Indemnitee, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement or the other Loan Documents or any Letter of Credit, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any such case or proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Borrower Hedge Agreement Obligations”: all obligations and liabilities of the Borrower to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other material document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including interest accruing at the then applicable rate provided in such Specified Hedge Agreement after the maturity of the obligations thereof and interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the commencement of any bankruptcy case or insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and all reasonable fees and disbursements of counsel to the Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).

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“Borrower Obligations”: the Borrower Credit Agreement Obligations, Borrower Hedge Agreement Obligations, and Borrower Cash Management Arrangement Obligations.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Company”: ADESA, Inc., a Delaware corporation.

“Consigned Vehicle”: a vehicle with the certificate of title in the name of any other Person other than a Grantor (including a salvage provider or an insurance company).

“Consigned Vehicle Proceeds”: identifiable cash and non-cash proceeds of Consigned Vehicles.

“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including each registration identified on Schedule 6, (ii) the right to sue or otherwise recover for any and all past, present and future infringements thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Copyright Licenses”: with respect to any Grantor, all agreements (whether or not in writing) naming such Grantor as licensor or licensee (including those agreements listed in Schedule 6), granting any right under any Copyright, including the grant of rights to print, publish, copy, distribute, exploit and sell materials derived from any Copyright, subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Perfection Assets”: (i) any Vehicle (only to the extent the filing of a financing statement is not necessary or effective to perfect the security interest therein); (ii) any foreign Intellectual Property; (iii) Goods included in Collateral received by any Person for “sale or return within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person; (iv) Money which has been deposited into any Deposit Account of any Grantor and is not subject to a control agreement as required by Section 5.2(d); and (v) other than any foreign Intellectual Property and any Pledged Stock, any Collateral the aggregate value of which shall not exceed at any time $2,000,000 and for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside the United States.

“Foreign Entity”: means, with respect to any Grantor, any corporation, partnership, limited liability company or other business entity (i) which is organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia and (ii) of which securities or other ownership interests representing more than 50% of the equity, more than 50% of the ordinary voting power, more than 50% of the general partnership interests or more than 50% of the limited liability

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company membership interests are, at the time any determination is being made, owned directly by such Grantor or one or more Grantors.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Grantor”: as defined in the preamble hereto.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses and all rights to sue at law or in equity for any past, present and future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note in a principal amount in excess of $2,000,000, evidencing loans or other monetary obligations owing to any Grantor by any Group Member.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property purported to be pledged hereunder.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“NSULC”: an unlimited company formed under the laws of the Province of Nova Scotia.

“Pledged NSULC Shares”: as defined in Section 6.9.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Ordinary Course Transferees”: (i) with respect to Goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (ii) with respect to General Intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

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“Patents”: (i) all United States and foreign patents, patent applications, including, without limitation, each issued patent and patent application identified on Schedule 6, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Patent License”: with respect to any Grantor, all agreements (whether or not in writing) providing for the grant by or to such Grantor of any right to manufacture, use, import, export, distribute, offer for sale or sell any invention covered in whole or in part by a Patent (including those agreements listed on Schedule 6), subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“Pledged Notes”: all Intercompany Notes at any time issued to any Grantor (including those listed on Schedule 2) and all other promissory notes in excess of $1,000,000 in principal amount at any time issued to or owned, held or acquired by any Grantor (including those listed on Schedule 2), except promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business.

“Pledged Stock”: all shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person (including those listed on Schedule 2) at any time issued or granted to or owned, held or acquired by any Grantor; provided that in no event shall (i) more than 65% of the total outstanding voting Capital Stock of any Foreign Entity or of any Foreign Subsidiary Voting Stock or (ii) any Foreign Subsidiary Voting Stock of a Foreign Subsidiary that is not a first tier Foreign Subsidiary, in each case be subject to the security interests granted hereby.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC, including, in any event, all dividends, returns of capital and other distributions from Investment Property and all collections thereon and payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including all Accounts).

“Secured Parties”: the Agents, the Lenders and Indemnitees and, with respect to any Specified Hedge Agreement or Specified Cash Management Agreement, the Qualified Counterparty, party thereto and each of their respective successors and transferees.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, domain names, corporate names, company names, business names, trade dress, trade styles, or logos, and all registrations of and applications to register the foregoing and any new renewals thereof, including each registration and application identified in Schedule 6, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and dilutions thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements and dilutions thereof), and (iv) all other rights of any kind

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whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trademark License”: with respect to any Grantor, any agreement (whether or not in writing) providing for the grant by or to such Grantor of any right to use any Trademark (including those agreements listed on Schedule 6), subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“Trade Secrets”: (i) all trade secrets and confidential and proprietary information, (ii) the right to sue or otherwise recover for any and all past, present and future misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future misappropriations thereof), and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Trade Secret License”: with respect to any Grantor, any agreement, whether written or oral, providing for the grant by or to such Grantor of any right to use any Trade Secret, including any of the foregoing agreements referred to in Schedule 6, subject in each case, to the terms of such agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such agreements.

“UETA”: the Uniform Electronic Transaction Act, as in effect in the applicable jurisdiction.

“Vehicles”: all cars, trucks, trailers, vehicles which are used for construction, vehicles which can be considered earth moving equipment and other vehicles, vessels and aircrafts, each of which is covered by a certificate of title law of any jurisdiction and all appurtenances thereto.

1.2. Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(b) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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(d) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds, which for the purpose of such expressions and similar terms or phrases includes the discharge of all Letters of Credit or cash collateralization of all L/C Obligations that remain outstanding.

SECTION 2. GUARANTEE

2.1. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Borrower Obligations.

(b) Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Borrower Obligations, including specifically all future increases in the outstanding amount of the Loans or Reimbursement Obligations and other future increases in the Borrower Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof; provided, that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 2.2) and (ii) to the fullest extent permitted by applicable law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any equity interest in such Guarantor.

(c) The guarantee contained in this Section 2.1 (i) shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 have been paid in full, and all commitments to extend credit under the Loan Documents have terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, (ii) unless released as provided in clause (iii) below, shall survive the repayment of the Loans and Reimbursement Obligations, the termination of commitments to extend credit under the Loan Documents, and the release of the Collateral and remain enforceable as to all Borrower Obligations that survive such repayment, termination and release and (iii) shall be released when and as set forth in Section 8.15.

(d) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Borrower Obligations then outstanding or thereafter incurred, other than as set forth in Section 8.15.

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2.2. Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Borrower Obligations by any Grantor or is received or collected on account of the Borrower Obligations from any Grantor or its property:

(a) If such payment is made by the Borrower or from its property, the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(b) If such payment is made by Holdings or from its property or if any payment is made by Holdings or from its property in satisfaction of the reimbursement right of any Subsidiary Guarantor set forth in Section 2.2(c), such payment shall constitute a contribution by Holdings to the common equity capital of the Borrower and Holdings shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(c) If such payment is made by a Subsidiary Guarantor or from its property, such Subsidiary Guarantor shall be entitled, subject to and upon payment in full of all outstanding Obligations, and termination of all commitments to extend credit under the Loan Documents, (i) to demand and enforce reimbursement for the full amount of such payment from the Borrower and from Holdings and (ii) to demand and enforce contribution in respect of such payment from each other Subsidiary Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Subsidiary Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Subsidiary Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Subsidiary Guarantors based on the relative value of their assets (net of their liabilities, other than Obligations) and any other equitable considerations deemed appropriate by the court.

(d) If and whenever any right of reimbursement or contribution becomes enforceable by any Subsidiary Guarantor against any other Grantor under Section 2.2(c), such Subsidiary Guarantor shall be entitled, subject to and upon payment in full of all outstanding Obligations, and termination of all commitments to extend credit under the Loan Documents to be subrogated (equally and ratably with all other Subsidiary Guarantors entitled to reimbursement or contribution from any other Grantor under Section 2.2(c)) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it in this Agreement. To the fullest extent permitted under applicable law, such right of subrogation shall be enforceable solely against the Grantors, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded in writing by any Grantor, then (subject to and upon payment in full of all outstanding Obligations, and termination of all commitments to extend credit under the Loan Documents) the Administrative Agent shall deliver to the Grantor making such demand, or to a representative of such Grantor or of the Grantors generally, an instrument reasonably satisfactory to the Administrative Agent transferring, on a quitclaim basis without (to the fullest extent permitted under applicable law) any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.

(e) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise

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or exist in favor of any Grantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Obligations. Until payment in full of the Obligations and termination of all commitments to extend credit under the Loan Documents, no Grantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Grantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Grantor, it shall be held by such Grantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Grantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(f) The obligations of the Grantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. To the fullest extent permitted under applicable law, the invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall, to the fullest extent permitted under applicable law, have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(g) Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 2.2 and (ii) to the fullest extent permitted by applicable law, neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right.

2.3. Amendments, etc. with respect to the Borrower Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.4. Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The

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Borrower Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed, to the fullest extent permitted by applicable law, as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5. Reinstatement. The guarantee contained in this Section 2 shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, any payment of any of the Borrower Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, in whole or in part, and such reinstatement and enforceability shall, to the fullest extent permitted by applicable law, be effective as fully as if such payment had not been made.

2.6. Payments. Each Guarantor hereby agrees to pay all amounts payable by it under this Section 2 to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office specified in the Credit Agreement.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and

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performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment (whether or not constituting Fixtures);

(f) all General Intangibles;

(g) all Instruments, including Pledged Notes;

(h) all Intellectual Property, to the extent of each Grantor’s right, title or interest therein (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted);

(i) all Inventory;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Money;

(m) all Commercial Tort Claims identified on Schedule 7;

(n) all Capital Stock, Goods, insurance and other personal property not otherwise described above;

(o) all Supporting Obligations and products of any and all of the foregoing and all Guarantee Obligations, Liens and claims supporting, securing or in any respect relating to any of the foregoing;

(p) all books and records (regardless of medium) pertaining to any of the foregoing; and

(q) all Proceeds of any of the foregoing;

provided, that (i) this Agreement shall not constitute a grant of a security interest in any property to the extent that and for as long as such grant of a security interest (A) is prohibited by any applicable law, (B) requires a filing with or consent from any entity or person pursuant to any applicable law that has not been made or obtained, or (C) constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any lease, license or agreement, except to the extent that such applicable law or provisions of any such lease, license or agreement is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC to prevent the attachment of the security interest granted hereunder or (D) is in Capital Stock which is specifically

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excluded from the definition of Pledged Stock by virtue of the proviso to such definition; (ii) the security interest granted hereby (A) shall attach at all times to all proceeds of such property, (B) shall attach to such property immediately and automatically (without need for any further grant or act) at such time as the condition described in clause (i) ceases to exist and (C) to the extent severable shall in any event attach to all rights in respect of such property that are not subject to the applicable condition described in clause (i); and (iii) the security interest granted hereby shall not attach to any Consigned Vehicles or Consigned Vehicle Proceeds.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to each Agent and Lender that:

4.1. Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge or Holdings’ knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2. Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Permitted Liens, such Grantor owns each item of Collateral granted by it free and clear of any and all Liens. No effective financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or in respect of Permitted Liens or for which termination statements will be delivered on the Closing Date.

4.3. Perfected First Priority Liens.

(a) Upon the completion of the filings and other actions specified on Schedule 4 (which, in the case of all filings and other documents referred to on said Schedule (to the extent applicable), have been delivered to or prepared by the Administrative Agent in completed and, where required, duly executed form), the payment of all applicable fees, the delivery to and continuing possession by the Administrative Agent of all Certificated Securities, all Instruments, all Tangible Chattel Paper and all Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Uniform Commercial Code as in effect in the applicable jurisdiction) by the Administrative Agent of all Deposit Accounts, the Collateral Accounts, all Electronic Chattel Paper, Letter-of-Credit Rights, all Uncertificated Securities and all Securities Accounts, in each case a security interest in which is perfected by such “control”, the security interests granted in Section 3 will constitute valid perfected security interests in all of the Collateral (except for Excluded Perfection Assets) in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any such Collateral from such Grantor other than Ordinary Course Transferees, except as (x) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing, and (y) to the extent that the recording or an assignment or other transfer of title to the Administrative Agent or the recording of other applicable

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documents in the United States Patent and Trademark Office or the United States Copyright Office (and the taking of appropriate actions with respect to Intellectual Property which is the subject of a registration or application outside the United States under applicable local law to perfect such Lien) may be necessary for enforceability, and is and will be prior to all other Liens on such Collateral except for Permitted Liens. Without limiting the foregoing and except as otherwise permitted or provided in Section 5 or with respect to any Excluded Perfection Assets, each Grantor has taken all actions required hereunder to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts (each as defined in the UCC), (ii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts of such Grantor, (iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter-of-Credit Rights of such Grantor and (iv) establish the Administrative Agent’s control (within the meaning of Section 9-105 of the UCC) over all Electronic Chattel Paper of such Grantor.

(b) Each Grantor consents to the grant by each other Grantor of the security interests granted hereby and, subject to Section 6.9 hereunder, the transfer of any Capital Stock or Investment Property to the Administrative Agent or its designee upon the occurrence and during the continuance of an Event of Default and to the substitution of the Administrative Agent or its designee or the purchaser upon any foreclosure sale as the holder and beneficial owner of the interest represented thereby.

4.4. Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s exact legal name, jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3. Except as otherwise indicated on Schedule 3, the jurisdiction of such Grantor’s organization or formation is required to maintain a public record showing the Grantor to have been organized or formed. On the date hereof, such Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. On the date hereof, except as specified on Schedule 3, such Grantor has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate or organizational form in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as grantor under a security agreement entered into by another person, which (x) has not heretofore been terminated or (y) is in respect of a Lien that is not a Permitted Lien. Such Grantor has furnished to the Administrative Agent its Organizational Documents as in effect as of the Closing Date.

4.5. Inventory and Equipment.

(a) On the date hereof Schedule 5 sets forth all locations where any Inventory and Equipment (other than mobile goods) in excess of $1,000,000 in value are kept.

(b) All Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

(c) Except as specifically indicated on Schedule 5, to the knowledge of such Grantor none of the Inventory or Equipment of such Grantor with a value in excess of $1,000,000 is in possession of a bailee.

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4.6. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7. Pledged Stock and Pledged Notes.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, 65% of the outstanding first tier Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock pledged by such Grantor hereunder have been duly and validly issued and are fully paid and nonassessable subject to the general principles of Nova Scotia law relating to the assessability of shares of a NSULC.

(c) To such Grantor’s knowledge, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d) Such Grantor is the record and beneficial owner of, and has good and valid title to, the Pledged Stock and Pledged Notes pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Permitted Liens.

(e) The Organizational Documents applicable to each interest in any domestic partnership or limited liability company included in the Collateral shall not expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code and any such interests shall not be certificated; provided, that, if any such interests become certificated, such Grantor will ensure that the Organizational Documents applicable to such interest shall expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code and immediately deliver all such certificates to the Administrative Agent for continued possession.

4.8. Receivables. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing to such Grantor in respect of such Grantor’s Receivables will at such time be the correct amount, in all material respects, actually owing thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP.

4.9. Intellectual Property.

(a) Schedule 6 lists all issued Patents and pending published patent applications, and all registrations and applications to register Trademarks and registered Copyrights owned by such Grantor in its own name on the date hereof. Except as set forth in Schedule 6 or as permitted to exist on such Grantor’s Collateral by the Credit Agreement, such Grantor is the exclusive owner of the entire right, title and interest in and to such applications, registrations and issuances free and clear of any and all Liens (except Permitted Liens).

(b) On the date hereof, all Intellectual Property of such Grantor described on Schedule 6 is subsisting and unexpired and, to the knowledge of such Grantor, has not been abandoned and is valid and enforceable. Except as would not reasonably be expected to have a Material Adverse

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Effect, to the knowledge of such Grantor, neither the operation of such Grantor’s business as currently conducted nor the use of the Intellectual Property in connection therewith conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any other Person.

(c) Except as set forth in Schedule 6, on the date hereof, (i) none of the material patents, trademarks, copyrights and trade secrets owned by any Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor and (ii) there are no other material agreements, obligations, orders or judgments to which such Grantor is subject which adversely affect the use of any Intellectual Property owned by such Grantor in any material respect.

(d) The rights of such Grantor in or to the Patents, Trademarks, Copyrights and Trade Secrets owned by such Grantor do not conflict with or infringe upon the rights of any third party, and no claim has been asserted that the use of such Intellectual Property does or may infringe upon the rights of any third party, in either case, which conflict or infringement would reasonably be expected to have a Material Adverse Effect. There is currently no infringement or unauthorized use of any item of such Intellectual Property owned by such Grantor that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) No holding, decision or judgment has been rendered by any Governmental Authority which would limit or cancel or render invalid or unenforceable such Grantor’s rights in, any Patent, Trademark, Copyright or Trade Secret owned by such Grantor in any respect that would reasonably be expected to have a Material Adverse Effect. Such Grantor is not aware of any uses of any material item of Intellectual Property owned by such Grantor that could reasonably be expected to lead to such item becoming invalid or unenforceable including uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses, which uses, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof seeking to limit or cancel or render invalid any material Patent, Trademark, Copyright or Trade Secret owned by such Grantor or such Grantor’s ownership interest therein, which, if adversely determined, would have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property owned or licensed by such Grantor.

(g) With respect to each Copyright License, Trademark License and Patent License, except as would not reasonably be expected to have a Material Adverse Effect: (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; (ii) such Grantor has not received any notice of termination or cancellation under such license; (iii) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; and (iv) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(h) To the extent such Grantor has reasonably determined that it is commercially practicable to do so, such Grantor has used proper statutory notice in connection with its use of each material Patent, Trademark and Copyright owned by such Grantor.

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(i) Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets.

(j) Such Grantor has made all material filings and recordations and paid all fees necessary in its reasonable business judgment to adequately protect its interest in its United States Patents, Trademarks and Copyrights and material non-United States Patents, Trademarks and Copyrights owned by such Grantor.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Agents and Lenders that, from and after the date of this Agreement until the Collateral is released pursuant to Section 8.15(a):

5.1. Covenants in Credit Agreement. Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.

5.2. Delivery and Control of Instruments, Certificated Securities, Chattel Paper, Negotiable Documents, Investment Property and Letter-of-Credit Rights.

(a) If any of the Collateral of such Grantor is or shall become evidenced or represented by any Instrument, Negotiable Document or Tangible Chattel Paper, upon the request of the Administrative Agent such Instrument, Negotiable Documents or Tangible Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral of such Grantor is or shall become “Electronic Chattel Paper” such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Administrative Agent as the assignee and is communicated to and maintained by the Administrative Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Administrative Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c) If any of the Collateral of such Grantor is or shall become evidenced or represented by an Uncertificated Security in excess of $2,000,000, upon the request of the Administrative Agent, such Grantor shall cause the issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to promptly (but in any event with in 60 days of such request) agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

(d) If so requested by the Administrative Agent or Required Lenders at any time when any Event of Default under 9(a), 9(f)(i) or 9(f)(ii) of the Credit Agreement has occurred and is continuing, such Grantor shall, within 30 days (or such other time period as the Administrative Agent may consent to in its sole discretion), after such request and at all times thereafter, maintain its Securities Entitlements, Securities Accounts and Deposit Accounts (other than (i) collection accounts that are swept

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(either directly or indirectly) on a daily basis, as and when good and collected funds are available, to an account that is subject to a control agreement, (ii) disbursement accounts that are funded only as and when payment demands are received, and (iii) other deposit accounts in which the aggregate amount on deposit at any time does not exceed $2,000,000) such that all cash and cash equivalents of the Loan Parties, net of and after deducting an allowance reasonably determined by the Borrower to be sufficient to pay all Consigned Vehicle Proceeds due to the owners of Consigned Vehicles who have not received final payment in full of the amount due to them, are maintained with financial institutions that have agreed to comply with entitlement orders and instructions issued or originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent hereby agrees to issue such entitlement orders and instructions only if an Event of Default under Section 9(a), 9(f)(i) or 9(f)(ii) of the Credit Agreement has occurred and is continuing.

(e) If any of the Collateral of such Grantor is or shall become evidenced or represented by any Certificated Security (other than any Capital Stock which is specifically excluded from the definition of Pledged Stock by virtue of the proviso to such definition and any promissory note that does not qualify as a Pledged Note pursuant to the definition thereof), such Certificated Security shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(f) In addition to and not in lieu of the foregoing, if any issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall, subject to Section 6.9 hereunder, take such additional actions, including causing the issuer to register the pledge on its books and records, as may be reasonably requested by the Administrative Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Administrative Agent.

(g) In the case of any Letter-of-Credit Rights in any letter of credit exceeding $1,000,000 in value, upon the reasonable request of the Administrative Agent, each Grantor shall promptly (but in any event with in 60 days of such request or such later date to which the Administrative Agent may consent in writing) make commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the New York UCC, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent.

(h) If any of the Collateral of such Grantor is or shall become “transferable records” as defined in UETA, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent “control” under Section 16 of UETA over such transferable records. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the transferable records permitted under Section 16 of UETA for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such transferable records

5.3. Maintenance of Insurance.

(a) Such Grantor will maintain, with reputable companies, insurance policies (i) insuring the Collateral against loss by fire, explosion, theft or other risks as may be required by the Credit

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Agreement and (ii) naming the Administrative Agent on behalf of the Secured Parties as additional insureds under liability insurance policies to the extent reasonably requested by the Administrative Agent.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage (other than materially proportionate reductions in amounts or coverage to reflect any disposition of property by such Grantor) thereof shall be effective until at least 30 days, or such earlier time with the consent of the Administrative Agent, after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as additional insured party and/or loss payee in respect of property insurance. All proceeds of business and interruption insurance received by the Administrative Agent shall be released by the Administrative Agent to the Borrower for account of the Grantor entitled thereto.

5.4. Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes and other material assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor or where failure to pay, discharge or otherwise satisfy such material obligations, in the aggregate, has not and would not reasonably be expected to result in a Material Adverse Effect.

5.5. Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a security interest having at least the perfection and priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor in reasonable detail and such other reports in connection therewith as the Administrative Agent may reasonably request.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of creating, perfecting, ensuring the priority of, protecting or enforcing the Administrative Agent’s security interest in the Collateral or otherwise conferring or preserving the full benefits of this Agreement and of the interests, rights and powers herein granted.

5.6. Changes in Locations, Name, etc. Such Grantor will not (a) in the case of (i) and (ii) below, except upon not less than 10 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents (executed where appropriate) reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (b) in the case of (iii) below, except upon delivery to the Administrative Agent not more than 30 days after any change in locations, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept:

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(i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.4;

(ii) change its name; or

(iii) permit any Inventory or Equipment (other than mobile goods) in excess of $1,000,000 in value to be kept at a location other than those listed on Schedule 5.

5.7. Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.8. Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or equivalents covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations; provided, that in no event shall there be pledged more than 65% of any of the outstanding Foreign Subsidiary Voting Stock. Upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent (unless otherwise agreed in the Credit Agreement) to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not, except as permitted by the Credit Agreement, (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof, (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the

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Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or Permitted Liens or (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof (unless such restriction is permitted by the Credit Agreement).

(c) In the case of each Grantor which is an Issuer, such Grantor agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Investment Property issued by it and (iii) it will take all actions required or reasonably requested by the Administrative Agent to enable or permit each Grantor to comply with Sections 6.3(c) and 6.7 as to all Investment Property issued by it.

5.9. Receivables. Other than in the ordinary course of business or as permitted by the Loan Documents, after the occurrence and during the continuance of an Event of Default under the Credit Agreement, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that would materially adversely affect the value of the Receivables constituting Collateral taken as a whole.

5.10. Intellectual Property. (a) Except as permitted in the Credit Agreement:

(i) With respect to each material Trademark owned by such Grantor, such Grantor (either itself or through licensees) will take all reasonably necessary steps to (i) continue to use such Trademark consistent with its current use of such Trademark or as otherwise determined by such Grantor, in its reasonable business judgment, in connection with such Grantor’s businesses or goods and services offered by such Grantor, in order to maintain such Trademark in full force free from any valid claim of abandonment for non-use, (ii) maintain the quality of products and services offered under such Trademark and take all reasonably necessary steps to ensure that all licensed users of such Trademark maintain such quality in all material respects, and (iii) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way, except in the ordinary course of business consistent with such Grantor’s past conduct and pursuant to the exercise of its reasonable business judgment.

(ii) Such Grantor (either itself or through licensees) will not forfeit, abandon or dedicate to the public any material Patent, except in the ordinary course of business consistent with such Grantor’s past conduct and pursuant to the exercise of its reasonable business judgment.

(iii) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) by any act or omission, forfeit, abandon, or dedicate to the public any material Copyright owned by such Grantor, except in the ordinary course of business, consistent with such Grantor’s past conduct and pursuant to the exercise of its reasonable business judgment.

(iv) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to knowingly infringe the intellectual property rights of any other Person.

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(v) To the extent such Grantor has reasonably determined that it is commercially practicable to do so, such Grantor (either itself or through licensees) will use any proper statutory notice necessary or appropriate in connection with the use of each material Patent, Trademark and Copyright owned by such Grantor.

(vi) Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows or has reason to believe that any application or registration relating to any material Patent, Trademark or Copyright of such Grantor has been or may imminently become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Patent, Trademark or Copyright owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

(vii) Such Grantor will take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or group of countries or any political subdivision of any of the foregoing, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Patents, Trademarks and Copyrights owned by such Grantor, including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(viii) Such Grantor (either itself or through licensees) will not, without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, discontinue use of or otherwise abandon any Intellectual Property, or abandon any application or any right to file an application for letters patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect and, such Grantor shall give prompt notice of any such abandonment of (i) material Intellectual Property or (ii) registered or issued Intellectual Property or pending applications therefore to the Administrative Agent in accordance herewith.

(ix) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, following consultation with the Administrative Agent, shall take such actions as it deems reasonable, which may include suing for infringement, misappropriation or dilution, seeking injunctive relief where appropriate and seeking to recover any and all damages for such infringement, misappropriation or dilution.

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(x) Such Grantor shall take all steps reasonably necessary to protect the secrecy of all material Trade Secrets of such Grantor.

(b) After the date hereof, whenever such Grantor (i) shall acquire any registered, issued or applied for Patent, Trademark or Copyright or (ii) either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent, Trademark or Copyright owned by such Grantor with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such acquisition or filing to the Administrative Agent within 90 days after the last day of the fiscal year in which such acquisition or filing occurs. Such Grantor agrees that the provisions of Section 3 shall automatically apply to such Intellectual Property.

(c) Such Grantor agrees (i) to execute an Intellectual Property Security Agreement with respect to certain of its Intellectual Property in substantially the form of Annex III in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office and (ii) to provide to the Administrative Agent, within 90 days after the last day of the fiscal year in which any Intellectual Property registered in such offices is acquired or registered by such Grantor, all documents necessary to record the security interest of the Administrative Agent in such Intellectual Property with such offices.

(d) Upon the reasonable request of the Administrative Agent, such Grantor shall execute and deliver, and use its commercially reasonable efforts to cause to be filed, registered or recorded, any and all agreements, instruments, documents, and papers which the Administrative Agent may reasonably request to evidence, register, record or perfect the Administrative Agent’s security interest in any registered, issued or applied for Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, in any office anywhere in the world in which filing, registration or recording may be necessary or appropriate, except that (so long as no Default has occurred and is continuing) the Administrative Agent shall not request such filing, registration or recording in any office in any jurisdiction outside of the United States in which the Group Members had, during the preceding 12-month period, net sales constituting less than 15% of the consolidated worldwide net sales of the Group Members.

SECTION 6. REMEDIAL PROVISIONS

6.1. Certain Matters Relating to Receivables.

(a) The Administrative Agent shall have the right, at its own cost and expense except during the occurrence and continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables; provided, that unless a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than two such reports during any calendar year.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables (not including amounts payable by the purchaser of a Consigned Vehicle), and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the

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occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days of receipt by such Grantor) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. If so requested by the Administrative Agent, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At any time and from time to time after the occurrence and during the continuation of an Event of Default, if so requested by the Administrative Agent, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

6.2. Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and each Grantor at the request of the Administrative Agent shall) notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3.	Investment Property.

(a) Unless an Event of Default has occurred and is continuing and the Administrative Agent has given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its rights pursuant to Section 6.3(b), each Grantor may receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and may exercise all voting and corporate or other organizational rights with respect to Investment Property; provided, that no vote shall be cast or corporate or other organizational right exercised or other action taken (other than in

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connection with a transaction permitted by the Credit Agreement) which would impair the Collateral or be inconsistent with or result in any violation of any provision of any Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have, subject to Section 6.9 hereunder, the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property shall, subject to Section 6.9 hereunder, be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may, subject to Section 6.9 hereunder, thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may reasonably determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing; provided, that the Administrative Agent shall not exercise any voting or other consensual rights pertaining to any such Investment in a manner that constitutes an exercise of the remedies described in Section 6.6 other than in accordance with Section 6.6.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) after receipt by an Issuer or obligor of any instructions pursuant to Section 6.3(c)(i) hereof, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4. Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Agents and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default under Sections 9(a), 9(f)(i) or 9(f)(ii) of the Credit Agreement shall occur and be continuing or an exercise of remedies by the Administrative Agent or the Lenders with respect to any Event of Default shall occur and the Administrative Agent has instructed any Grantor to do so, all Proceeds (not including Consigned Vehicle Proceeds) received by such Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Agents and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

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6.5. Application of Proceeds. All cash proceeds received by the Administrative Agent during the continuance of an Event of Default from the enforcement of the Guarantees in Section 2 or as proceeds of Collateral from the exercise of any of the remedies set forth or referred to in Section 6.6 or elsewhere in this Agreement shall be applied, unless otherwise required by the Credit Agreement, pro rata in proportion to the aggregate amount of the Secured Obligations owing to each Secured Party. For this purpose, the Administrative Agent may rely conclusively, and without further inquiry, on its own records as to the amount of the Secured Obligations outstanding to each Secured Party and may suspend payments or seek relief in the form of interpleader or other similar relief as it may determine to be appropriate. Any balance of such Proceeds remaining after the Obligations have been paid in full and all commitments to extend credit under the Loan Documents have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

6.6. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, license, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as may be required by the Credit Agreement and otherwise as required by Section 6.5 above, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise of any rights hereunder other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of such Secured Party. If any notice of a proposed sale or other disposition of Collateral is required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7. Registration Rights.

(a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the reasonable opinion of the Administrative Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold,

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registered under the provisions of the Securities Act, the relevant Grantor will use its commercially reasonable efforts to cause the Issuer thereof to (i) execute and deliver, and use its commercially reasonable efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent, necessary or reasonably advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use its commercially reasonable efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that the Secured Parties may seek to have each and every covenant contained in this Section 6.7 be specifically enforced against such Grantor, and to the fullest extent permitted by applicable law, such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

6.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

6.9. NSULC Shares. Notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other related security document, the Issuers set forth in Schedule 2 are the sole registered and beneficial owners of all shares of any NSULC pledged hereunder (the “Pledged NSULC Shares”) and none of the rights and remedies granted to the Administrative Agent herein in respect of the Pledged NSULC Shares (other than the grant of the security interest) shall be

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exercisable or otherwise vest in the Administrative Agent or any other Secured Party and the applicable Grantor shall remain the legal and beneficial owner of the Pledged NSULC Shares and shall retain all of the incidents of such ownership until (i) an Event of Default has occurred, and (ii) the Administrative Agent has given written notice to the applicable Grantor of such Event of Default and its intention to exercise such rights and remedies in respect of the Pledged NSULC Shares. Nothing herein shall be construed to subject the Administrative Agent or any other Secured Party to liability as a member or owner of shares of a NSULC.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable of such Grantor or with respect to any other Collateral of such Grantor and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable of such Grantor or with respect to any other Collateral of such Grantor whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices

27

and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) subject to any permitted licenses and reserved rights permitted under the Loan Documents, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

The Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default has occurred and is continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply with, or cause performance or compliance with, such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to each Grantor until all security interests created hereby with respect to the Collateral of such Grantor are released.

7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Parties to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be

28

responsible to any Grantor for any act or failure to act hereunder, except, in the case of the Administrative Agent only in respect of its own gross negligence or willful misconduct, to the extent required by applicable law (subject to Section 11.12(e) of the Credit Agreement and other applicable provisions of the Loan Documents).

7.3. Financing Statements. Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Administrative Agent may determine, in its reasonable discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Administrative Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including describing such property as “all assets” or “all personal property” and may (but need not) add thereto “whether now owned or hereafter acquired.” Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4. Authority, Immunities and Indemnities of Administrative Agent. Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and that the Administrative Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Administrative Agent, including Article X thereof, as fully as if such Secured Party were a Lender. The Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or to such other address as such Guarantor may notify the Administrative Agent in writing.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder

29

on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay, or reimburse each Secured Party for, all its reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the reasonable fees and disbursements of counsel to the Administrative Agent and counsel to the Lenders.

(b) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses (other than lost profits), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement on the terms set forth in Section 11.5 of the Credit Agreement; provided, that each such Guarantor shall have no obligations hereunder to any Secured Party with respect to such liabilities, obligations, losses (other than lost profits), damages, penalties, actions, judgments or suits to the extent they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Secured Party or any of its Related Persons.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and, unless so consented to, each such assignment, transfer or delegation by any Grantor shall be void.

8.6. Set-Off. Each Grantor hereby irrevocably authorizes each Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to such Agent or such Lender hereunder and claims of every nature and description of such Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement or any other Loan Document, as such Agent or such Lender may elect, whether or not any Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Agent or each Lender shall notify such Grantor promptly of any such set-off and the application made by such Agent or

30

such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Agent or such Lender may have.

8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.12. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

31

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13. Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1.

8.15. Releases.

(a) At such time as (i) the Loans, the Reimbursement Obligations and all other Obligations (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made, Borrower Hedge Agreement Obligations and Borrower Cash Management Arrangement Obligations) have been paid in full and all commitments to extend credit under the Loan Documents have terminated, and (ii) except as otherwise agreed by the affected Qualified Counterparties, the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been (A) paid in full, (B) secured by the most senior liens upon the most extensive collateral securing any secured Indebtedness of each Grantor which provided a source of funding for repayment of any portion of the Loans outstanding at the time the Loans were paid in full, equally and ratably with such Indebtedness (whether or not other obligations are also secured equally and ratably with such liens or by junior liens upon such collateral), if (1) the agreement governing such Indebtedness provides the affected Qualified Counterparties with equivalent rights to those set forth in this Agreement as to the release or subordination of such senior liens and (2) the affected Qualified Counterparties are reasonably satisfied that the Moody’s and S&P debt ratings applicable to such Indebtedness are not lower than the debt ratings then most recently applicable to the Facilities, or (C) secured by any other collateral arrangement satisfactory to the Qualified Counterparty in its reasonable discretion, the Collateral shall immediately and automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents (in form and substance reasonably satisfactory to such Grantor and the Administrative Agent) as such Grantor may reasonably request to evidence such termination.

32

(b) If any of the Collateral is sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Lien created pursuant to this Agreement in such Collateral shall be immediately and automatically released, and the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of such Collateral (not including Proceeds thereof) from the security interests created hereby. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16. WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17. Effectiveness of Obligations. The covenants, agreements and other obligations hereunder of the Company will become effective concurrently with (but not prior to) the effectiveness of the Merger pursuant to the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware (which the parties hereto intend to occur substantially concurrently with the funding of the Initial Term Loans under the Credit Agreement), and thereupon such covenants, agreements and other obligations shall become fully effective and operative without any further grant, act, confirmation or consent by the Company.

33

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

KAR HOLDINGS, INC.

By:
Name: Title:

KAR HOLDINGS II, LLC

By:
Name: Title:

ADESA, INC.

By:
Name: Title:

INSURANCE AUTO AUCTIONS, INC.

By:
Name: Title:

GRANTORS: ADESA CORPORATION, LLC

By:
Name: Title:

A.D.E. OF ARK-LA-TEX, INC.

By:
Name: Title:

A.D.E. OF KNOXVILLE, LLC

By:
Name: Title:

ADESA ARK-LA-TEX, LLC

By:
Name: Title:

ADESA ARKANSAS, LLC

By:
Name: Title:

ADESA ATLANTA, LLC

By:
Name: Title:

ADESA BIRMINGHAM, LLC

By:
Name: Title:

ADESA CALIFORNIA, LLC

By:
Name: Title:

ADESA CHARLOTTE, LLC

By:
Name: Title:

ADESA COLORADO, LLC

By:
Name: Title:

ADESA DES MOINES, LLC

By:
Name: Title:

ADESA FLORIDA, LLC

By:
Name: Title:

ADESA IMPACT TEXAS, LLC

By:
Name: Title:

ADESA INDIANAPOLIS, LLC

By:
Name: Title:

ADESA LANSING, LLC

By:
Name: Title:

ADESA LEXINGTON, LLC

By:
Name: Title:

ADESA MISSOURI, LLC

By:
Name: Title:

ADESA NEW JERSEY, LLC

By:
Name: Title:

ADESA NEW YORK, LLC

By:
Name: Title:

ADESA OHIO, LLC

By:
Name: Title:

ADESA OKLAHOMA, LLC

By:
Name: Title:

ADESA PENNSYLVANIA, INC.

By:
Name: Title:

ADESA PHOENIX, LLC

By:
Name: Title:

ADESA PROPERTIES CANADA, INC.

By:
Name: Title:

ADESA SAN DIEGO, LLC

By:
Name: Title:

ADESA-SOUTH FLORIDA, LLC

By:
Name: Title:

ADESA SOUTHERN INDIANA, LLC

By:
Name: Title:

ADESA TEXAS, INC.

By:
Name: Title:

ADESA VIRGINIA, LLC

By:
Name: Title:

ADESA WASHINGTON, LLC

By:
Name: Title:

ADESA WISCONSIN, LLC

By:
Name: Title:

ASSET HOLDINGS III, L.P.

By:
Name: Title:

AUTO BANC CORPORATION

By:
Name: Title:

AUTO DEALERS EXCHANGE OF CONCORD, LLC

By:
Name: Title:

AUTO DEALERS EXCHANGE OF MEMPHIS, LLC

By:
Name: Title:

AUTOMOTIVE FINANCE CORPORATION

By:
Name: Title:

AUTOMOTIVE RECOVERY SERVICES, INC.

By:
Name: Title:

AUTOVIN, INC.

By:
Name: Title:

IRT RECEIVABLES CORP.

By:
Name: Title:

PAR, INC.

By:
Name: Title:

AFC CAL, LLC

By:
Name: Title:

AFC OF MINNESOTA CORPORATION

By:
Name: Title:

AFC OF TN, LLC

By:
Name: Title:

AXLE HOLDINGS, INC.

By:
Name: Title:

INSURANCE AUTO AUCTIONS CORP.

By:
Name: Title:

IAA SERVICES, INC.

By:
Name: Title:

IAA ACQUISITION CORP.

By:
Name: Title:

AUTO DISPOSAL SYSTEMS, INC.

By:
Name: Title:

ADS PRIORITY TRANSPORTS, LTD.

By:
Name: Title:

ADS ASHLAND, LLC

By:
Name: Title:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:
Name: Title:

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

EXACT LEGAL NAME; LOCATION OF JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE

Exact Legal Name of Grantor	Jurisdiction of Organization	Location of Chief Executive Office

Schedule 4

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]*

Copyright, Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock**

Other Actions

[Describe other actions to be taken]

*	Note that perfection of security interests in patents and trademarks may require filings under the UCC in the jurisdictions where filings would be made for general intangibles, as well as filings in the United States Copyright Office and the United States Patent & Trademark Office.
**	If the interest of a Grantor in Pledged Stock appears on the books of a financial intermediary, a control agreement as described in Section 8-106 of the New York UCC may be required by the Administrative Agent.

Schedule 5

LOCATIONS OF INVENTORY AND EQUIPMENT

Grantor	Locations

Schedule 6

INTELLECTUAL PROPERTY

I.	Copyrights and Copyright Licenses:

II.	Patents and Patent Licenses:

III.	Trademarks and Trademark Licenses:

Schedule 7

COMMERCIAL TORT CLAIMS

Annex I

to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of [                    , 200   ], made by [                    ], a [            ] corporation (the “Additional Grantor”), in favor of Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

RECITALS

A. KAR HOLDINGS, INC., KAR HOLDINGS II, LLC, the Lenders, other agents party thereto and the Administrative Agent have entered into that certain Credit Agreement, dated as of April 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

B. In connection with the Credit Agreement, KAR HOLDINGS, INC., KAR HOLDINGS II, LLC, and certain of their Affiliates (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of April 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

C. The Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

D. The Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement.

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly guarantees the Borrower Obligations (as defined in the Guarantee and Collateral Agreement) as set forth in Section 2 thereof, grants the Administrative Agent, for the benefit of the Secured Parties, a security interest in its property as set forth in Section 3 thereof, and assumes all other obligations and liabilities of a Grantor set forth therein. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [            ]* to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement, as they relate to such Additional Grantor, is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

*	Refer to each Schedule which needs to be supplemented.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF SECTIONS 8.1, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.12, 8.13 AND 8.16 OF THE GUARANTEE AND COLLATERAL AGREEMENT SHALL APPLY WITH LIKE EFFECT TO THIS ASSUMPTION AGREEMENT, AS FULLY AS IF SET FORTH AT LENGTH HEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name: Title:

Annex II

to

Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of [                    , 20     ] (the “Agreement”), made by the Grantors parties thereto for the benefit of Bear Stearns Corporate Lending Inc., as Administrative Agent. The undersigned agrees for the benefit of the Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) of the Agreement.

3. The terms of Sections 6.3(a) and 6.7 of the Agreement shall apply to it with respect to all actions that may be required of it pursuant to Section 6.3(a) or 6.7 of the Agreement.

[NAME OF ISSUER]

By

Title

Address for Notices:

Fax:

Annex III

to

Guarantee and Collateral Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

[See attached.]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 7.2(a) of the Credit Agreement, dated as of April 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KAR Holdings, Inc., a Delaware corporation (the “Borrower”), KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined. The undersigned, in his capacity as an officer of the Borrower, and not in his individual capacity, certifies as follows:

1. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 8.1(a) and 8.7 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate on behalf of the Borrower this 20th day of April, 2007.

KAR HOLDINGS, INC.

By:
Title:

Attachment 1 to Exhibit B

[FINANCIAL STATEMENTS]

Attachment 2 to Exhibit B

The information described herein is as of [                , 20        ],

and pertains to the period from [                    , 20        ] to [                    , 20        ].

1.	Consolidated Senior Secured Leverage Ratio (Section 8.1(a))

The ratio of
	(i) Consolidated Total Debt as of such day (except the portion thereof consisting of the Unsecured Notes and any other Indebtedness not secured by a Lien on any Property of any Group Member)	$

To
	(ii) Consolidated EBITDA for such period	$

Ratio:

(must not be greater than [see appropriate ratio in Section 8.1(a)])

2.	Capital Expenditures (Section 8.7)

	Total Capital Expenditures of the Borrower and its Subsidiaries from [ ] to [ ]:	$

	(must not be greater than [see aggregate amount in Section 8.7])[1]	$

[1]

Note that (i) up to 100% of any amount permitted but not expended in any fiscal year may be carried over for expenditure in the next succeeding fiscal year (it being understood that no portion of such carried over amount for any fiscal year may be used until the entire initial amount of permitted Capital Expenditures for the current fiscal year has been used for Capital Expenditures), (ii) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount will not be subject to the foregoing restriction and (iii) Capital Expenditures made from and counted against Available Retained ECF will not be subject to the foregoing restriction if Available Retained ECF would be a positive number if Available Retained ECF is reduced by the amount of such Capital Expenditures.

CALCULATIONS

1.	CONSOLIDATED TOTAL DEBT	$

2.	CONSOLIDATED EBITDA	$

EXHIBIT C

FORM OF CLOSING CERTIFICATE OF THE GUARANTORS

Pursuant to subsection 6.1(e) of the Credit Agreement dated as of April 20, 2007 (the “Credit Agreement”; terms defined therein being used herein as therein defined), by and among KAR Holdings, Inc., a Delaware corporation (the “Borrower”), KAR Holdings II, LLC, a Delaware limited liability company (“Holdings”), the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF COMPANY] (the “Company”) in his capacity as such and not in his individual capacity, hereby certifies on behalf of the Company as follows:

                                 is the duly elected and qualified Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date set forth below.

Name: Title:

Date: [ ], 2007

THE UNDERSIGNED SECRETARY OF THE COMPANY CERTIFIES AS FOLLOWS:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

2. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

3. Attached hereto as Annex 2 is a true and complete copy of the by-laws of the Company as in effect on the date hereof.

4. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

5. Attached hereto as Annex 4 is a certificate of good standing of the Company issued by the Secretary of State of the State of [            ], dated as of a recent date hereof.

6. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date set forth below.

Name: Title: Secretary

Date: [ ], 2007

Annex 1 to Closing Certificate

BOARD RESOLUTIONS

SEE ATTACHED.

Annex 2 to Closing Certificate

BY-LAWS

See attached.

Annex 3 to Closing Certificate

[ARTICLES][CERTIFICATE] OF INCORPORATION

See attached.

Annex 4 to Closing Certificate

CERTIFICATE OF GOOD STANDING

See attached.

EXHIBIT D

FORM OF

MORTGAGE

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING FOR COMMERCIAL PURPOSES

by

[                                                         ]

as Mortgagor

to

BEAR STEARNS CORPORATE LENDING INC.

as Mortgagee

Dated as of:                         , 2007

Property Address:

[                        ]

THIS INSTRUMENT WAS PREPARED BY AND

RECORD AND RETURN TO:

DARA DENBERG

LATHAM & WATKINS LLP

885 THIRD AVENUE, SUITE 1000

NEW YORK, NY 10022

TABLE OF CONTENTS

1. DEFINITIONS	1

2. WARRANTIES, REPRESENTATIONS AND COVENANTS	3
2.1 Title to Mortgaged Property and Lien of this Instrument	3
2.2 First Lien Status	3
2.3 Payment and Performance	3
2.4 Replacement of Fixtures and Personalty	3
2.5 Maintenance of Rights of Way, Easements and Licenses	3
2.6 Inspection	3
2.7 Other Covenants	3
2.8 Condemnation Awards and Insurance Proceeds.	3
2.9 Transfer or Encumbrance of the Mortgaged Property	4

3. DEFAULT AND FORECLOSURE	4
3.1 Remedies	4
3.2 Separate Sales	5
3.3 Remedies Cumulative, Concurrent and Nonexclusive	5
3.4 Release of and Resort to Collateral	5
3.5 Waiver of Redemption, Notice and Marshalling of Assets	5
3.6 Discontinuance of Proceedings	6
3.7 Application of Proceeds	6
3.8 Occupancy After Foreclosure	6
3.9 Protective Advances and Disbursements; Costs of Enforcement.	6
3.10 No Mortgagee in Possession	7

4. ASSIGNMENT OF RENTS AND LEASES	7
4.1 Assignment	7
4.2 No Obligation	7
4.3 Right to Apply Rents	7
4.4 No Merger of Estates	8

5. SECURITY AGREEMENT	8
5.1 Security Interest	8
5.2 Financing Statements	8
5.3 Fixture Filing	8

6. MISCELLANEOUS	8
6.1 Notices	8
6.2 Covenants Running with the Land	8
6.3 Attorney-in-Fact	8
6.4 Successors and Assigns	9
6.5 No Waiver	9
6.6 Subrogation	9
6.7 Credit Agreement	9
6.8 Release	9
6.9 Waiver of Stay, Moratorium and Similar Rights	9

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6.10 Obligations of Mortgagor, Joint and Several	9
6.11 Governing Law	10
6.12 Headings	10
6.13 Entire Agreement	10

Exhibit A: legal description

INDEX OF DEFINED TERMS

Covenants	1
Credit Agreement	1
Fixtures	1
Hedging Agreements	1
Improvements	1
Land	1
Leases	2
Loan Documents	1
Mortgage	1
Mortgaged Property	1

Mortgagee	1
Mortgagor	1
Obligations	2
Permitted Liens	2
Personalty	2
Plans	2
Property Agreements	2
Rents	2
UCC	3

ii

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING FOR COMMERCIAL

PURPOSES

This Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing for Commercial Purposes (this “Mortgage”) is executed as of                             , 2007, by and from [                            ], a                              (“Mortgagor”), whose address is                                         , to BEAR STEARNS CORPORATE LENDING, INC., (“Mortgagee”), a Delaware corporation, as Administrative Agent for the Lenders under the Credit Agreement more fully described below, whose address is 383 Madison Avenue, New York, New York 10179.

SECTION 9. DEFINITIONS

Capitalized terms used herein but not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement. As used herein, the following terms shall have the following meanings:

“Covenants”: All of the agreements, covenants, conditions, warranties, representations and other obligations made or undertaken by Mortgagor or any other person or entity to Mortgagee or others, as set forth in the Loan Documents.

“Loan Documents”: The (1) Credit Agreement dated as of                                 , 2007 among KAR Holdings II, LLC, as Holdings, and KAR Holdings, Inc., as borrower; the Lenders from time to time party thereto; Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers; Bear, Stearns & Co. Inc, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners; UBS Securities LLC., as syndication agent; Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents; and Bear Stearns Corporate Lending Inc., as administrative agent (the “Credit Agreement”), (2) the Security Documents, and the Notes, each as defined in the Credit Agreement, (3) this Mortgage, (4) all other documents now or hereafter executed by Mortgagor or any other person or entity to evidence or secure the payment and performance of the Obligations, (5) all modifications, restatements, consolidations, extensions, renewals and replacements of any of the foregoing, and (6) any Specified Hedge Agreement (the “Hedging Agreements”).

“Mortgaged Property”: All of Mortgagor’s right, title and interest in or to (1) the real property described in Exhibit A, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), (2) buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Land (the “Improvements”), (3) fixtures, materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and all water, gas, electrical, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (4) all goods, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Land and Improvements or that may be used in or relating to the planning, development, financing or operation of the Mortgaged Property, including, without limitation, furniture, furnishings, equipment, machinery, money, insurance proceeds, accounts, contract rights, goodwill, chattel paper, documents, property licenses and/or franchise agreements, rights of Mortgagor under leases of Fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Mortgagor with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs, but, in each case, only to the extent assignable (collectively, the “Personalty”), (5) reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property, (6) plans, specifications, shop drawings and other technical descriptions prepared for construction, repair or alteration of the Improvements, and all amendments and modifications thereof (the “Plans”), (7) all leases, subleases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant a possessory interest in, or the right to use, all or any part of the Mortgaged Property (the “Leases”), together with all related security and other deposits, (8) all of the rents, revenues, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases other than Mortgagor for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (9) to the extent assignable, all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, permits, licenses, certificates and entitlements in any way relating to the development, construction, use, occupancy, operation, maintenance, enjoyment, acquisition or ownership of the Mortgaged Property (the “Property Agreements”), (10) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, and all right, title and interest, if any, of Mortgagor in and to any streets, ways, alleys, strips or gores of land adjoining the Land or any part thereof, (11) accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (12) insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor, (13) all mineral, water, oil and gas rights now or hereafter acquired and relating to all or any part of the Mortgaged Property and (14) any awards, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty. As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Obligations”: As defined in the Credit Agreement, as well as all obligations arising under the Guarantee and Collateral Agreement (as defined in the Credit Agreement) and including, without limitation, any Incremental Term Loan (as defined in the Credit Agreement) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee under documents that recite that they are intended to be secured by this Mortgage.

“Permitted Liens”: The outstanding liens, easements, restrictions, security interests and other exceptions to title set forth in the policy of title insurance insuring the lien of this Mortgage issued on the date hereof, together with the liens and security interests in favor of Mortgagee created or permitted by the Loan Documents and/or Section 8.3 of the Credit Agreement.

“UCC”: The Uniform Commercial Code of the State of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

GRANT. To secure the full and timely payment and performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, SELLS, TRANSFERS, ASSIGNS and

2

HYPOTHECATES and CONVEYS the Mortgaged Property to Mortgagee, subject, however, to the Permitted Liens. The maturity date of the secured debt is                                 , 2013.

SECTION 10. WARRANTIES, REPRESENTATIONS AND COVENANTS. Mortgagor warrants, represents and covenants to Mortgagee as follows:

10.1. Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens. This Mortgage creates a valid, enforceable first priority lien and security interest against the Mortgaged Property, except for the Permitted Liens.

10.2. First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Loan Documents. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee to the extent required by the Credit Agreement).

10.3. Payment and Performance. Mortgagor shall pay and perform the Obligations when due under the Loan Documents to which it is a party and shall perform the Covenants under the Loan Documents to which it is a party in full when they are required to be performed.

10.4. Replacement of Fixtures and Personalty. Except as permitted by the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, not to be unreasonably withheld, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is immaterial or is obsolete.

10.5. Maintenance of Rights of Way, Easements and Licenses. Mortgagor shall maintain all rights of way, easements, grants, privileges, licenses, certificates, permits, entitlements and franchises necessary for the use of the Mortgaged Property and will not, without the prior consent of Mortgagee, not to be unreasonably withheld or delayed, consent to any public restriction (including any zoning ordinance) or private restriction as to the use of the Mortgaged Property which restriction is reasonably likely to materially and adversely effect the current use of the Mortgaged Property. Mortgagor shall comply in all material respects with all restrictive covenants affecting the Mortgaged Property, and all zoning ordinances and other public or private restrictions as to the use of the Mortgaged Property.

10.6. Inspection. Mortgagor shall permit Mortgagee, and Mortgagee’s respective agents, representatives and employees, to inspect the Mortgaged Property to the extent permitted in Section 7.6 of the Credit Agreement.

10.7. Other Covenants. All property-related covenants in the Credit Agreement are incorporated as though Mortgagor were the “Borrower” thereunder.

10.8. Condemnation Awards and Insurance Proceeds.

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(a) Condemnation Awards. Mortgagor assigns all awards and compensation for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquaintances therefor, subject to the terms of the Credit Agreement.

(b) Insurance Proceeds. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. Mortgagor authorizes and directs the issuer of each of such insurance policies to make payment for all such losses to Mortgagee, to be released by Mortgagee or applied in accordance with the terms of the Credit Agreement.

Notwithstanding the foregoing, Mortgagee shall make available to Mortgagor the foregoing awards, compensation and proceeds of condemnation and insurance, for the purpose of restoration and rebuilding the Mortgaged Property, to the same extent that Mortgagor or the borrowers would be entitled to retain Net Cash Proceeds in connection with a Recovery Event (as both of those terms are defined in the Credit Agreement), under the terms of the Credit Agreement.

10.9. Transfer or Encumbrance of the Mortgaged Property. Mortgagor shall not, except as and to the extent permitted in the Credit Agreement, sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer the Mortgaged Property or any part thereof, or permit the Mortgaged Property or any part thereof to be sold, conveyed, alienated, mortgaged, encumbered, pledged or otherwise transferred.

SECTION 11. DEFAULT AND FORECLOSURE

11.1. Remedies. During the occurrence and continuance of an Event of Default (as defined in the Credit Agreement), Mortgagee may, at Mortgagee’s election and by or through Mortgagee or otherwise, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. To the extent permitted by the Credit Agreement, declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. To the extent permitted by the Credit Agreement, enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of the Credit Agreement.

(d) Foreclosure and Sale. Institute proceedings for the complete judicial or, to the extent permitted by applicable law, non-judicial foreclosure of this Mortgage, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or

4

permitted under the UCC, Mortgagor agrees that ten (10) days prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee may be a purchaser at such sale and if Mortgagee is the highest bidder, may credit the portion of the purchase price that would be distributed to Mortgagee against the Obligations in lieu of paying cash.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of the Credit Agreement.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity and under the UCC (including an action for specific performance of any covenant contained in the Loan Documents, or a judgment on the Notes either before, during or after any proceeding to enforce this Mortgage).

11.2. Separate Sales. During the occurrence and continuance of an Event of Default, Mortgagee may sell the Mortgaged Property in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

11.3. Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Notes and the other Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

11.4. Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interests created in or evidenced by the Loan Documents or their stature as a first and prior lien and security interest in and to the remaining Mortgaged Property. For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

11.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting

5

the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or its actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

11.6. Discontinuance of Proceedings. If Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default that may then exist or the right of Mortgagee thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

11.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by the Credit Agreement or applicable law:

(a) to the payment of the costs and expenses actually incurred by Mortgagee in taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation: (1) Mortgagee’s and receiver’s reasonable fees and expenses, (2) court costs, (3) reasonable attorneys’ and accountants’ fees and expenses, (4) costs of advertisement, and (5) the payment of all ground rent, real estate taxes and assessments, except any taxes, assessments or other charges subject to which the Mortgaged Property shall have been sold;

(b) to the payment of all amounts (including interest), other than the unpaid principal balance of the Note and accrued but unpaid interest, which may be due to Mortgagee under the Loan Documents;

(c) to the payment of the Obligations and performance of the Covenants under the Loan Documents in such manner and order of preference as Mortgagee in its sole discretion may determine; and

(d) the balance, if any, to the payment of the persons legally entitled thereto.

11.8. Occupancy After Foreclosure. The purchaser at any foreclosure sale pursuant to Section 4.1.4 shall become the legal owner of the Mortgaged Property. All occupants of the Mortgaged Property shall, at the option of such purchaser, become tenants of the purchaser at the foreclosure sale and shall deliver possession thereof immediately to the purchaser upon demand. It shall not be necessary for the purchaser at said sale to bring any action for possession of the Mortgaged Property other than the statutory action of forcible detainer in any justice court having jurisdiction over the Mortgaged Property.

11.9. Protective Advances and Disbursements; Costs of Enforcement.

(a) If any Event of Default exists, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee under this Section, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the interest rate applicable to

6

overdue Reimbursement Obligations under Section 4.5(c) of the Credit Agreement, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

11.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

SECTION 12. ASSIGNMENT OF RENTS AND LEASES

12.1. Assignment. Mortgagor hereby grants to Mortgagee a present, absolute assignment of the Leases and Rents. While any Event of Default exists and is continuing, to the extent permitted by applicable law and subject to the terms of the Credit Agreement, Mortgagee shall be entitled to (a) notify any person that the Leases have been assigned to Mortgagee and that all Rents are to be paid directly to Mortgagee, whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Mortgaged Property; (b) settle, compromise, release, extend the time of payment of, and make allowances, adjustments and discounts of any Rents or other obligations under the Leases; (c) enforce payment of Rents and other rights under the Leases, prosecute any action or proceeding, and defend against any claim with respect to Rents and Leases; (d) enter upon, take possession of and operate the Mortgaged Property; (e) lease all or any part of the Mortgaged Property; and/or (f) perform any and all obligations of Mortgagor under the Leases and exercise any and all rights of Mortgagor therein contained to the full extent of Mortgagor’s rights and obligations thereunder, with or without the bringing of any action or the appointment of a receiver.

12.2. No Obligation. Notwithstanding Mortgagee’s rights hereunder, Mortgagee shall not be obligated to perform, and Mortgagee does not undertake to perform, any obligation, duty or liability with respect to the Leases or Rents on account of this Mortgage. Mortgagee shall have no responsibility on account of this Mortgage for the control, care, maintenance or repair of the Mortgaged Property, for any waste committed on the Mortgaged Property, for any dangerous or defective condition of the Mortgaged Property, or for any negligence in the management, upkeep, repair or control of the Mortgaged Property except to the extent any of the foregoing are caused by Mortgagee or its agents.

12.3. Right to Apply Rents. Subject to the terms of the Credit Agreement, Mortgagee shall have the right, but not the obligation, to use and apply any Rents received hereunder in such order and such manner as Mortgagee may determine, including, without limitation, for: (a) the payment of costs and expenses of enforcing or defending the terms of this Mortgage or the rights of Mortgagee hereunder, and collecting any Rents and (b) the payment of costs and expenses of the operation and maintenance of the Mortgaged Property.

7

12.4. No Merger of Estates. So long as any part of the Obligations and Covenants secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any lessee or any third party by purchase or otherwise.

SECTION 13. SECURITY AGREEMENT

13.1. Security Interest. This Mortgage constitutes a “Security Agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Plans, Leases, Rents and Property Agreements. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Plans, Leases, Rents and Property Agreements and all other Mortgaged Property that is personal property to secure the payment of the Obligations and performance of the Covenants under the Loan Documents (subject to the Permitted Liens) and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Plans, Leases, Rents and Property Agreement sent to Mortgagor at least ten days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

13.2. Financing Statements. Mortgagor shall execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.

13.3. Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property that is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

SECTION 14. MISCELLANEOUS

14.1. Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 11.2 of the Credit Agreement.

14.2. Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property (without in any way implying that Mortgagee has or will consent to any such conveyance or transfer of the Mortgaged Property). All persons or entities who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

14.3. Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any

8

notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Personalty, Fixtures, Plans and Property Agreements in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements and applications for registration necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists and is continuing, to perform any obligation of Mortgagor hereunder; however: (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the interest rate applicable to overdue Reimbursement Obligations under Section 4.5(c) of the Credit Agreement; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action that it is empowered to take under this Section.

14.4. Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

14.5. No Waiver. Any failure by Mortgagee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

14.6. Subrogation. To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Mortgagee shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Mortgagee.

14.7. Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

14.8. Release. Upon payment in full of the Obligations, the termination or expiration of all Commitments (as defined in the Credit Agreement), and provided that no Letter of Credit (as defined in the Credit Agreement) shall be outstanding, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or, at Mortgagor’s request (but at no cost to Mortgagee) assign this Mortgage to a Mortgagee designated by Mortgagor.

14.9. Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the indebtedness secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

14.10. Obligations of Mortgagor, Joint and Several. If more than one person or entity has executed this Mortgage as “Mortgagor,” the obligations of all such persons or entities hereunder shall be joint and several.

9

14.11. Governing Law. This Mortgage shall be governed by the laws of the State in which the Land is located.

14.12. Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

14.13. Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[INSERT STATE SPECIFIC PROVISIONS]

10

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

[                            ]

By:_____________________________

Name:___________________________

Title:____________________________

[STATE SPECIFIC NOTARY BLOCK]

EXHIBIT A

[Legal Description]

TO BE PROVIDED

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of April 20, 2007 (the “Credit Agreement”), by and among KAR Holdings, Inc., a Delaware corporation (the “Borrower”), KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes, if any, for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes, if any, for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 4.10(d) of the Credit Agreement.

5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 11.6 of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers below.

Consented To: KAR HOLDINGS, INC.

By:
Name:
Title:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:
Name:
Title:

SCHEDULE 1

TO ASSIGNMENT AND ASSUMPTION

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned
Commitment Percentage Assigned[1]

	$	. %

	[Name of Assignee]		[Name of Assignor]

By:		By:

Title:		Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of April 20, 2007 (the “Credit Agreement”) by and among KAR Holdings, Inc., a Delaware corporation (the “Borrower”), KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. [                    ] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 4.10(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

I.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

II.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)	the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

III.	The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

IV.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name: Title:

Date: [                    , 20     ]

EXHIBIT H-1

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[                    ]      New York, New York

[                          , 200    ]

FOR VALUE RECEIVED, the undersigned, KAR Holdings, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Lender”) or its registered successors and assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a) [                    ] DOLLARS ($[            ]), or, if less, (b) the aggregate unpaid principal amount of the Term Loan of the Lender outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute rebuttably presumptive evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement and other Loan Documents in respect of the Term Loan.

This Note (a) is one of the Notes evidencing the Term Loan under the Credit Agreement, dated as of April 20, 2007 (the “Credit Agreement”), by and among the Borrower, KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind under this Note to the fullest extent permitted under applicable law.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KAR HOLDINGS, INC.

By:
Name: Title:

Schedule A

to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H-2

FORM OF REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[                    ]     New York, New York

[                             , 200    ]

FOR VALUE RECEIVED, the undersigned, KAR Holdings, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [            ] (the “Lender”) or its registered successors and assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [            ] DOLLARS ($[            ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute rebuttably presumptive evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement and other Loan Documents in respect of any Revolving Loan.

This Note (a) is one of the Notes evidencing the Revolving Loans under the Credit Agreement, dated as of April 20, 2007 (the “Credit Agreement”) by and among the Borrower, KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind under this Note to the fullest extent permitted under applicable law.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KAR HOLDINGS, INC.

By:_______________________________

Name:

Title:

Schedule A

to Revolving Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Revolving Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H-3

FORM OF SWINGLINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[                    ]

New York, New York

[                , 200     ]

FOR VALUE RECEIVED, the undersigned, KAR Holdings, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to Bear Stearns Corporate Lending Inc. (the “Swingline Lender”) or its registered successors and assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [            ] DOLLARS ($[            ]), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to Section 3.4 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the dates specified in Section 4.5 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute rebuttably presumptive evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement and other Loan Documents in respect of any Swingline Loan.

This Note (a) is the Note evidencing the Swingline Loan under the Credit Agreement, dated as of April 20, 2007 (the “Credit Agreement”) by and among the Borrower, KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind under this Note to the fullest extent permitted under applicable law.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KAR HOLDINGS, INC.

By:
Name: Title:

Schedule A

to Swingline Note

LOANS AND REPAYMENTS OF SWINGLINE LOANS

Date	Amount of Swingline Loans	Amount of Principal of Swingline Loans Repaid	Unpaid Principal Balance of Swingline Loans	Notation Made By

EXHIBIT I

FORM OF ADDENDUM

Reference is made to the Credit Agreement, dated as of April 20, 2007 (the “Credit Agreement”) by and among KAR Holdings, Inc., a Delaware corporation, as borrower, KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Upon execution and delivery of this Addendum by the undersigned as provided in Section 6.1(a) or Section 11.17 of the Credit Agreement, the undersigned (i) hereby becomes a Lender thereunder having the Commitments set forth in Schedule 1 hereto and (ii) agrees to all of the provisions of the Credit Agreement, effective as of [                    , 20     ].

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Addendum to be duly executed and delivered by its proper and duly authorized officers as of this [        ] day of [                    , 200    ].

[NAME OF LENDER]

By:
Name: Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:

Notice Address:

Attention:

Telephone:

Facsimile:

2.	Revolving Commitment:

3.	Term Commitment:

EXHIBIT J

FORM OF

SOLVENCY CERTIFICATE

I, [            ], the Chief Financial Officer of KAR Holdings, Inc., a Delaware corporation (the “Company”), hereby certify, in my capacity as such and not in my individual capacity, that I am the Chief Financial Officer of the Company and that I am familiar with the properties, businesses, assets, finances and operations of the Company and its Subsidiaries (collectively, the “Loan Parties”) and I am duly authorized to execute this certificate on behalf of the Company pursuant to Section 6.1(h) of the Credit Agreement dated as of April 20, 2007 (the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) by and among KAR Holdings, Inc., a Delaware corporation, as borrower, KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”).

I further certify, in my capacity as the Chief Financial Officer of the Company and not in my individual capacity, that I am generally familiar with the properties, business and assets of the Loan Parties and have reviewed the Loan Documents and the contents of this solvency certificate (“Solvency Certificate”) and, in connection herewith, have reviewed such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. As used herein, “identified contingent liabilities” means the collective reference to (i) any contingent liabilities that would be recorded in accordance with GAAP, and (ii) the maximum reasonably estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, environmental conditions, uninsured risks and other contingent liabilities, as identified and explained in terms of their nature and estimated magnitude by Responsible Officers of the Company or that have been identified as such by Responsible Officers of the Company.

1. I do hereby further certify, in my capacity as the Chief Financial Officer of the Company and not in my individual capacity, that, as of the date hereof:

(a) After giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the Loan Parties, taken as a whole, are able to pay their debts and other liabilities (including identified contingent liabilities) as they mature;

(b) After giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the property of the Company, individually, and the Loan Parties, taken as a whole, is greater than the total amount of liabilities (including identified contingent liabilities), of the Loan Parties, taken as a whole, respectively;

(c) After giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the tangible and intangible assets of the Loan Parties, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Loan Parties, taken as a whole, on their debts as they become absolute and matured;

(d) The Loan Parties do not intend to and do not believe that they will incur debts or liabilities (including identified contingent liabilities) that will be beyond their ability to pay such debts and liabilities as they mature; and

(e) After giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the Loan Parties are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which its property would constitute what I believe to be unreasonably small capital;

2. In making the certifications set forth above, I have:

(a) considered the consolidated financial statements (the “Financial Statements”) delivered to the Administrative Agent as a representative for the Lenders pursuant to Section 6.1(c) of the Credit Agreement;

(b) considered the values of the Loan Parties’ real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, licenses, leases and all other property of such parties, real and personal, tangible and intangible;

(c) consulted with officers of the Loan Parties concerning, among other matters, pending and threatened litigation, uninsured risks, guaranties of obligations of any other Person and other contingent obligations and have, using my best judgment, also taken into account the maximum realistic exposure of each Loan Party to liabilities which would not be included in reserves otherwise reflected on the Financial Statements; and

(d) made such other investigations and inquiries as I have, to the best of my experience, deemed appropriate and have taken into account the nature of the particular business anticipated to be conducted by the Loan Parties after consummation of the transactions referred to above.

Furthermore, in making the certifications set forth above, I do not hold myself out as an expert on, and have not in connection with this Solvency Certificate engaged the services of any expert on asset valuation or appraisal, and any statements made herein as to the value of the assets are made to the best of my knowledge without having made any special investigation with respect thereto. This Solvency Certificate is being executed and delivered by me in my capacity as an officer of the Company and no personal liability will attach to me in connection with the execution and delivery of this Solvency Certificate.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this Solvency Certificate as of the date first written above.

KAR HOLDINGS, INC.

By:
Name: Title: Chief Financial Officer

EXHIBIT K

FORM OF CLOSING CERTIFICATE

Pursuant to subsection 6.1(b) of the Credit Agreement dated as of April 20, 2007 (the “Credit Agreement”; terms defined therein being used herein as therein defined), by and among KAR Holdings, Inc., a Delaware corporation (the “Company”), KAR Holdings II, LLC, a Delaware limited liability company, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, Bear, Stearns & Co. Inc. and UBS Securities LLC, as joint lead arrangers, UBS Securities LLC, as syndication agent, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as co-documentation agents, Bear, Stearns & Co. Inc., UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint bookrunners and Bear Stearns Corporate Lending Inc., as administrative agent, the undersigned [Responsible Officer] of Company in his capacity as such and not in his individual capacity, hereby certifies on behalf of the Company as follows:

1. The representations and warranties of the Company and its Subsidiaries set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.1

2. [Name of Secretary] is the duly elected and qualified Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

4. The documents required to be delivered as conditions precedent pursuant to Section 6.1 of the Credit Agreement have been delivered except to the extent that the requirement to deliver any such document has been waived by the Administrative Agent and/or the Lenders. Notwithstanding the preceding sentence, we make no certification as to the satisfaction of the Administrative Agent or the Lenders as relates to any condition precedent set forth in Section 6.1.

5. On the Closing Date substantially concurrently with the funding of the Loans (i) the Company received proceeds of the Equity Contributions (including, as a contribution to its capital, (A) all of the issued and outstanding Capital Stock of Axle Holdings, Inc., which is the sole beneficial owner and holder of all issued and outstanding capital stock of IAAI and (B) $790,000,000 in cash and rollover equity), (ii) the Company shall have issued an aggregate amount of $1,100,000,000 in senior unsecured notes and senior subordinated notes and received the proceeds of such sale, net of underwriting discount,

[1]	Note that the only representations and warranties relating to ADESA, Inc. and its Subsidiaries which shall be made on the Closing Date shall be (A) such of the representations and warranties made by ADESA, Inc. in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings and the Borrower have the right to terminate their respective obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement and (B) the representations and warranties set forth in Sections 5.3, 5.4, 5.5, 5.11, 5.14, 5.19 and 5.23 of the Credit Agreement.

(iii) such cash proceeds and funds were remitted to an account designated by the Administrative Agent for application, together with the proceeds of Loans made on the Closing Date, to fund payment of merger consideration in the Merger, repayment of Existing Indebtedness (including (a) the termination of two loan agreements evidencing the existing ADESA and IAAI credit facilities and concurrent repayment of all obligations outstanding thereunder and release of all liens and security interests securing those credit facilities and (b) the purchase and retirement of $274,890,000 in outstanding ADESA and IAAI notes purchased through the debt tender conducted prior to Closing Date) and payment of Transactions Costs, and (iv) concurrently with or forthwith upon such funding, a certificate of merger to complete the Merger was filed with the Secretary of State of Delaware

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date set forth below.

By:
Name:
Title: [Responsible Officer]

Date: [ ], 2007

The undersigned Secretary of the Company certifies as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

2. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

3. Attached hereto as Annex 2 is a true and complete copy of the by-laws of the Company as in effect on the date hereof.

4. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

5. Attached hereto as Annex 4 is a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware, dated as of a recent date hereof.

6. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name: Title: Secretary

Annex 1 to Closing Certificate

BOARD RESOLUTIONS

See attached.

Annex 2 to Closing Certificate

BY-LAWS

See attached.

Annex 3 to Closing Certificate

CERTIFICATE OF INCORPORATION

See attached.

Annex 4 to Closing Certificate

CERTIFICATE OF GOOD STANDING

See attached.